Filed Pursuant to Rule 434 (B)(3)
                         Commission File No. 333-126945

                                   PROSPECTUS

                                 October 4, 2006


                        STATSURE DIAGNOSTIC SYSTEMS, INC.


                        7,955,539 SHARES OF COMMON STOCK

The prospectus relates to the resale by certain selling stockholders of StatSure Diagnostic Systems, Inc. of up to 7,955,539 shares of our common stock.

Our common stock is traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol "SSUR". On October 3, 2006, the last reported sales price per share of our common stock was $1.01.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE VARIOUS RISK FACTORS DESCRIBED BEGINNING ON PAGE 3 BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is October 4, 2006.

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                                TABLE OF CONTENTS

                                                                     PAGE NUMBER

PROSPECTUS SUMMARY INFORMATION                                                 1
RECENT DEVELOPMENTS                                                            2
RISK FACTORS                                                                   3
USE OF PROCEEDS                                                               12
SELLING SECURITY HOLDERS                                                      12
PLAN OF DISTRIBUTION                                                          14
LEGAL PROCEEDINGS                                                             16
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS                  17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT                19
DESCRIPTION OF SECURITIES                                                     21
DESCRIPTION OF BUSINESS                                                       22
MANAGEMENT'S DISCUSSION AND ANALYSIS                                          30
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                38
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS                      39
EXECUTIVE COMPENSATION                                                        40
FINANCIAL STATEMENTS                                                          41
AVAILABLE INFORMATION                                                         42
LEGAL MATTERS                                                                 42
EXPERTS                                                                       42

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You should rely only on the information contained in this prospectus. We have not, and the selling security holders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling security holders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. As used in this prospectus, the terms "we", "us", "our", and "the Company" mean StatSure Diagnostic Systems, Inc. and its subsidiary unless otherwise indicated.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements including the notes thereto, appearing elsewhere in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision.

Our Business

StatSure Diagnostic Systems, Inc., a Delaware corporation (the "Company"), is primarily engaged in the development, and marketing of oral fluid collection devices for the drugs of abuse market and rapid immunoassays for use in the detection of infectious diseases. The Company believes that its patented platform for rapid testing for infectious diseases offers significant advantages over the existing products, including ease-of-use, lower costs, and significantly reduced risk of infection from collecting and handling specimens. In the oral fluid collection market, the Company's platform provides a patented internal quality control that indicates sufficient volume of the oral fluid.

The Company was incorporated in California in 1986 as E&J Systems, Inc. In January 1992, the Company merged into a Delaware corporation and changed its name to Saliva Diagnostic Systems, Inc. The Company completed an initial public offering of its common stock in March 1993. In January 2006, the Company changed its name to StatSure Diagnostic Systems, Inc.

The Company's principal executive offices are located at One Clarks Hill Rd., Framingham, MA 01702

Number of Shares Outstanding

There were 36,717,510 shares of our common stock issued and outstanding as at August 31, 2006.

Summary of Financial Data

The summarized financial data presented below is derived from and should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2005 and the unaudited consolidated financial statements for the quarter ended June 30, 2006, including the notes to those financial statements which are included elsewhere in this prospectus, along with the section entitled "MANAGEMENT'S DISCUSSION AND ANALYISIS", beginning on page 30.

                                        For the three-months        For the
                                                ended           twelve-months
                                            June 30, 2006            ended
                                             (unaudited)       December 31, 2005
                                             -----------         -----------
Revenue                                          231,007             755,578
Net Loss for the Period                       (7,025,272)         (4,868,854)
Loss Per Share - basic and diluted                 (0.20)              (0.15)

                                                As at
                                            June 30, 2006           As at
                                             (unaudited)       December 31, 2005
                                             -----------         -----------
Working Capital (Deficiency)                     124,239          (2,199,609)
Total Assets                                   2,300,604           1,271,574
Total Number of Issued Common Stock           36,717,510          31,769,491
Deficit                                      (56,352,197)        (48,639,143)
                                             -----------         -----------
Total Shareholders' Deficit                   (9,399,301)         (3,080,205)
                                             -----------         -----------

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Form SB-2 contains forward-looking statements. For this purpose, any statements contained in this Form SB-2 that are not statements of historical fact may be deemed to be forward-looking statements. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may," "will," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential," or "continue" or the negative of these similar terms. In evaluating these forward-looking statements, you should consider various factors, including those listed below under the heading "Risk Factors". The Company's actual results may differ significantly from the results projected in the forward-looking statements. The Company assumes no obligation to update forward-looking statements.

                               RECENT DEVELOPMENTS

On July 31, 2006, the Company signed a term sheet with Inverness Medical Innovations, Inc. (AMEX:IMA) to develop and market the Company's consumer diagnostic products for HIV. The parties have contracted to enter into a definitive agreement to cooperate in the Company's completion of the clinical studies of its rapid test HIV products, with Inverness being appointed the Company's exclusive, worldwide licensee in the rapid testing product consumer markets, and appointed a non-exclusive license to market the Company's HIV barrel product to professional markets. While the Company intends to enter into such definitive development and marketing agreement with Inverness Medical Invvovations by September 15, 2006, there can be no assurance that such agreement will ultimately be concluded or be concluded in a timely manner, or that any development or marketing relationship with Inverness will be established.

In March 2006, the Company received correspondence from the FDA stating that our Pre-Market Approval submission for the detection of antibodies to HIV is deficient and therefore will require additional clinical studies to amend the PMA. In May 2006, the Company met with the FDA, and was requested by the FDA to submit additional clinical data to complete its PMA. The Company believes that the performance of its PMA test demonstrates significant data in terms of the sensitivity and specificity of its product. Therefore, the Company is continuing to invest its efforts in commercializing its proprietary technology platform towards the HIV market.

The Company entered into an advisory agreement with Chardan Capital Markets LLC. ("Chardan") in February 2006 for an initial term 12 months, which may be extended by an additional 24 months. For advisory services, the Company agreed to issue Chardan 300,000 shares of its common stock, of which 100,000 shares were issued upon signing the agreement and 200,000 of which will be issued in eight equal installments of 25,000 shares on the 1st day of each month beginning March 1. As of July 31, 2006, the Company had issued 200,000 shares of common stock to Chardan pursuant to the agreement. All fees due for advisory services are non-refundable and non-cancelable.

On June 8, 2006, we completed a private placement of $2,150,000 with 10 institutional and accredited investors pursuant to the 2006 Series A Convertible Preferred Stock Agreement dated June 7, 2006. Net proceeds from the placement were approximately $1,956,500. We issued 2,150 shares of our Series 2006 Convertible Preferred Stock, par value $0.001 per share (the "Convertible Preferred Stock"), at a purchase price of $1,000 per share. Each investor also received a Series A Warrant (a "Warrant") to purchase up to 75% of the number of shares of common stock issuable to him upon conversion of his Convertible Preferred Stock. If all of the Warrants are exercised, we will issue a total of 2,015,625 shares of common stock. Warrants have a term of 5 years and an initial exercise price of $1.00 per share, subject to adjustment.

The Convertible Preferred Stock is convertible to shares of common stock at a conversion price of $0.50 per share, subject to adjustment in the event of certain corporate events such as merger, reorganization or future sale of securities at a price below the conversion rate. Cash dividends accrue on the Convertible Preferred Stock at the rate of 8% per annum, payable quarterly beginning in October 2006; or, at the Company's option, dividends are payable in shares of the Company's common stock, accruing at the rate of 10% per annum based on the volume-weighted average market price for shares of common stock for the 10 trading days preceding payment. The Company may mandate conversion of the Convertible Preferred Stock if the closing bid price of the common stock exceeds $2.50 for twenty (20) consecutive trading days. In the event of a merger or sale of more than 50% of the assets of the Company, or in the event shares of common stock issuable upon the conversion of Convertible Preferred Stock or exercise of warrants fail or cease to be registered as contemplated by the terms of the Certificate of Designation of the Relative Rights and Preferences of Series 2006 A Convertible Preferred Stock , the Convertible Preferred Stock is redeemable at a price of $1,000 per share, plus any accrued and unpaid dividends payable thereon, payable at the option of the Company in cash or in shares of the Company's common stock. The rights and preferences of the Convertible Preferred Stock are more particularly described in the Certificate of Designation of the Relative Rights and Preferences of Series 2006 A Convertible Preferred Stock, included as Exhibit 4.18 hereto.

In connection with the issuance of the Preferred Stock and Warrants pursuant to the June 8, 2006 private placement described above, we agreed to file this registration statement with the Securities and Exchange Commission to register for sale the shares of common stock issuable upon conversion of Convertible Preferred Stock and exercise of Warrants. If the registration statement is not declared effective by November 6, 2006, we will be required to pay 1% of the purchase price of the Convertible Preferred Stock for each 30 day period or portion thereof after such filing or effective date until this registration statement is filed or declared effective. We are required to keep this registration statement continuously effective under the Securities Act until such date as is the earlier of the date when all of the securities covered by this registration statement have been sold or the date on which such securities may be sold without any restriction pursuant to Rule 144.

The terms of the Convertible Preferred Stock and associated Warrants provide for an adjustment in the conversion price from $0.80 to $0.50 per share of common stock, and $1.50 to $1.00 per share of common stock, upon conversion and exercise, respectively, in the event the Company had not executed a transaction with Inverness Medical Innovations, Inc. and another party by July 31, 2006. The Company was of the opinion the term sheet agreement entered into July 31, 2006 between the Company and Inverness Medical Innovations constitutes a transaction which would not implicate the re-pricing provisions for the conversion of Convertible Preferred Stock and the exercise of warrants. Holders of the Convertible Preferred Stock objected, asserting the term sheet agreement entered into July 31, 2006 between the Company and Inverness Medical Innovations does not constitute a transaction which would implicate the re-pricing provisions for the conversion of Convertible Preferred Stock and exercise of warrants. On August 23, 2006, the Company determined it is in the best interest of the Company to permit holders of the Convertible Preferred Stock to utilize the re-pricing provisions.

In connection with the June 8, 2006 private placement and pursuant to the advisory agreement between Chardan and the Company, the Company paid Chardan a placement fee of (i) $193,500 in cash, (ii) consultant warrants to purchase 430,000 shares of the Company's common stock at a price of $0.50 per share, and
(iii) consultant warrants exercisable for a period of 10 years to purchase 201,563 shares of common stock at an exercise price of $1.00 per share.

WE ARE REGISTERING THE SHARES OFFERED BY THIS PROSPECTUS PRINCIPALLY IN ORDER TO SATISFY OUR OBLIGATIONS TO THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK AND WARRANTS.

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                                  RISK FACTORS

The following is a discussion of certain significant risk factors that could potentially affect the Company's financial condition, performance and prospects.

REGULATORY RISKS

ABILITY TO OBTAIN AND TIMING OF REGULATORY APPROVALS

Our proposed and existing products are subject to regulation by the FDA and other governmental or public health agencies. In particular, we are subject to strict governmental controls on the development, manufacture, labeling, distribution and marketing of our products. In addition, we are often required to obtain approval or registration with foreign governments or regulatory bodies before we can import and sell our products in foreign countries.

The process of obtaining required approvals or clearances from governmental or public health agencies can involve lengthy and detailed laboratory testing, human clinical trials, sampling activities and other costly, time-consuming procedures. For example, we are seeking FDA approval for the use of the StatSure(TM) test for detecting antibodies to HIV-1 in whole blood, serum, and plasma samples. Approval of these claims requires the submission of clinical data and could require significant time to obtain. The submission of an application to the FDA or other regulatory authority for these or other claims does not guarantee that an approval or clearance to market the product will be received. Each authority may impose its own requirements and delay or refuse to grant approval or clearance, even though a product has been approved in another country or by another agency.

Moreover, the approval or clearance process for a new product can be complex and lengthy. This time span increases our costs to develop new products as well as the risk that we will not succeed in introducing or selling them in the United States or other countries.

Newly promulgated or changed regulations could also impact our sales. Our exclusive distributor of the Saliva Sampler(TM) oral fluid collection device for the substance abuse market is presently seeking FDA approval for an oral fluid drug test using the Company's collection device. They may be required to undergo additional trials or procedures which may make it impractical or impossible to market our products for certain uses, in certain markets, or at all. For example, the Substance Abuse and Mental Health Services Administration ("SAMHSA"), which is part of the U.S. Department of Health and Human Services, is expected to issue regulations for the use of oral fluid drug testing for federal workers. Although we believe the SAMHSA regulations, when issued in final form, will permit us to market and sell our collector as part of the oral fluid drug test for use with federal workers, there is no guarantee that those regulations will do so, and our ability to sell those products in that market could be limited. In addition, the extent to which the final SAMHSA regulations permit the sale of our oral fluid drug tests for use with federal workers may influence whether customers in the workplace, criminal justice or other unregulated markets use our products.

The regulations in some states may restrict our distributor from selling products in those states. For example, certain states restrict or do not allow the testing of oral fluid for drugs of abuse.

In addition, all in vitro diagnostic products that are to be sold in the European Union ("EU") must bear the CE mark indicating conformance with the essential requirements of the In Vitro Diagnostic Directive ("IVDD"). We are not permitted to sell our products in the EU without a CE mark, which could lead to the termination of strategic alliances and agreements for sales of those products in the EU. We have obtained the CE mark for the Omni Sal(R) and we intend to CE mark certain of our future products and are not aware of any material reason why we will be unable to do so. However, there can be no assurance that compliance with all provisions of the IVDD will be demonstrated and the CE mark obtained for all products that we desire to sell in the EU.

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REGULATORY COMPLIANCE

We can manufacture and sell many of our products, both in the United States and in some cases abroad, only if we comply with regulations of government agencies such as the FDA. We have implemented quality assurance and other systems that are intended to comply with applicable regulations.

Although we believe that we have adequate processes in place to ensure compliance with these requirements, the FDA could force us to stop manufacturing our products if it concludes that we are out of compliance with applicable regulations. The FDA could also require us to recall products if we fail to comply with applicable regulations. See the Section entitled, "Government Regulations," for a further discussion of applicable regulatory requirements.

RISKS RELATING TO OUR FINANCIAL RESULTS, STRUCTURE AND NEED FOR FINANCING

LOSS OR IMPAIRMENT OF SOURCES OF CAPITAL

Although the Company has made significant progress toward controlling expenses, the Company has historically depended on capital raised through private funding and the sale of equity to fund its operations. The Company's future liquidity and capital requirements will depend on numerous factors, including tooling costs, the success of product development efforts, the costs and timing of expansion of sales and marketing activities, the extent to which existing and new products gain market acceptance, and competing technological and market developments. . In addition, the Company may license new technology or products to augment its product line; such licenses can cost millions of dollars. If additional financing is needed, the Company may seek to raise funds through the sale of equity.

We have not achieved full-year profitability. We incurred net losses of approximately $4.9 million and $280,000 in 2005 and 2004, respectively. The Company has incurred significant operating losses since its inception, resulting in an accumulated deficit of $48,639,143 at 2005. Such losses are expected to continue for the foreseeable future and until such time, if ever, as the Company is able to attain sales levels and concomitant margins, sufficient to support its operations. In order to achieve sustainable profitability, our revenues will have to continue to grow at a significant rate. Our ability to achieve revenue growth, and profitability, is dependent upon a number of factors including, without limitation, the following:

o Our distributors' success in creating market acceptance for, and selling increasing volumes of, the Saliva Sampler(TM) collection device.

o     Receiving FDA approval for the marketing of the StatSure(TM) HIV test.

o Building a strong domestic sales base-business in the national, state and local public health laboratories, and complementing this business with a strategic partnership with a distribution organization to penetrate other professional and consumer vertical markets.

o Building a global distribution network capable of obtaining local regulatory approvals for our products and having sufficient reach and competency to penetrate the public health, hospital, and consumer markets for our products and o generate rapid sales growth.

o Establishing a New Product Process that efficiently develops, tests, and obtains appropriate regulatory approval in a predictable manner consistent with the Company's growth objectives and necessary to maintain and motivate a world class network of independent distributors.

o Building and maintaining a quality system that meets or exceeds the requirements of the various regulatory agencies around the globe.

o Management of our contract manufacturing relationships to ensure the quality, timeliness and costs of each of our product lines.

We have not yet fully achieved our financial and business objectives and there can be no assurance that we will be able to do so. Moreover, even if we achieve our objectives and become profitable, there can be no assurance that we will be able to sustain such profitability in the future.

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WE MAY REQUIRE FUTURE ADDITIONAL CAPITAL TO FUND OUR OPERATIONS

The Company believes that its current cash position will not be sufficient to fund the Company's operations through 2006. The Company will need to raise additional capital to fund its aggressive growth and marketing efforts, and to capitalize on its IP portfolio to design and develop new products. Development, marketing, manufacturing and clinical testing may require capital resources substantially greater than the resources, which may be available to the Company.

The Company's independent registered public accounting firm have included an explanatory paragraph in their reports stating that the Company's significant operating losses and significant capital requirements raise substantial doubt about the Company's ability to continue as a going concern. There can be no assurance that the Company will be able to obtain the additional capital resources necessary to continue its business, or that such financing will be available on commercially reasonable terms or at all.

Although we have made significant progress in the past toward controlling expenses and increasing product revenue, we have historically depended, to a substantial degree, on capital raised through the sale of equity and borrowings to fund our operations.

Our future liquidity and capital requirements will depend on numerous factors, including, but not limited to, the following:

o Although we rely on contract manufacturers for the manufacturing of our products, we often must pay for the production equipment used to manufacture our products.

o     The success of our research and product development efforts;

o     The scope and results of clinical testing;

o     The magnitude of capital expenditures;

o     Changes in existing and potential relationships with business partners;

o     The time and cost of obtaining regulatory approvals;

o The costs involved in obtaining and enforcing patents, proprietary rights and necessary licenses;

o     The costs and timing of expansion of sales and marketing activities;

o     The timing of the commercial launch of new products;

o     The extent to which existing and new products gain market acceptance;

o     Competing technological and market developments; and

o     The scope and timing of strategic acquisitions.

ECONOMIC DOWNTURN OR TERRORIST ATTACKS

Changes in economic conditions could adversely affect our business. For example, in a difficult economic environment, customers may be unwilling or unable to invest in new diagnostic products, may elect to reduce the amount of their purchases or may perform less drug testing because of declining employment levels or the issuance of fewer life insurance policies. A weakening business climate could also cause longer sales cycles and slower growth, and could expose us to increased business or credit risk in dealing with customers adversely affected by economic conditions.

Terrorist attacks and subsequent governmental responses to these attacks could cause further economic instability or lead to further acts of terrorism in the United States and elsewhere. These actions could adversely affect economic conditions outside the United States and reduce demand for our products internationally. Terrorist attacks could also cause regulatory agencies, such as the FDA or agencies that perform similar functions outside the United States, to focus their resources on vaccines or other products intended to address the threat of biological or chemical warfare. This diversion of resources could delay our ability to obtain regulatory approvals required to manufacture, market or sell our products in the United States and other countries.

STOCK PRICE VOLATILITY

Our stock price may be volatile in the future, and could experience substantial declines. The following factors, among others, could have a significant impact on the market for our common stock:

o     Future announcements concerning us;

o     Future announcements concerning our competitors or industry;

o     Governmental regulation;

o Clinical results with respect to our products in development or those of our competitors;

o     Developments in patent or other proprietary rights;

o Litigation or public concern as to the safety of products that we or others have developed;

o     The relatively low trading volume for our common stock;

o Period to period fluctuations in our operating results;o Changes in estimates of our performance by securities analysts;

o General market and/or healthcare/medical device or diagnostic product sub-segments and economic conditions;

o     Our private placements of our securities.

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OUR REPORTED FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED BY CHANGES IN
ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES

We prepare our financial statements in conformity with accounting principles generally accepted in the United States. These accounting principles are subject to creation or interpretation by the Financial Accounting Standards Board ("FASB"), the American Institute of Certified Public Accountants, the Securities and Exchange Commission and various bodies formed to interpret and create appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

THE REGISTRATION OF A SIGNIFICANT AMOUNT OF OUR OUTSTANDING STOCK MAY HAVE A NEGATIVE EFFECT ON THE TRADING PRICE OF OUR STOCK.

During 2005, approximately 36 million shares became freely tradable ( includes shares which may be issued by the Company as a result of the 2005 private placement of convertible debentures in the amount of $1,510,000) upon the effectiveness of a filed registration statement. If investors holding a significant number of freely tradable shares decide to sell them in a short period of time following the effectiveness of registration statements, such sales could contribute to significant downward pressure on the price of our stock.

RISKS RELATING TO OUR INDUSTRY, BUSINESS AND STRATEGY

COMPETING PRODUCTS

The diagnostic industry is focused on the testing of biological specimens in a laboratory or at the point-of-care and is highly competitive and rapidly changing. The Company's principal competitors have considerably greater financial, technical, and marketing resources. As new products enter the market, the Company's products may become obsolete or a competitor's products may be more effective or more effectively marketed than the Company's. We also face competition from products which may be sold at a lower price. If the Company fails to maintain and enhance its competitive position, its customers may decide to use products developed by competitors, which could result in a loss of revenues.

Governments in developing nations are key potential customers for our HIV rapid tests. Access to, and success in penetrating these high volume markets can be difficult, expensive and politically volatile and, as such, we are dependent upon our distribution networks to accomplish this effort in a commercially acceptable manner. Our competition has greater resources, more experience and expertise in these markets.

In addition, the development and commercialization of products outside of the diagnostics industry could adversely affect sales of our product. For example, the development of a safe and effective vaccine to HIV or treatments for other diseases or conditions that our products are designed to detect, could reduce, or eventually eliminate the demand for our HIV or other diagnostic products and thereby result in a loss of revenues.

ABILITY TO DEVELOP NEW PRODUCTS

In order to remain competitive, we must continue to commit substantial resources to research and development and the commercialization of new products. At times, the ability to commercialize an important product may require a license from a third party and the cost of obtaining such a license can range from a few thousand dollars to millions of dollars.

Even after obtaining a license, there can be no assurance that the Company will be able to obtain the necessary regulatory approvals to commercialize the product which can result in the complete loss of any licensing payments made.

The research and development process generally takes a significant amount of time from inception to commercial product launch. This process is conducted in various stages. During each stage there is a substantial risk that we will not achieve our goals on a timely basis, or at all, and we may have to abandon a product or project in which we have invested substantial amounts of time and money.

During 2005 and 2004, we incurred $319,050 and $459,258, respectively, in research and development expenses. We expect to continue to incur significant costs from our research and development activities.

Successful products require significant development and investment, including testing, to demonstrate their cost-effectiveness or other benefits prior to commercialization. In addition, regulatory approval must be obtained before most products may be sold. Additional development efforts on these products will be required before any regulatory authority will review them. Regulatory authorities may not approve these products for commercial sale. In addition, even if a product is developed and all applicable regulatory approvals are obtained, there may be little or no market for the product. Accordingly, if we fail to develop commercially successful products, or if competitors develop more effective products or a greater number of successful new products, customers may decide to use products developed by our competitors. This would result in a loss of revenues and adversely affect our results of operations, cash flows and business.

CHANGES IN FEDERAL OR STATE LAW OR REGULATIONS

As described more fully above under Government Regulation, many of the Company's proposed and existing products are subject to regulation by the FDA and other governmental agencies. The process of obtaining required approvals from these agencies varies according to the nature of and uses for the product and can involve lengthy and detailed laboratory and clinical testing, sampling activities, and other costly and time-consuming procedures. Changes in government regulations could require the Company to undergo additional trials or procedures, or could make it impractical or impossible for the Company to market its products for certain uses, in certain markets, or at all. Other changes in government regulations, such as the adoption of the FDA's Quality System Regulation, may not affect the Company's products directly but may nonetheless adversely affect the Company's financial condition and results of operations by requiring that the Company incur the expense of changing or implementing new manufacturing and control procedures.

THE LOSS OF EXECUTIVE OFFICER, KEY CONSULTANTS, OR THE TECHNICAL STAFF OF OUR CONTRACT MANUFACTURERS, OUR BUSINESS COULD BE HARMED

We rely extensively on consultants and the technical staff of our contract manufacturers for regulatory compliance, sales and marketing advice, and product manufacturing and performance. Our success will also depend to a large extent on the contributions of our executive officers. It is possible that we and our contract manufacturers will not be able to retain qualified employees or consultants in the future due to the intense competition for qualified personnel among medical products businesses. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that will adversely affect our ability to effectively manufacture, sell and market our products, to meet the demands of our strategic partners in a timely fashion, or to support internal research and development programs.

PRODUCT LIABILITY EXPOSURE

The Company may be held liable if any of its products, or any product which is made with the use or incorporation of any of the technologies belonging to the Company, causes injury of any type or is found otherwise unsuitable during product testing, manufacturing, marketing or sale. Although the Company has no product liability insurance, the Company's contract manufacturer has product liability insurance and we are named as a loss beneficiary. This insurance may not fully cover potential liabilities. If the Company is sued for any injury caused by its products, its liability could exceed its total assets. However the bulk of the revenues from our saliva collection products is from sales to manufacturers who use our product as a component of their test; furthermore, they substantially alter the product by opening it up and adding their own buffer to it before sealing, repackaging, re-labeling and incorporating into their product kit.

FUTURE ACQUISITIONS OR INVESTMENTS COULD DISRUPT OUR ONGOING BUSINESS, DISTRACT OUR MANAGEMENT, INCREASE OUR EXPENSES AND ADVERSELY AFFECT OUR BUSINESS

We may consider strategic acquisitions or investments as a way to expand our business in the future. These activities, and their impact on our business, are subject to the following risk factors:

o Suitable acquisitions or investments may not be found or consummated on terms that are satisfactory to us;

o We may be unable to successfully integrate an acquired company's personnel, assets, management systems and technology into our business;

o Acquisitions may require substantial expense and management time and could disrupt our business;

o An acquisition and subsequent integration activities may require greater capital resources than originally anticipated at the time of aquisition;

o An acquisition may result in the incurrence of unexpected expenses, the dilution of our earnings or our existing o stockholders' percentage ownership, or potential losses from undiscovered liabilities not covered by an indemnification from the seller(s) of the acquired business;

o An acquisition may result in the loss of existing key personnel or customers or the loss of the acquired company's key personnel or customers;

o The benefits to be derived from an acquisition could be affected by other factors, such as regulatory developments, general economic conditions and increased competition; and

o An acquisition of a foreign business may involve additional risks, including not being able to successfully assimilate differences in foreign business practices or overcome language barriers.

The occurrence of one or more of the above or other factors may prevent us from achieving all or a significant part of the benefits expected from an acquisition or investment. This may adversely affect our financial condition, results of operations and ability to grow our business.

RISKS RELATING TO COLLABORATORS

Although we will try to maintain and expand our business with our distributors and require that they fulfill their contractual obligations, there can be no assurance that such companies will continue to purchase or distribute our products, maintain historic order volumes or otherwise meet their purchase or other obligations, or that new distribution channels will be available on satisfactory terms.

ABILITY OF THE COMPANY TO DEVELOP PRODUCT DISTRIBUTION CHANNELS

The Company's sales depend to a substantial degree on its ability to develop product distribution channels and on the marketing abilities of these distribution companies. The Company will be seeking a marketing partner for U.S. distribution of its StatSure(TM) HIV test, should the test be granted FDA approval.

There can be no assurance that the Company's present distributors will continue to be able to distribute the Company's products or that new distribution channels will be available on satisfactory terms.

THE USE OF SINGLE SOURCES FOR MANUFACTURE OF OUR PRODUCTS COULD ADVERSELY AFFECT OUR BUSINESS

We currently use single source vendors as suppliers and manufacturer's of our products. We have not created any redundant supply or manufacturing capability. For example, all of the HIV antigen and nitrocellulose required to make our StatSure(TM) rapid HIV antibody test is purchased from sole source suppliers. All our HIV products are contract manufactured by a single manufacturer. If these suppliers or contract manufacturers are unable or unwilling to supply the required components, we would need to find another source, and perform additional development work and it would impact and delay the process of obtaining FDA approval. Completing that development and obtaining such FDA approval could require significant time to complete and may not occur at all. These events could either disrupt our ability to manufacture and sell certain of our products or completely prevent us from doing so. Either event would have a material adverse effect on our results of operations, cash flows and business.

WE ARE DEPENDENT UPON STRATEGIC PARTNERS TO ASSIST IN DEVELOPING AND COMMERCIALIZING SOME OF OUR DIAGNOSTIC PRODUCTS

On July 31, 2006, the Company signed a letter of intent with Inverness Medical Innovations, Inc. (AMEX:IMA) to develop and market the Company's consumer diagnostic products for HIV. While the Company intends to enter into such definitive development and marketing agreement with Inverness Medical Innovations, Inc. by September 15, 2006, there can be no assurance that such agreement will be concluded or that any development or marketing relationship with Inverness Innovations will be established. In the event such a development and marketing relationship is established there is no assurance such relationship will be profitable for the Company.

The Company has entered into a distribution arrangement with Immunalysis, Inc. whereby they have been granted rights to the Saliva Sampler(TM) for sale in the U.S. and Canada solely for the substance abuse market. They have applied for FDA marketing approval of their assay kit for oral fluids, which incorporates our Saliva Sampler(TM). The submission of an application to the FDA or other regulatory authority for these or other claims does not guarantee that an approval or clearance to market the product will be received. See Section entitled, "Government Regulations," for a further discussion of applicable regulatory requirements. The Company also has a distribution arrangement with the DTC Group, plc (London) to private label our saliva collector in certain European territories.

While we expect that our current and future partners, licensees and others have and will have an economic motivation to succeed in performing their contractual responsibilities, there is no assurance that they will do so and the amount and timing of resources to be devoted to these activities will be controlled by others. Consequently, there can be no assurance that any revenues or profits will be derived from such arrangements.

RISKS RELATING TO INTELLECTUAL PROPERTY

RELIANCE ON PATENTS AND OTHER PROPRIETARY RIGHTS

The diagnostics industry places considerable importance on obtaining patent, trademark, and trade secret protection, as well as other intellectual property rights, for new technologies, products and processes. The Company's success depends, in part, on its ability to develop and maintain a strong intellectual property portfolio for products and technologies both in the United States and in other countries. Litigation or other legal proceedings may be necessary to defend against claims of infringement or to enforce intellectual property rights, and could result in substantial costs and diversion of resources.

As appropriate, the Company intends to file patent applications and obtain patent protection for its proprietary technology. These patent applications and patents will cover, as appropriate, compositions of matter for the Company's products, methods of making those products, methods of using those products, and apparatus relating to the use or manufacture of those products. The Company will also rely on trade secrets, know-how and continuing technological advancements to protect its proprietary technology. The Company has entered, and will continue to enter, into confidentiality agreements with its employees, consultants, advisors and collaborators. However, these parties may not honor these agreements and the Company may not be able to successfully protect its rights to unpatented trade secrets and know-how. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets and know-how.

To facilitate development and commercialization of a proprietary technology base, the Company may need to obtain licenses to patents or other proprietary rights from other parties. If the Company is unable to obtain these types of licenses, the Company's product development and commercialization efforts may be delayed.

The Company may collaborate with universities and governmental research organizations, which, as a result, may acquire part of the rights to any inventions or technical information derived from collaboration with them.

The Company may incur substantial costs in asserting or protecting its intellectual property rights, or in defending suits against it related to intellectual property rights. Disputes regarding intellectual property rights could substantially delay product development or commercialization activities. Disputes regarding intellectual property rights might include state or federal court litigation as well as patent interference, patent reexamination, patent reissue, or trademark opposition proceedings in the United States Patent and Trademark Office. Opposition or revocation proceedings could be instituted in a foreign patent office. An adverse decision in any proceeding regarding intellectual property rights could result in the loss of the Company's rights to a patent, an invention, or trademark.

PATENT ISSUES AFFECTING STATSURE(TM) HIV

There are factors that will affect the specific countries in which the Company will be able to sell its StatSure(TM) HIV Rapid Test and therefore the overall sales potential of the test. One factor is whether the company can arrange a sublicense or distribution agreement related to patents for detection of the HIV-2 virus. HIV-2 is a type of the HIV virus estimated to represent less than 2% of known HIV cases worldwide. Nevertheless, HIV-2 is considered to be an important component in the testing regimen for HIV in many markets. HIV-2 patents are in force in most of the countries of North America and Western Europe, as well as in Japan, Korea, South Africa and Australia. Access to a license for one or more HIV-2 patents may be necessary to sell HIV-2 tests in countries where such patents are in force, or to manufacture in countries where such patents are in force and then sell into non-patent markets. Since HIV-2 patents are in force in the United States, the Company may be restricted from manufacturing its StatSure(TM) HIV Rapid Test in the United States and selling into other countries, even if there were no HIV-2 patents in those other countries.

The importance of HIV-2 differs by country, and can be affected by both regulatory requirements and by competitive pressures. In most countries, any product used to screen the blood supply will require the ability to detect HIV-2, although the StatSure(TM) HIV Rapid Test has not been intended for that market purpose. In other markets, including the United States, a test that can detect only the more prevalent HIV-1 type is generally considered sufficient, except in testing related to blood supply. Because the competitive situation in each country will be affected by the availability of other testing products as well as the country's regulatory environment, the Company may be at a competitive disadvantage in some markets without an HIV-2 product even if HIV-2 detection is not required by regulations.

Another factor that may affect the specific countries in which we will be able to sell our rapid tests and therefore the Company's overall sales potential, concerns whether we can arrange a sublicense or distribution agreement related to any patents which claim lateral flow assay methods and devices covering the rapid antibody tests or their use. Our rapid tests are lateral flow assay devices that tests for specific antibodies or other substances. The term "lateral flow" generally refers to a test strip through which a sample flows and which provides a test result on a portion of the strip downstream from where the sample is applied. There are numerous patents in the United States and other countries, which claim lateral flow assay methods and devices. Some of these patents may broadly cover the technology used in our rapid tests and are in force in the United States and other countries. We have sought and have received independent counsel and expertise to determine whether our products infringe these patents. Although we believe we are not infringing on any of these lateral flow patents in the United States, we may not be able to make or sell the rapid tests in the countries where these patents are in force.

RISKS RELATING TO PRODUCT MARKETING AND SALES

ABILITY TO MARKET NEW PRODUCTS

The Company's future success will depend partly on the market acceptance, and the timing of such acceptance, of its product line, and other new products or technologies that may be developed or acquired and introduced in the future. To achieve market acceptance, the Company must make substantial marketing efforts and spend significant funds to inform potential customers and the public of the perceived benefits of these products. The Company currently has limited evidence on which to evaluate the market reaction to products that may be developed, and there can be no assurance that any products will meet with market acceptance and fill the market need that is perceived to exist.

IF ACCEPTANCE AND ADOPTION OF OUR RAPID TESTING IN THE MARKET DOES NOT CONTINUE, OUR FUTURE RESULTS MAY SUFFER

The primary method of HIV testing in the United States and other countries is laboratory-based tests. The specimen sample is often collected at a clinical site and forwarded to a laboratory for analysis. The results are then forwarded to the clinician. Although we believe rapid testing is a preferable method, there can be no assurance that the market will migrate toward the acceptance and use of rapid Point Of Care tests and replace any laboratory-based tests.

OUR INCREASING INTERNATIONAL PRESENCE MAY BE AFFECTED BY REGULATORY, CULTURAL OR OTHER RESTRAINTS

A number of factors can slow or prevent international sales, or substantially increase the cost of international sales, including those set forth below:

o Regulatory requirements (including compliance with applicable customs regulations) may slow, limit, or prevent the offering of products in foreign countries;

o The unavailability of licenses to certain patents in force in a foreign country which cover our products may restrict our ability to sell into that country;

o Our ability to obtain the CE mark on our products in a timely manner may preclude or delay our ability to sell products to the European Union;

o Cultural and political differences may make it difficult to effectively market, sell and gain acceptance of products in foreign countries;

o Inexperience in international markets may slow or limit our ability to sell products in foreign countries;

o Exchange rates, currency fluctuations, tariffs and other barriers, extended payment terms and dependence on and o difficulties in managing international distributors or representatives may affect our revenues even when product sales occur;

o The creditworthiness of foreign entities may be less certain and foreign accounts receivable collection may be more difficult;

o Economic conditions, the absence of available funding sources, terrorism, civil unrest and war may slow or limit our ability to sell our products in foreign countries;

o International markets often have long sales cycles, especially for sales to foreign governments, quasi-governmental agencies and international public health agencies, thereby delaying or limiting our ability to sell our products; and

o We may be at a disadvantage if competitors in foreign countries sell competing products at prices at or below such competitors' or our cost.

TRADING OF OUR STOCK MAY BE RESTRICTED BY THE SEC'S PENNY STOCK REGULATIONS WHICH MAY LIMIT A STOCKHOLDER'S ABILITY TO BUY AND SELL OUR STOCK.

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". These requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders.


                              SELLING STOCKHOLDERS

The table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of July 31, 2006, and the number of shares of common stock covered by this prospectus.

The selling stockholders may offer and sell, from time to time, any or all of the shares of common stock to be registered. No estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The table indicates the shares that are offered hereby that are issuable upon conversion of currently outstanding Convertible Preferred Stock and upon exercise of warrants.


                                     Number of Shares    Shares Offered           Shares to be
                                      Beneficially      Pursuant to this          Beneficially
                                     Owned Prior to       Prospectus(2)           Owned After
                                       Offering(1)                               the Offering (2)

Banque de Luxembourg                     980,089            980,089 (3)                  --
Chardan Capital Markets, LLC             931,563            931,563 (4)                  --
DKR Soundshore Oasis Holding Fund        816,742            816,742 (5)                  --
Globis Capital Partners, Inc.            735,068            735,068 (6)                  --
Globis Overseas Fund, Ltd.               245,023            245,023 (7)                  --
Harborview Master Fund, LP               653,393            653.393 (8)                  --
Metzman Capital Ventures, Inc.           490,045            490,045 (9)                  --
MLR Capital Offshore Master Fund, LP   1,878,503          1,878,503 (10)                 --
Monarch Capital Fund, Ltd.               653,393            653,393 (11)                 --
Paul Packer                              163,349            163,349 (12)                 --
Samuels Capital Management               408,371            408,371 (13)                 --
                                       ---------          ---------
Total                                  7,955,539          7,955,539

      (1) The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Ownership of common shares includes shares of common stock issuable upon the conversion of Convertible Preferred Stock, based on a conversion price of $0.50 per share of common stock. Holders of Convertible Preferred Stock advised us they purchased such securities solely for investment and not with a view to distribution or for resale or same, and identified to us the natural persons having voting or dispositive power over such securities. Convertible Preferred Stock may not be converted, and warrants may not be exercised, if such conversion or exercise would cause the holder's beneficial ownership of common stock (excluding shares underlying any of its unconverted Convertible Preferred Stock or unexercised warrants) to exceed 4.99% of the outstanding common stock immediately after the conversion or exercise.

      (2) We do not know when or in what amounts the selling stockholders will offer shares for sale, if at all. The selling stockholders may sell any or all of the shares included in and offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares included in and covered by this prospectus will be held by the selling stockholders.

      (3) Represents 110% of (i) 600,000 shares of common stock issuable upon conversion of 300 shares of Convertible Preferred Stock; (ii) 281,250 shares of common stock issuable upon the exercise of Warrants; and (iii) 10,714 shares of common stock issuable in payment of the first quarterly dividend payable on 300 shares of Convertible Preferred Stock, valued at an estimated Volume Weighted Average Price of $0.70 per share of common stock. The natural persons with voting and investment control over Banque de Luxembourg are Jocelyn Vial and/or Nico Thill.

      (4) Represents (i) 300,000 shares of common stock issuable in connection with providing advisory services to the Company; and (ii) 631,563 shares of common stock issuable upon the exercise of warrants. (See "Recent Developments, Page 2".) The natural person with voting and investment control over Chardan Capital Markets, LLC is Kerry Proper.

      (5) Represents 110% of (i) 500,00 shares of common stock issuable upon conversion of 250 shares of Convertible Preferred Stock; (ii) 234,375 shares of common stock issuable upon the exercise of Warrants; and (iii) 8,929 shares of common stock issuable in payment of the first quarterly dividend payable on 250 shares of Convertible Preferred Stock, valued at an estimated Volume Weighted Average Price of $0.70 per share of common stock. The Investment Manager of DKR SoundShore Oasis Holding Fund Ltd. is DKR Oasis Management Company LP. The Investment Manager has the authority to do any and all acts on behalf of the Fund, including voting any shares held by the Fund. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of the Investment Manager. Mr. Fischer has ultimate responsibility for trading with respect to the Fund. Mr. Fischer disclaims beneficial ownership of the shares being registered hereunder.

      (6) Represents 110% of (i) 450,000 shares of common stock issuable upon conversion of 225 shares of Convertible Preferred Stock; (ii) 210,938 shares of common stock issuable upon the exercise of Warrants; and (iii) 8,036 shares of common stock issuable in payment of the first quarterly dividend payable on 225 shares of Convertible Preferred Stock, valued at an estimated Volume Weighted Average Price of $0.70 per share of common stock. The natural person with voting and investment control over Globis Capital Partners, Inc. is Paul Packer.

      (7) Represents 110% of (i) 150,000 shares of common stock issuable upon conversion of 75 shares of Convertible Preferred Stock; (ii) 70,313 shares of common stock issuable upon the exercise of Warrants; and
            (iii) 2,679 shares of common stock issuable in payment of the first quarterly dividend payable on 75 shares of Convertible
            Preferred Stock, valued at an estimated Volume Weighted Average Price of $0.70 per share of common stock. The natural person with voting and investment control over Globis Overseas Fund, Ltd. is Paul Packer.

      (8) Represents 110% of (i) 400,000 shares of common stock issuable upon conversion of 200 shares of Convertible Preferred Stock; (ii) 187,500 shares of common stock issuable upon the exercise of Warrants; and (iii) 7,143 shares of common stock issuable in payment of the first quarterly dividend payable on 200 shares of Convertible Preferred Stock, valued at an estimated Volume Weighted Average Price of $0.70 per share of common stock.Harborview Master Fund L.P. is a master fund in a master-feeder structure whose general partner is Harborview Advisors LLC. Richard Rosenblum and David Stefansky are the managers of Harborview Advisors LLC and have ultimate control for trading with respect to Harborview Master Fund L.P. Messrs. Rosenblum and Stefansky disclaim beneficial ownership of the shares being registered hereunder.

      (9) Represents 110% of (i) 300,000 shares of common stock issuable upon conversion of 150 shares of Convertible Preferred Stock; (ii) 140,625 shares of common stock issuable upon the exercise of Warrants; and (iii) 5,357 shares of common stock issuable in payment of the first quarterly dividend payable on 150 shares of Convertible Preferred Stock, valued at an estimated Volume Weighted Average Price of $0.70 per share of common stock. The natural person with voting and investment control over Metzman Capital Ventures, Inc. is Mitch A. Metzman.

      (10) Represents 110% of (i) 1,150,000 shares of common stock issuable upon conversion of 575 shares of Convertible Preferred Stock; (ii) 539,063 shares of common stock issuable upon the exercise of Warrants; and (iii) 20,536 shares of common stock issuable in payment of the first quarterly dividend payable on 575 shares of Convertible Preferred Stock, valued at an estimated Volume Weighted Average Price of $0.70 per share of common stock.The natural person with voting and investment control over MLR Capital Offshore Master Fund, LP is Ryan Rapp.

      (11) Represents 110% of (i) 400,000 shares of common stock issuable upon conversion of 200 shares of Convertible Preferred Stock; (ii) 187,500 shares of common stock issuable upon the exercise of Warrants; and (iii) 7,143 shares of common stock issuable in payment of the first quarterly dividend payable on 200 shares of Convertible Preferred Stock, valued at an estimated Volume Weighted Average Price of $0.70 per share of common stock. Monarch Capital Fund Ltd. is a BVI Investment Fund managed by Beacon Fund Advisors Ltd. and advised by Monarch Managers Ltd. David Sims and Joseph Franck, the principals of Beacon and Monarch Managers respectively, have voting and investment control over Monarch Capital. Mr. Sims and Mr. Franck disclaim beneficial ownership of the shares being registered hereunder.

      (12) Represents 110% of (i) 100,000 shares of common stock issuable upon conversion of 50 shares of Convertible Preferred Stock; (ii) 46,875 shares of common stock issuable upon the exercise of Warrants; and
            (iii) 1,786 shares of common stock issuable in payment of the first quarterly dividend payable on 50 shares of Convertible
            Preferred Stock, valued at an estimated Volume Weighted Average Price of $0.70 per share of common stock.

      (13) Represents 110% of (i) 250,000 shares of common stock issuable upon conversion of 125 shares of Convertible Preferred Stock; (ii) 117,188 shares of common stock issuable upon the exercise of Warrants Warrant Shares; and (iii) 4,464 shares of common stock issuable in payment of the first quarterly dividend payable on 125 shares of Convertible Preferred Stock, valued at an estimated Volume Weighted Average Price of $0.70 per share of common stock. The natural person with voting and investment control over Samuels Capital Management is Craig Samuels.

We may require the selling stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

                              PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock in any market upon which the common stock may be listed or quoted (currently the OTC Bulletin Board), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

(c) an exchange or distribution in accordance with the rules of the applicable exchange;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately-negotiated transactions;

(f) market sales (both long and short to the extent permitted under the federal securities laws);

(g) at the market to or through market makers or into an existing market for the shares;

(h) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

(i) a combination of any of the aforementioned methods of sale.

In the event of the sale of additional convertible debentures by the Company, or the transfer by any of the selling stockholders of its convertible debentures, share purchase warrants or shares of common stock to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment or prospectus supplement in order to list the additional purchasers of convertible debentures and to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling stockholders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling stockholder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling stockholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction. We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock. We have advised the selling stockholders of the applicability of these regulations.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, maybe sold under Rule 144 rather than pursuant to this prospectus.

                                LEGAL PROCEEDINGS

LEALOS LITIGATION

In February 1998, Lealos v. Saliva Diagnostic Systems, Inc. was filed in Superior Court in Clark County in the State of Washington by Ronald Lealos, former President and CEO of the Company. The complaint alleged that Mr. Lealos was entitled to certain cash payments and benefits under an employment agreement whereby he would serve as the Company's president, and that the Company's failure to make such payments and grant such benefits constituted anticipatory breach and breach of that contract. The complaint sought damages in excess of $1,000,000. In addition, the complaint alleged that the Company wrongfully rescinded options to purchase 38,500 shares of common stock in breach of a stock option agreement with Mr. Lealos. We denied all allegations of the complaint and filed a counterclaim for Mr. Lealos' wrongful conduct seeking damages of approximately $1,500,000. In January 2005, we settled this matter and both sides signed a mutual release agreement.

CHEMBIO LITIGATION

In March 2004, Chembio Diagnostics, Inc. of Long Island, New York commenced an action in Federal Court, Eastern District of New York, seeking a declaration that our US Patent No. 5,935,864 was invalid, unenforceable, and not infringed. On September 27, 2005 the Hon. Joanna Seybert, issued her Claim Construction Ruling on the interpretation of the patent claims in the suit. The Court ruled that the Company's broader interpretation of the Company's patent claims is correct, and rejected Chembio's arguments seeking to narrow coverage afforded by one of the Company's patents. The Company intends to continue to vigorously defend its intellectual property.

Other than that set forth above, to the best of our knowledge, no other material legal proceedings are pending.

        DIRECTORS, AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

                      DIRECTORS AND OFFICERS OF THE COMPANY

NAME OF DIRECTOR     AGE    POSITION WITH THE COMPANY
------------------   ---    -----------------------------------------------

Steve Peltzman        59    Chief Executive Officer and Director
D. Bruce  Pattison    59    President, Chief Operating Officer and Director
Leo Ehrlich           48    Chief Financial Officer and Director
Richard Woodrich      60    Director
Joseph Levi           47    Director

The following are brief summaries of the business experience of the directors of the Company during 2005, including, where applicable, information as to other directorships held by each of them. There are no family relationships among any of the directors and executive officers of the Company.

Steve M. Peltzman was a consultant to the Company from October 2004. In March 2005, Mr. Peltzman became the Company's Chief Executive Officer and Chairman of the Board of Directors. Mr. Peltzman brings than thirty years of experience in the general management and commercialization in both public and private healthcare companies ranging from diagnostics and medical devices to biotechnology. From 1991 to 1997 Mr. Peltzman served as Chief Operating Officer of OSI Pharmaceuticals (OSIP) and from 1994 to 1997 was appointed its President. During this period and through 1999 he also served as a Director of OSI Pharmaceuticals, Inc. From 1984 to 1991, Mr. Peltzman was President and Chief Executive Officer of Applied BioTechnology, Inc. Prior to that he spent ten years at Corning Medical and four years at Millipore serving in a number of executive positions. During the past several years, following his retirement from OSI Pharmaceuticals, Mr. Peltzman has been engaged in the interim management, corporate development and /or M&A functions for a number of technology-based biopharmaceutical, drug-delivery, and device companies. Mr. Peltzman is a Director and Interim CEO of InterPath Pharmaceuticals, Inc., a private, Houston-based oncology company. Mr. Peltzman is also a Director of Protein Polymer Technologies, Inc. (PPTI) a San Diego-based biotechnology company engaged in genetically engineered proteins targeting biomedical and special materials applications and is on the Board of Overseers at the Beth Israel Deaconess Medical Center in Boston, MA. Mr. Peltzman is a graduate of the University of Rochester and of the Advanced Management Program at Harvard University's Graduate School of Business Administration.

D. Bruce Pattison became the Company's President and Chief Operating Officer in May 2005 and was appointed to the Board of Directors in November 2005. He has thirty-four years of business experience as a CEO and in other senior executive leadership roles; his career involved advanced technology businesses serving the medical diagnostic and therapeutic markets. He has managed the product development, clinical trials and market introduction of several unique medical technologies. Throughout the 1970's Mr. Pattison held a number of management positions within the medical division of Corning Glass Works. During this time he developed the strategic plan and market introduction for Corvac, a unique evacuated tube for collecting blood and harvesting serum for chemistry analysis. This product is still "the standard method" utilized for serum chemistry sample collection. As President of Infusaid Corporation from 1981 to 1985 he took the world's first implantable drug delivery pump through the FDA's PMA process and market introduction; he managed the development of clinical applications for treating chronic intractable pain, severe spasticity, and hepatic metastases. During this time Infusaid also developed and brought to market the first vascular access port. These devices are now part of standard practice for patients receiving systemic chemotherapy regimens. Mr. Pattison has served as CEO of Omniflow, a venture capital-backed company that developed and brought to market a sophisticated four-channel bedside drug delivery pump. Mr. Pattison was a principle in Therex Corporation a company that developed and brought to market a second generation implantable pump and vascular access port. He negotiated the sale of Therex to Arrow International in 1995 and stayed on to manage the drug delivery division for Arrow. As part of a change in Arrows' strategic direction, Mr. Pattison negotiated the sale of the implantable pump business to Johnson& Johnson in 2002. Following the divestiture of this business unit, Mr. Pattison has served with its acquirer, J&J, as Executive Director of drug delivery and as a consultant to certain J&J entities developing drug delivery platforms. Mr. Pattison is a graduate of Cornell University, Ithaca NY.

Leo Ehrlich was appointed to the Board of Directors in September 1999. Prior to joining the Company, he was president of Immmu Inc., a privately held vitamin company from January 1998 to September 1999. He is also the CFO and a director of NanoViricides, Inc. (NNVC), a pharmaceutical company developing targeted anti-viral drugs. He is a Certified Public Accountant and received his BBA from Bernard Baruch College of the City University of New York.

Richard Woodrich was appointed to the Board of Directors in November 2005. He is President and CEO of Woodrich & Associates, Inc., a management consulting firm providing strategic services to the biotechnology industry. Mr. Woodrich has more than twenty five years of business experience in technology-based life science companies. Prior to founding Woodrich & Associates, Mr. Woodrich held several senior management positions with emerging growth biotechnology companies. Mr. Woodrich served from 1999 to 2004 as the Senior Vice President, Business Development for Therion Biologics Corporation, a privately held biopharmaceutical company. Previously, Mr. Woodrich served as Executive Vice President and Chief Operating Officer of CytoMed, Inc. from 1995 until its acquisition in1999. From 1991 until its acquisition in 1995, Mr. Woodrich served as Senior Vice President, Finance and Administration, CFO and later as President and Director of Oculon Corporation. Mr. Woodrich has served in financial management positions at Infinet, Inc., Applied bioTechnology, and Millipore Corporation. While serving as a Senior Accountant at Arthur Andersen & Co., Mr. Woodrich became a Certified Public Accountant. Mr. Woodrich has a Bachelor of Science degree from Rensselaer Polytechnic Institute and a Masters in Business Administration from the Harvard University Graduate School of Business Administration.

Joseph Levi was appointed to the Board of Directors in September 1999. Mr. Levi began his career as a systems engineer for ITT Avionics where he participated in the design of military communications systems. Subsequently, Mr. Levi was a software engineer at SIAC where he developed trading systems for the NYSE floor. Mr. Levi then held senior sales and marketing positions for various computer-consulting firms. In 1991, Mr. Levi founded CompuNet Solutions, which focused on selling computer equipment, and consulting services to Fortune 2000 customers. Since 1995, Mr. Levi has practiced law at various top-tier New York law firms counseling technology clients on protecting, leveraging and enforcing their intellectual property rights. Mr. Levi is also the founder of Alleytech Ventures, LLC, an investment fund focusing on Internet technology investments. Mr. Levi has a BS in Electrical Engineering, summa cum laude, and an MS in Systems Engineering, both from Polytechnic University, and a JD from Brooklyn Law School, magna cum laude. Mr. Levi is registered to practice before the U.S. Patent and Trademark Office.

Cash compensation for outside directors is set at $3,000 per quarter.

The audit committee of the Board of Directors was established November 15, 2005 composed initially of Messrs. Richard Woodrich and Joseph Levi, with Mr. Woodrich serving as chairman. The Company's audit committee charter requires the audit committee to pre-approve all audit and non-audit services to be provided by our independent registered public accounting firm.

Mr. Woodrich is compensated an additional sum of $40,000 per annum for the period ending November 1, 2006 for the necessary services as chairman of the audit committee.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common stock of the Company as of June 1, 2006 as to (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director or director nominee of the Company, (iii) each of the executive officers named in the Summary Compensation Table herein and (iv) all directors and executive officers as a group. Except as otherwise noted, the Company believes the persons listed below have sole investment and voting power with respect to the common stock owned by them.

Warrants held by Jules Nordlicht and exercisable into 1,000,000 shares at $.01 per share, were converted during March 2005 into common stock.

In March of 2005, 550,000 stock options were granted to Steve M. Peltzman, our CEO under an employment agreement. Of these options, 100,000 vested immediately and are exercisable from September 1, 2005 until September 1, 2015 and the remaining 450,000 options vest in three equal amounts annually, commencing on October 1, 2005. The Company has accounted for these options under the provisions of APB 25 "Accounting for Stock Issued to Employees" and related interpretations. On the date of grant, the Company recorded an increase in deferred compensation of $265,200 and corresponding increase in additional paid-in capital. The compensation cost related to the options is been deferred over a two-year employment period. The Company recorded $263,776 in non-cash stock based compensation expenses to recognize the compensation expense for the period ended December 31, 2005.

In May of 2005, 550,000 stock options were granted to Bruce Pattison, our President, under an employment agreement. Of these options, 100,000 vested immediately and are exercisable from September 1, 2005 until September 1, 2015 and the remaining 450,000 options vest in three equal amounts annually, commencing on October 1, 2005. The Company has accounted for these options under the provisions of APB 25 "Accounting for Stock Issued to Employees" and related interpretations. On the date of grant, the Company recorded an increase in deferred compensation of $226,700 and corresponding increase in additional paid-in capital. The compensation cost related to the options is being deferred over a two-year employment period. The Company recorded $225,197 in non-cash stock based compensation expenses to recognize the compensation expense for the period ended December 31, 2005.

Cash compensation for outside directors is currently $3,000 per quarter, in addition to options granted upon appointment to the board to purchase 50,000 shares of Company common stock, vesting quarterly in equal amounts over a period of three years, exercisable for seven years from the vesting date at an exercise price of $1.00.

                                               JUNE 1, 2006
                                 ----------------------------------------
NAME AND ADDRESS OF BENEFICIAL   SHARES BENEFICIALLY    PERCENT OF SHARES
            OWNER                       OWNED          BENEFICIALLY OWNED
------------------------------   -------------------   ------------------
Steve Peltzman (1,2)
c/o SDS, Inc.                                250,000                   *
1Clarks Hill Rd
Framingham, MA. 01702

Bruce Pattison (1,2)
c/o SDS, Inc.
1Clarks Hill Rd                              250,000                   *
Framingham, MA. 01702

Richard Woodrich (2)
c/o SDS, Inc.
1Clarks Hill Rd                                8,333                   *
Framingham, MA. 01702

Helenka Bodner
1337 E. 9th St
Brooklyn, NY 11230                        14,316,896                42.9%

Leo Ehrlich (1,2)
c/o SDS, Inc.
1222 Avenue M
Brooklyn, NY 11230                         3,667,442                10.7%

Joe Levi (1,3)
c/o SDS, Inc.
1222 Avenue M
Brooklyn, NY 11230                             8,333                   *

Jules Nordlicht
225 West Beech St
Long Beach, NY 11561                       2,500,000                 7.5%

All Executive Officers,
Directors and Director
nominees as a group                        4,184,108                12.5%

*     Denotes beneficial ownership of less than 1%.
(1)   Officer of the Company.
(2)   Director of the Company

                            DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share, of which 33,394,491 are issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.001 per share, of which 2,500 are issued and outstanding as 8% Series 2006 A Convertible Preferred Stock.

Common Stock

Holders of the common stock are entitled to one vote for each share held by them of record on our books in all matters to be voted on by the stockholders. Holders of common stock are entitled to receive dividends as may be legally declared from time to time by the board of directors, and in the event of our liquidation, dissolution or winding up, to share ratably in all assets remaining after payment of liabilities. Declaration of dividends on common stock is subject to the discretion of the board of directors and will depend upon a number of factors, including our future earnings, capital requirements and financial condition. We have not declared dividends on our common stock in the past and we currently anticipate that retained earnings, if any, in the future will be applied to our expansion and development rather than the payment of dividends.

The holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. Our articles of incorporation require the approval of the holders of a majority of our outstanding common stock for the election of directors and for other fundamental corporate actions, such as mergers and sales of substantial assets, or for an amendment to our articles of incorporation.

9% Convertible Debentures

As at August 31, 2006, there are outstanding $450,000 of 9% Convertible Debentures due in January 2009. Holders of 9% Convertible Debentures are entitled to convert principal amounts into shares of common stock at a conversion price of $1.00.

Preferred Stock

The Company's board of directors may fix by resolution the issuances of preferred stock, the voting powers, designations, preferences and rights, and limitations or restrictions thereof, of each such series to the full extent permitted by Delaware law.

On June 8, 2006 we issued 2,150 shares of 8% Series 2006 A Convertible Preferred Stock ("Convertible Preferred Stock") to certain institutional investors. The Convertible Preferred Stock is convertible to shares of common stock at a conversion price of $.50 per share, subject to adjustment in the event of certain corporate events such as merger, reorganization or sale of substantially all the Company's assets. Cash dividends accrue on the Convertible Preferred Stock at the rate of 8% per annum, payable quarterly beginning in October 2006; or, at the Company's option, dividends are payable in shares of the Company's common stock, accruing at the rate of 10% per annum based on the average market price for shares of common stock for the 10 trading days preceding payment. The Convertible Preferred Stock is mandatory convertible at the option of the Company in the event the closing bid price of the stock exceeds $2.50 for twenty
(20) trading days. In the event of a merger or sale of more than 50% of the Company, or in the event shares of common stock issuable upon the conversion of Convertible Preferred Stock or exercise of warrants fail or cease to be registered as contemplated by the terms of the financing, the Convertible Preferred Stock is redeemable at a price of $1,000 per share, plus any accrued and unpaid dividends payable thereon, payable at the option of the Company in cash or in shares of the Company's common stock. The provisions of the Convertible Preferred Stock are more particularly described in the Certificate of Designation of the Relative Rights and Preferences of Series 2006 A Convertible Preferred Stock, included as Exhibit 4.18 hereto.

American Stock Transfer & Trust Co. acts as our transfer agent and registrar.

                             DESCRIPTION OF BUSINESS

GENERAL

StatSure(TM) Diagnostic Systems, Inc., (SDS), a Delaware corporation (the "Company"), is primarily engaged in the development and marketing of oral fluid collection devices for the drugs of abuse market, and rapid, point-of-care immunoassays for use in the detection of infectious diseases. The Company believes that its patented, proprietary platform offers significant advantages over the existing products, including ease-of-use, lower costs, and significantly reduced risk of infection from collecting and handling specimens. In the oral fluid collection market, the Company's platform has a patented internal quality control that indicates sufficient volume of the oral fluid ("volume adequacy indicator").

The Company was incorporated in California in 1986 as E&J Systems, Inc. In January 1992, the Company merged into a Delaware corporation and, at that time, changed its name to Saliva Diagnostic Systems, Inc. The Company completed an initial public offering of its common stock in March 1993. In January, 2006, the Company changed its name to StatSure Diagnostic Systems, Inc. The Company's principal executive offices are located at 1 Clarks Hill Rd. Framingham, MA. 01702.

On January 24, 2006, the Company effected a name change from Saliva Diagnostic Systems, Inc. to StatSure Diagnostic Systems, Inc. The shares of the Company have been trading under that name, with the new symbol "SSUR", since March 22, 2006. Coinciding with our corporate name change, the Company has changed the brand name of its Hema-Strip Product line, in general, to StatSure(TM), and the name of its Hema-Strip HIV test to StatSure(TM) HIV.

In May 2002, the Company received its Investigational Device Exemption (IDE) from the U.S. Food and Drug Administration (FDA) for its Rapid StatSure(TM) (then branded as "Hema-Strip HIV"). Upon termination of its business relationship with its then contract manufacturer, Chembio Diagnostic Systems (CEMI.OB), the Company signed a Manufacturing / Research & Development Agreement with American Bio Medica Corporation (ABMC) of Kinderhook, NY. Responsibilities of ABMC include the manufacture of the Company's StatSure(TM) HIV test and other products under appropriate and applicable regulatory compliance standards. The Company filed a new IDE with the FDA naming ABMC as its contract manufacturer. This IDE submission to the FDA was made in October 2003. Thereafter, the Company conducted its clinical trials and submitted all the modules of the Pre-Market Approval (PMA) to the FDA. The FDA requested certain additional testing and the Company completed this work in the summer of 2005. A Supplemental Study to the PMA was submitted in October 2005 to satisfy this request. In March 2006, the Company received correspondence from the FDA stating that our PMA submission for the detection of antibodies to HIV is deficient and therefore will require additional clinical studies to amend the PMA. In May 2006, the Company met with the FDA, and was requested by the FDA to submit additional clinical data to complete its PMA. (See "Recent Developments", Page 2.) Should the Company receive PMA approval for its rapid HIV test, it will file for a CLIA (Clinical Laboratory Improvements Amendments) waiver. In 2005 the Company has received regulatory approvals to markets its StatSure(TM) HIV product in South Africa, Jordan and Guatemala and expects to receive similar approvals in several other countries in 2006.

The Company is committed to and focused on commercializing its patented technology platform and upon the completion of the necessary requirements towards obtaining FDA PMA marketing approval of our rapid HIV diagnostic tests in the United States. Although there is no assurance that we will receive approval, we believe that the StatSure(TM) HIV device format, if approved for detecting antibodies to HIV-1 in fingerstick and venipuncture whole blood, serum and plasma samples, will have certain competitive advantages over current products in the market for rapid HIV testing, both in the United States and internationally.

The Company's capital requirements have been and will continue to be significant. The Company's capital base is smaller than that of many of its competitors, and there can be no assurance that the Company's cash resources will be able to sustain its business. The Company is dependent upon its effort to raise capital to finance its future operations, including the cost of development, manufacturing and marketing of its products, to conduct clinical trials and submissions for FDA approval of its products and to continue the design and development of its new products. Marketing, manufacturing and clinical testing may require capital resources substantially greater than the resources available to the Company. The Company will continue to seek public or private placement of its equity securities and corporate partners to develop products. The Company's future capital needs will depend upon numerous factors, including the progress of the approval for sale of the Company's products in various countries, including the United States, the extent and timing of the acceptance of the Company's products, the cost of marketing and manufacturing activities and the amount of revenues generated from operations, none of which can be predicted with much certainty. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company's significant operating losses and significant capital requirements, however, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company has incurred significant operating losses since its inception, resulting in an accumulated deficit of $48,639,143 at December 31, 2005. Such losses are expected to continue for the foreseeable future and until such time, if ever, as the Company is able to attain sales levels sufficient to support its operations. The Company's independent certified public accountants have included an explanatory paragraph in their reports stating that the Company's significant operating losses and significant capital requirements raise substantial doubt about the Company's ability to continue as a going concern. There can be no assurance that the Company will be able to obtain the additional capital resources necessary to continue its business, or that such financing will be available on commercially reasonable terms or at all.

In March 2002, the Company amended its Certificate of Incorporation to effect a one-for-twenty five reverse split of its common stock. As of that date, each twenty five outstanding shares of the Company's common stock were converted and reconstituted into one share of common stock, par value $0.001 per share. The number of authorized shares of common stock of the Company was not affected by the reverse stock split and remains at 50,000,000. Options, warrants, preferred stock and other securities convertible into shares of the Company's common stock were adjusted in accordance with their terms to reflect the reverse stock split. Upon exercise or conversion, holders of such securities will be entitled to receive one-twenty fifth of the number of shares of post-split common stock as they are entitled to receive of pre-split common stock.

From January 2004 to July 2004, the Company's stock traded on the OTC "Pink Sheets". From July 2004 through March 21, 2006, the Company's common stock traded on the OTC Bulletin Board market under the symbol "SVAD". Since March 22, 2006, the shares of the Company have been trading on the OTC Bulletin Board with the new symbol "SSUR".

PRODUCTS

The Company's products fall into two categories, "Rapid Immunoassays" and "Oral Fluid Collection Devices". To date, the Company has developed three rapid HIV tests: Sero-Strip(TM) HIV, StatSure(TM) HIV and Saliva-Strip(TM) HIV, and one H.pylori rapid test, StatSimple(TM) H.pylori. The Company also markets an oral fluid specimen collector in the U.S. branded as Saliva-Sampler(R) and in the United Kingdom as Omni-SAL(R).

RAPID IMMUNOASSAYS.

The Company has developed three rapid tests utilizing immunochromatography for the detection of antibodies to selected pathogens, including three tests for HIV (the Human Immunodeficiency Virus), the virus that causes AIDS, and one test for
H. pylori (Helicobacter pylori), a bacterium linked to peptic ulcers and gastric cancer. The Company believes its rapid tests are easy to run and quick to read; they require only a few simple steps to perform. The tests produce visual results in fifteen (15) minutes or less and may be used without special equipment, refrigeration storage, or expert training. The Company's data from its clinical trials and independent evaluations demonstrate that its tests are generally equivalent or better in performance to the widely used FDA-approved tests for these analytes.

The Company's rapid tests utilize a patented capillary flow technology for acquiring the sample of blood (2.5 microliters) into the testing device. Next a buffer solution is introduced. The resulting mixture of sample and buffer migrate along the test strip by capillary action, reconstituting a dye conjugate. As part of its internal control system, a single red control line will appear at a designated point on the upper portion of the test-strip if the test has been performed properly and if all reagents are functionally active. When antibodies specific to the target disease are present in the sample, the conjugate binds with those antibodies to a pre-applied antigen to form a second red line (positive) at a designated point on the lower portion of the strip. In the absence of specific antibodies, a second line does not appear. In a few minutes, the results are available at the point of care ("POC") without the need for any expensive instrumentation.

Sero-Strip(TM) HIV ("Sero-Strip") analyzes a small amount of serum or plasma to detect HIV antibodies. Sero-Strip(TM) is packaged as a multiple-use kit designed for professional health care settings where patients typically undergo a venipuncture to obtain sufficient plasma or serum for several laboratory tests often saved for a batch run to maximize operating efficiencies. The Company's serum/plasma-based HIV test kit may be stored without refrigeration for up to 24 months from date of manufacture.

StatSure(TM) HIV ("StatSure(TM)") is a single use test kit that collects, processes, and analyzes a tiny amount of whole blood (2.5 microliters), plasma, or serum sample to detect HIV antibodies. Sample collection requires only a few seconds, typically from a "finger-stick" using a lancet. The whole blood sampling technology used in StatSure(TM) is identical to that utilized in Sero-Strip; however, an added filter traps red blood cells from the whole blood sample permitting the migration of serum to flow onto the strip and negating the need for the user to centrifuge a specimen to separate serum from the whole blood sample. The test kit may be stored without refrigeration for up to 24 months after the date of manufacture. Although there is no assurance that we will receive FDA approval, we believe that the StatSure(TM) HIV device format, if approved for detecting antibodies to HIV-1 in fingerstick, serum and plasma samples, will provide certain competitive advantages for rapid HIV testing.

Saliva-Strip(TM) HIV ("Saliva-Strip") collects, processes, and analyzes saliva to detect HIV antibodies. During 1999, the Company discontinued marketing Saliva-Strip(TM). The test was designed for single use, and is based on the Company's proprietary saliva collection technology, Saliva-Sampler (R). (See Below.) The Company is evaluating the size, growth, and profitability of the market opportunity where the collection of blood may not be practical or feasible, to determine its strategy for this potential market segment, as it relates to the development and re-introduction of a saliva based rapid HIV test.

ORAL FLUID COLLECTION DEVICES.

The Company is currently marketing its oral fluid collection devices with the trade names Omni-SAL(R) and Saliva-Sampler(R), in the U.S., in United Kingdom and in other international markets. The Company markets its saliva medical specimen collector in the United Kingdom as Omni-SAL(R) and Saliva-Sampler(R) in the U.S. (See "--Marketing, Sales and Distribution.") This oral-fluid collection-device product line is patented and currently marketed to several commercial companies for use with certain laboratory assays, for example: the detection of HIV infection, drugs-of-abuse and cigarette smoking. It has also been used in research to collect saliva samples for studies of other infectious diseases.

RESEARCH, PRODUCT AND CLINICAL DEVELOPMENT

The Company's rapid testing platform is designed to be versatile and inexpensive in time and capital to add new analytes. The costs of developing a menu of StatSure(TM) products may include licensing fees and clinical testing but will always require product documentation, a quality program, and product launch expenses.

The Company has conducted preliminary research that indicates its patented rapid whole-blood test format may be applied to screen for a broad spectrum of pathogens in addition to HIV such as H. pylori, TB, syphilis, HPV, viral hepatitis, dengue, and certain sexually transmitted diseases. We believe that our patented rapid whole-blood test format has significant potential as a point-of-care testing platform for use in physicians' offices, public health outreach programs, hospitals, military, home testing, and other vertical markets.

In 2005 and 2004, research and development activities focused on the clinical trials of the StatSure(TM) HIV rapid test. The Company expended $319,050 and $459,258 in research and development costs, respectively, in fiscal years 2005 and 2004.

Limited revenues have been generated from sales of the Company's rapid tests and saliva collection devices. The Company's products are subject to all the risks inherent in the introduction of new diagnostic products. The Company may not have sufficient funds to design and develop new products. There can be no assurance that the Company's products will be successfully developed, be developed on a timely basis or prove to be as effective as products based on existing or newly developed technologies. The inability to successfully complete development, or a determination by the Company, for financial or other reasons, not to undertake or complete development of any product, particularly in instances in which the Company has made significant capital expenditures, will have a material adverse effect on the Company.

MARKETING, SALES AND DISTRIBUTION

The Company is currently marketing its oral fluid collection devices, Omni-SAL(R), and Saliva-Sample(R), both in the U.S. and overseas.

The oral fluid collection devices are sold into workplace-testing, forensic toxicology, criminal justice, and drug rehabilitation markets, primarily through several manufacturers of drugs of abuse products who incorporate our collection device to be utilized with their kits. The forensic toxicology market consists primarily of 250 - 300 laboratories including federal, state and county crime laboratories, medical examiner laboratories, and reference laboratories. The criminal justice market consists of a wide variety of entities in the criminal justice system that require drug screening, such as pre-trial services, parole and probation officials, police forces, drug courts, prisons, drug treatment programs and community/family service programs.

The Company has entered into an agreement with privately-held Immunalysis Corporation of Pomona, California for the distribution of Saliva-Sampler(R) collection devices for lab based drugs-of-abuse testing in the United States and Canada. The Company also has a distribution agreement with DTC Group, plc (London) to private label our saliva collector to certain European territories. In addition, in certain international markets, our patented oral fluid collection device currently is sold to several commercial companies for use with their laboratory assays or machine rapid scanners for the detection of HIV infection, and/or drugs-of-abuse and/or cigarette smoking.

The Company does not at this time have FDA approval for its HIV tests. Hence, the Company has directed its primary marketing and distribution efforts for its HIV-related products to those international markets where we have obtained, or are in the process of obtaining, the necessary regulatory approvals to market the Company's rapid testing product line. During the past year, the Company has received regulatory approval to market its StatSure(TM) HIV product in South Africa, Jordan and Guatemala and expecting to receive similar approvals in several other countries in 2006. (See "Manufacturing and Supply" and "Regulation--Domestic Regulation" below.)

The Company has limited marketing, sales and distribution resources. Achieving market acceptance will require substantial efforts and capabilities in these areas. The Company relies in large part on forming partnerships for marketing, sales and distribution of its products. The Company has entered into a number of agreements with distributors who are now in breech of the contractual terms. However the Company is continuing to work with certain of these distributors who commit time and resources towards obtaining regulatory approvals.

During 2005, the Company's revenues were primarily generated from sales of its saliva collection devices. For the year ended December 31, 2005, sales to two customers were 77% of the Company's total product sales. Sales to these customers were approximately $424,000 and $149,000. The Company is continuing to seek new markets and sales opportunities for its products.

MANUFACTURING AND SUPPLY

In July 2003, the Company signed a Manufacturing / Research & Development Agreement with American Bio Medica Corporation (ABMC) of Kinderhook, NY. Responsibilities of ABMC include the manufacturing of the Company's HIV test devices under appropriate regulatory compliance statutes. Based on the results of the StatSure(TM) HIV test clinical trials completed in March 2004, the Company has reason to believe the product's performance meets the necessary criteria for U.S. approval. The Company also outsources the manufacture and assembly of its proprietary saliva collection products with several medical device suppliers.

The Company contracts all its product manufacturing with third parties. Nonetheless, all the proprietary technology, molds, custom built machinery, and documentation is the property of the Company. The Company has invested in the design, process documentation, scale- up, and automated assembly and production machinery to allow it to manufacture its products consistently, efficiently, and economically, to compete on a global scale. This machinery is expected to be utilized in the manufacture of the new products the Company hopes to introduce. There can be no assurance that these contractors will continue to meet the Company's or FDA requirements or will manufacture the Company's products on acceptable terms.

In 2004, the Company entered into agreements with a vendor to have custom assembly machinery built. To date the Company has recorded charges of $664,401 towards this agreement as Equipment-under-construction. The Company expects all Equipment-under-construction to be placed in service to enhance the Company's production capacity and ability to manufacture its StatSure product line in a consistent, cost-effective manner.

Manufacturers located in the U.S., and manufacturing pharmaceutical or diagnostic products to be sold in the U.S., must comply with the FDA's good manufacturing practices regulations ("GMP") and pass pre-approval and periodic GMP inspections by the FDA. The Company has been advised by American Bio Medica, and by the Company's other assembly contractors and injection molders that they are in compliance with GMP and other FDA regulations. There can be no assurance that these companies will continue to comply with GMP, that the Company will locate other manufacturers that comply with GMP, or that the Company will secure agreements with such manufacturers on acceptable terms.

Although the Company has no reason to believe it will encounter difficulties in obtaining components necessary for manufacture of its products, there can be no assurance that the Company will be able to enter into satisfactory agreements or arrangements for the purchase of commercial quantities of such components. The failure to enter into agreements or otherwise arrange for adequate or timely supplies of components, and the possible inability to secure alternative sources of components, could have a material adverse effect on the Company's ability to manufacture and sell its products. In addition, development and regulatory approval of the Company's products in the U.S. are dependent upon the Company's ability to procure certain components and certain packaging materials from FDA-approved sources. Since the FDA approval process requires manufacturers to specify within their PMA submission their proposed suppliers of certain components, if any such component were no longer available from the specified supplier, FDA approval of a new supplier would be required, resulting in potential manufacturing delays.

REGULATION

DOMESTIC REGULATION

FOOD AND DRUG ADMINISTRATION.

In the U.S., under the Federal Food, Drug, and Cosmetics Act (the "FDC Act"), the FDA regulates all aspects, including manufacturing, testing, and marketing, of medical devices that are made or distributed in or from the U.S.

In October 2003, one of the Company's current contract manufacturers, American Bio Medica, was issued an export certificate allowing for the export sales of the Company's HIV products.

All medical devices are categorized by the FDA as Class I, Class II, or Class III devices. Class I devices are subject only to general control provisions of the FDC Act, such as purity, labeling and GMP. Class II devices are required to also ensure reasonable safety and efficacy through performance standards and other controls. Class III devices must, in addition to fulfilling all other provisions of the FDC Act, meet extensive and rigorous FDA standards that may require clinical trials.

A manufacturer of medical devices which has established that a new device is substantially equivalent to a legally marketed Class I or Class II medical device, or to a Class III medical device for which the FDA has not required a PMA (Pre Market Approval), can seek FDA marketing clearance for the device by filing a 510(k) Premarket Notification ("510(k) Notice"). The 510(k) Notice for diagnostic devices is normally supported by various types of information, required to be submitted along with the 510(k) Notice. This information typically includes performance data indicating that the device is as safe and effective for its intended use as a legally marketed predicate device.

Two of the Company's products, Saliva-Sampler(R) and H. Pylori StatSimple(TM) ( a product presently discontinued by the Company), have received FDA clearance through the 510(k) process for domestic distribution for in vitro diagnostic use in humans. The FDA clearance is subject to certain standard limitations, including persons who may be tested, persons who may administer the test and how the test results may be interpreted. Both of these products have been classified as Class II devices. The Company has discontinued selling H. Pylori products but may elect to resume sales if market conditions so warrant.

Diagnostic devices that require human clinical trials due to the potential clinical risk were they incorrectly used or interpreted must obtain an Investigational Device Exemption ("IDE") from the FDA prior to the commencement of such human clinical trials. An application for an IDE must be supported by any clinical data (including any results of human testing obtained through "Research Use Only" use of a device for which FDA approval is not required), and the proscribed preclinical data, including animal model testing and a broad spectrum of other data that compile the submission necessary to gain an IDE. Upon approval and award of the IDE, human clinical trials may begin.

In May 2002, the Company received an IDE from the U.S. FDA for its StatSure(TM) HIV rapid Test. Upon termination of all business relationships with its then contract manufacturer, Chembio Diagnostic Systems, the Company needed to file a new IDE with the FDA. A new submission to the FDA was made in October 2003. After conferring with representatives of the FDA's Center for Biologics Evaluation and Research (CBER), the Company decided to begin its PMA filing using a modular approach. Instead of filing following the completion of all the clinical trials, the modular method allowed the Company to begin its filings concurrent with conducting U.S. clinical studies. Should the Company receive PMA approval, it will file for a CLIA (Clinical Laboratory Improvements Amendments) waiver. In July of 2003, the Company signed a Manufacturing / Research & Development Agreement with American Bio Medica Corporation (ABMC) of Kinderhook, NY. Responsibilities of ABMC include the manufacture of the Company's StatSure(TM) HIV test and other products under appropriate and applicable regulatory compliance standards. Based on the results of the StatSure(TM) HIV Test clinical trials completed in March 2004, the Company believes the product's performance meets the criteria necessary for U.S. approval.

In March 2006, the Company received correspondence from the FDA stating that our PMA submission for the detection of antibodies to HIV is deficient and therefore will require additional clinical studies to amend the PMA. In May 2006, the Company met with the FDA, and was requested by the FDA to submit additional clinical data to complete its PMA. The Company believes that the performance of its PMA test demonstrates compelling data in terms of the sensitivity and specificity of its product. Therefore, the Company is continuing to invest its efforts in commercializing its technology platform towards the HIV market.

In 2002, Congress enacted the Medical Device User Fee and Modernization Act, which authorizes the FDA to assess and collect user fees for premarket notifications and premarket approval applications filed on or after October 1, 2002. Fees for fiscal year 2004 range from $3,480 for 510(k) premarket notifications to $206,811 for PMA's, although fee reductions are available for companies qualifying as small businesses. We currently qualify as a small business.

OVERSEAS REGULATION AND DISTRIBUTION.

The Company plans, over time, to sell its products on a global basis and to file the necessary documentation, conduct clinical trials and will build a comprehensive network of geographical territories where the rapid HIV product meets all appropriate criteria. Regulatory approval specifications for medical devices vary from country to country. Some countries may not require regulatory approval when registering a product for sale to the private sector. Others rely on evaluations by agencies such as the WHO. Also, registrations in certain countries are often issued in the name of distributors. As the Company is in the process of changing certain distributors, it may need to obtain new registrations in markets in which it had previously been permitted to sell. The process of obtaining regulatory approval from foreign countries can be costly and time consuming, and involves many of the same procedures and risks as obtaining FDA approval. There can be no assurance that any of the Company's products not yet approved will receive regulatory approval in any country, or that the Company will have the resources to seek regulatory approval for any of its products in any country.

COMPETITION

ORAL FLUID COLLECTION DEVICES; There are two levels of competition for sample collection devices for drug of abuse testing: In the first level, the Company's saliva collection device competes with other saliva collection products; the second level recognizes that the majority of the market for drugs of abuse testing and other tests, utilizes urine collection products. The market for replacing urine with saliva collection devices is emerging. The shift towards saliva is due to its convenience, ability to directly trace the authenticity of the specimen, less "invasiveness", increased speed to obtain quality sample, and overall cost-effectiveness. The oral fluid collection and diagnostic testing market is highly competitive and is expected to increase. The primary direct competitor to our saliva collection device is Orasure Technologies, Inc., which sells FDA-approved oral fluid-based laboratory tests for drugs of abuse and HIV testing.

RAPID IMMUNOASSAY: Orasure Technologies, Inc. is also a major competitor to our rapid HIV tests. Orasure Technologies, Inc. has an FDA approved blood-based and oral fluid-based rapid HIV test. Several companies market or have announced plans to market blood-based or oral fluid-based HIV rapid tests in the United States and abroad. In addition to Orasure, MedMira, Chembio and Trinity Biotech have also received FDA approval to sell rapid HIV blood tests in the United States. We believe other companies may seek FDA approval to sell competing rapid HIV tests in the future.

Our competitors also include in vitro diagnostic and rapid diagnostic companies, specialized biotechnology firms as well as pharmaceutical companies with biotechnology divisions and medical diagnostic companies, many of which are substantially larger and have greater financial, research, manufacturing, and marketing resources. Outside of the United States, where regulatory requirements for HIV screening tests may be less demanding, a much wider range of competitors may be found. Manufacturers from Japan, Canada, Europe, and Australia offer a number of HIV screening tests in those markets including HIV-1 and HIV-2 tests, rapid tests and other non-EIA format tests. There can be no assurances that our products will compete effectively against these products in foreign markets, or that these competing products will not achieve FDA approval.

Important competitive factors for our products include product quality, price, ease of use, customer service, and reputation. Industry competition is based on the following:

o     Scientific and technological capability;

o     Proprietary know-how;

o     The ability to develop and market products and processes;

o     The ability to obtain FDA or other regulatory approvals;

o The ability to manufacture products that meet applicable FDA requirements (i.e., good manufacturing practices);

o     Access to adequate capital;

o The ability to attract and retain qualified personnel, consultants, contract manufacturers; and

o     The availability of patent protection.

We expect competition to intensify as technological advances are made and become more widely known, and as new products reach the market. Furthermore, new testing methodologies could be developed in the future that would render our products impractical, uneconomical or obsolete. In addition, there can be no assurance that our competitors will not succeed in obtaining regulatory approval for these products, or introduce or commercialize them before we do so. These developments could have a material adverse effect on our business, financial condition and results of operations.

In the dynamic biotechnology and medical device industry, technological change and obsolescence is rapid and frequent. There can be no assurance that the Company will be able to compete successfully with its competitors, keep pace with technological changes or avoidproduct obsolescence.

INTELLECTUAL PROPERTY

We utilize patent and other intellectual property rights to protect and preserve our proprietary technology and our right to capitalize on the results of our research and development activities. We also rely on trade secrets, know-how, continuing technological innovations, and licensing opportunities to provide competitive advantages for our products in our markets and to accelerate new product introductions. We regularly search for third-party patents in fields related to our business to shape our own patent and product commercialization strategies as effectively as possible and to identify licensing opportunities. United States patents generally have a maximum term of 20 years from the date an application is filed.

To date, eleven patents covering the Company's specimen collection devices have been awarded, five in the U.S. and six in other countries. Expiration dates for the patents range from 2008 to 2012. The Company intends to seek other patent protection in the U.S. and other countries for certain aspects of its collection devices and rapid test technology.

The Company has been issued a patent by the U.S. Patent and Trademark Office for its whole blood sampling technology. No assurance can be given that the Company will file any patent applications in the U.S. or abroad, that patents will be issued to the Company pursuant to its patent applications, or that the Company's patent portfolio will provide the Company with a meaningful level of commercial protection. The Company recognizes the need to invest in broadening, defending and strengthening its intellectual property base as well as adding to it. Management is committed to this and to obtain sufficient capital to accomplish this on-going responsibility.

Immunochromatography, the principle upon which the Company's rapid tests are based, is a technology covered by many patents. The Company had purchased a license from the principal patent holder, Unilever PLC, to whom royalty payments were due for strip-based rapid tests sold. To obtain the license, the Company paid approximately $50,000 and was responsible for royalty fees equal to 5% of the net sales in all territories where the Unilever patent is enforceable. Products covered by the license included those related to HIV, H.pylori, Tuberculosis and Hepatitis A. Management believes that after review of its technology by outside counsel, and considering court decisions, the Company's manufacturing process is not infringing on Unilever patents and no liability for 2005 and 2004 has been accrued.

The Company also depends on trade secrets and proprietary information to protect much of the technology that it has developed. The Company has entered into confidentiality agreements with its employees, certain third party suppliers, potential customers, joint venture partners, distributors and consultants. Despite such efforts, there can be no assurance that confidentiality of the Company's proprietary information can be obtained or maintained.

The Company believes that patent and trade secret protection are important to its business. However, the issuance of a patent and the existence of trade secret protection do not in itself ensure the Company's success. Competitors may be able to produce products competing with a patented Company product without infringing on the Company's patent rights. Issuance of a patent in one country generally does not prevent the manufacture or sale of the patented products in other countries. The issuance of a patent to the Company is not conclusive as to the validity or as to the enforceable scope of the patent. The validity or enforceability of a patent can be challenged after its issuance, and if the outcome of such challenge is adverse to the owner of the patent, the owner's rights could be diminished or withdrawn. Additionally, trade secret protection does not prevent independent discovery and exploitation of a secret product or technique by other parties.

A large number of individuals and commercial enterprises seek patent protection for technologies, products and processes in fields related to the Company's area of product development. (See "Competition".)

To the extent such efforts are successful; the Company may be required to obtain licenses in order to accomplish certain of its product strategies. There can be no assurance that such licenses will be available to the Company or available on acceptable terms.

The Company is aware of certain patents issued to developers of diagnostic products with potential applicability to the Company's diagnostic technology. There can be no assurance that the Company would prevail if a patent infringement claim were to be asserted against it.

In March 2004, Chembio Diagnostics, Inc. of Long Island, New York commenced an action in Federal Court, Eastern District of New York, seeking a declaration that our US Patent No. 5,935,864 was invalid, unenforceable, and not infringed. On September 27, 2005 the Hon. Joanna Seybert issued her Claim Construction Ruling on the interpretation of the patent claims in the suit. The Court ruled that the Company's broader interpretation of the Company's patent claims is correct and rejected Chembio's arguments seeking to narrow coverage afforded by one of the Company's patents. The Company recently filed a motion for permission to assert additional claims, which the Court is scheduled to hear July 12. The Company intends to continue to vigorously defend its intellectual property.

EMPLOYEES

As of July 31, 2006, the Company has four full-time employees and various consultants who devote considerable time for the company-- excluding our outside counsel, accountants, and manufacturing personnel at ABMC and other contract manufacturers.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

OVERVIEW AND OUTLOOK

Since July 1990, the Company has been engaged almost exclusively in research and development activities focused on developing proprietary rapid assays for infectious diseases and to a lesser degree saliva based collection devices. During the years 2005 and 2004, the Company's products have been purchased by foreign governments, distributors, laboratories, as well as the U.S. Center for Disease Control (CDC), an agency of the United States government.

In July of 2003, the Company signed a Manufacturing/Research & Development Agreement with American Bio Medica Corporation (ABMC) of Kinderhook, NY. Responsibilities of ABMC include manufacturing and regulatory compliance of the Company's HIV test devices. The Company is seeking a PMA for its HIV rapid test from the FDA and submitted all modules of the PMA by the end of November 2004. At the request of the FDA, the Company has completed a small supplemental study of 249 samples and its submission to the FDA, in October of 2005. In March 2006, the Company received correspondence from the FDA stating that our Pre-Market Approval (PMA) submission is deficient and therefore will require additional clinical studies to amend the PMA.

In addition to the US, the Company intends to commercialize its rapid assay, point-of-care technology in the United States and internationally, and plans to submit the appropriate regulatory submissions, import/export documentation and any other requirement for a number of countries, including but not limited to, Brazil, Canada, Vietnam, India, Mexico, Australia, Philippines, Thailand, and a number of African countries.

Finally, if and when the Company receives a PMA from the FDA for its HIV product, the Company will file for a waiver of CLIA, which if received, will allow sales of this product to a large number of markets (e.g. doctors' offices, public health clinics) that do not operate under the standards of the CLIA.

The IDE, clinical trials, and application modules are only part of a difficult and financially costly process to receive U.S. marketing approval. There is no assurance that the Company will have the financial resources, expertise, or ability to complete the approval process.

A Certificate of Exportability was issued by the FDA in October 2003 allowing the resumption of the Company's HIV diagnostics export sales.

In November 2002, the U.S. Food and Drug Administration approved the sale in the United States of the Oraquick Rapid HIV test, a competing product to the Company's StatSure(TM) HIV test. Subsequent to receiving FDA approval, Orasure received a CLIA waiver for their product.

The U.S. Food and Drug Administration has approved for sale the Med Mira HIV test and the Uni-Gold Recombigen HIV test, as well as Orasure's and Chembio's products to provide rapid point of care testing for antibodies to HIV, all of which are competing products to the Company's StatSure(TM) HIV test.

We believe that the potential market for rapid tests in the United States and foreign countries will continue to grow as the benefits of rapid testing are better understood by the appropriate government agencies, by practitioners, and by the general population. The need for and availability of rapid tests to screen large populations for HIV has been the subject of the medical, scientific and lay press, including the New York Times and the New England Journal of Medicine's Editorial pages. Recently, the FDA has decided to conduct hearings to discuss the potential need, requirements, and issues of Over The Counter (OTC) marketing of HIV tests. The first of these hearings was held in November 2005 and the second was held in March 2006.

We are committed to and focused on the completion of the necessary requirements towards obtaining U.S. Food and Drug Administration (FDA) and other relevant regulatory approvals for our rapid StatSure(TM) HIV diagnostic technology. Although there is no assurance that we will receive such approval, we believe that the StatSure(TM) HIV device format, if approved for detecting antibodies to HIV-1 in fingerstick, serum and plasma samples, will have a significant competitive advantage in the market for rapid HIV testing in the United States and internationally. However, there can be no assurance that we will achieve or sustain significant revenues from sales of HIV diagnostic tests, internationally or domestically, or from other new products we may develop or introduce.

The Company has limited marketing, sales and distribution resources. Achieving market acceptance will require substantial efforts and capabilities in these areas. The Company relies in large part on forming partnerships for marketing, sales and distribution of its products. The Company has entered into a number of agreements with distributors who are now in breech of the contractual terms. However the Company is continuing to work with certain of these distributors who commit time and resources towards obtaining regulatory approvals.

Industry observers believe that sales of HIV rapid tests will eventually be approved in certain markets for over-the-counter (OTC) sales, and that self-testing will become as easy to purchase as home pregnancy tests. The FDA began hearings on this matter in November 2005 and continued in March 2006. If this were to occur, we believe the Company's HIV product's performance, design, and ease of use could have a competitive advantage over many of the existing technologies and platforms. There can be no assurance that any of the Company's products not yet approved or cleared, will be approved or cleared for marketing by the FDA or that if approved it would be allowed for sale as an OTC product.

We believe growth of revenues from our Saliva Sampler(R)oral fluid collectors could result from our two major customers who have both indicated a positive outlook for 2006. In addition, the company is beginning to explore new commercial applications of these collectors.

We continue to distribute our StatSure(TM) HIV test and Saliva Sampler(R) oral fluid collection product through our current distribution networks. We will also seek new distribution relationships for our current and future test products.

The Company has discontinued selling its FDA approved StatSimple(TM) H. pylori test since 2000, but may elect to resume sales if market conditions so warrant.

The Company will need to raise additional capital to fund its aggressive growth and marketing efforts and to capitalize on its IP portfolio to design, develop, test, gain regulatory approval and launch new products as well as to meet its debt obligations. Development, marketing, manufacturing and clinical testing may require capital resources substantially greater than the resources, which may be available to the Company. The Company is reviewing its options, including the selling of common stock or considering other strategic alternatives, as a means to fund the Company's future growth plans. There can be no assurance that the Company will be able to obtain the additional capital resources necessary to fund its growth plans, or that such financing will be available on commercially reasonable terms.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2005 AND 2004

REVENUES. The Company's revenues consist of product sales and royalties. Revenues decreased 46% to $755,578 in 2005 yielding a gross margin of $450,941 or 60%, from $1,398,650 in 2004 which yielded a gross margin of 64%. The 2005 decrease in revenues was due to a large stocking inventory shipment of our saliva collector in 2004 by one of our customers and a slowing down of sales by this same customer in 2005, in addition to production problems at our plastics molder during the third and fourth quarters which reduced sales of our saliva collection devices for Drugs of Abuse testing. The problem was fixed and shipments resumed in December 2005.

The Company's revenues are primarily generated from sales of its patented saliva collection devices. Specimens collected with the device are sent to and processed at laboratories. For the year ended December 31, 2005, sales to two customers were in excess of 10% of the Company's total sales. Sales to these customers were approximately $424,000, and $149,000. The Company had minimal sales of its rapid tests in 2005 and 2004. The Company is continuing to seek new markets and sales opportunities for its products.

COST OF PRODUCTS SOLD. Costs of products sold decreased to $ 304,637 (40% of product sales) in 2005 from $ 501,000 (36% of product sales) in 2004. The decrease in product cost was attributable to reduced sales activity attributable to production problems at our plastics' molder. The decrease in Gross Margins was attributable to price increases from suppliers which we were unable to pass on to our customers, and because sales volume in 2005 was lower, fixed overhead expenses per dollar of sales were disproportionately high

RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased to $ 319,050 in 2005 from $459,258 in 2004. The decrease is due to fewer expenses incurred in 2005 for:

o     the StatSure(TM) HIV test clinical trials

o the preparation of documents for FDA submissions and associated consulting costs

R&D costs for StatSure(TM) HIV are expected to continue in 2006 until such time that we receive FDA approval to market the test in the U.S.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES AND STOCK BASED COMPENSATION AND EMPLOYMENT RECRUITING EXPENSE. Selling, general and administrative expenses of $1,179,476 plus stock based compensation and employment recruiting expenses of $768,973, totaling $1,948,449 increased 373% in 2005 from $521,628 in 2004. In
2005, the Company incurred approximately $770,000 non-cash expenses associated with the issuance of shares and/or warrants to recruit and hire its CEO and President. Other expenses which increased substantially during 2005:

o     Officers' salaries as a result of the hiring of a CEO and President

o Legal expenses for patent reviews, patent litigation and the filing of a registration statement.

o Filing fees and other costs attributable to the 2005 registration statement

o     Rent attributable to our new offices

o     Consulting costs

o     Amortization expenses

LOSS FROM OPERATIONS. The loss from operations for 2005 of $1,816,558 reflects a 2082% increase over the $83,236 loss reported for 2004. Reduced sales and greater expenses as described in the previous sections caused the loss from operations to increase significantly from 2004.

INTEREST EXPENSE. Net interest expense for 2005 increased to $3,052,296 from $322,571 in 2004. This increase is primarily due to the convertible debt financing of January 2005, which was accounted for in accordance with EITF Issue 98-5. The Company had evaluated that the convertible debt had a beneficial conversion feature as the conversion price was less than the fair value of the Company's common stock on the measurement date. Accordingly, the Company recognized this beneficial conversion feature by charging interest expense of $2,614,400 for the year ended December 31, 2005.

OTHER INCOME. In January 2005, the Company settled litigation for which the Company had previously set aside a reserve which was $125,325 greater then the final settlement. On December 31, 2004 the Company recognized this amount as income on the settlement of the litigation.

INCOME TAXES. The Company is in a net deferred tax asset position and has generated net operating losses to date. No provision for or benefit from income taxes has been recorded in the accompanying statements of operations. The Company will continue to provide a valuation allowance for its deferred tax assets until it becomes more likely than not, in management's assessment, that the Company's deferred tax assets will be realized. The Company has a net operating loss carryforward of approximately $49 million, which is available to offset future taxable income, if any, expiring in various years through the year 2024. The Internal Revenue Code rules under Section 382 could limit the future use of these losses based on ownership changes and the value of the Company's stock. (See Note 13 of Notes to Financial Statements.)

SECOND QUARTER AND FIRST SIX MONTHS OF 2006 COMPARED TO SECOND QUARTER AND FIRST SIX MONTHS OF 2005

REVENUES. The Company's revenues consist of product sales and royalties. Revenues increased 31% to $231,007 in the second quarter of 2006 yielding a gross margin of $131,300 or 57% from revenues of $176,534 in the second quarter of 2005, yielding a gross margin of $120,140 or 67%. Revenues increased 1% to $444,066 in the first six months of 2006 yielding a gross margin of $297,969 or 67% from $441,553 in the first six months of 2005 yielding a gross margin of $290,813 or 66%. Factors leading to the revenue increase in the second quarter was the completion and shipment of special packaged products by our largest customer. The Company is continuing to seek new markets and sales opportunities for its products. The Company's revenues are primarily generated from sales of its patented saliva collection devices. Specimens collected with the device are sent to and processed at laboratories. For the six months ended June 30, 2006, sales to two customers were in excess of 10% of the Company's total sales. Sales to these customers were approximately $344,000 and $76,000.

COST OF PRODUCTS SOLD. Costs of products sold increased to $99,707 (43% of product sales) in the second quarter of 2006 from $56,394 (33% of product sales) in the second quarter of 2005, and decreased to $146,097 (33% of product sales) in the first six months of 2006 from $150,740 (34% of product sales) in the first six months of 2005. The decrease in gross margins in the second quarter was due to greater packaging cost incurred completing rush orders.

RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased to $73,466 in the second quarter of 2006 from $84,556 in the second quarter of 2005 and decreased to $142,615 in the first six months of 2006 from $161,556 in the first six months of 2005. The decrease is due to fewer consulting expenses incurred with our HIV test. R&D costs for our HIV test are expected to continue in 2006 until such time that we receive FDA approval to market the test in the U.S.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 28% to $394,524 in the second quarter of 2006 from $308,131 in the second quarter of 2005 and increased 16% to $767,628 in the first six months of 2006 from $663,893 in the first six months of 2005. This increase is due to significantly greater expenses for consulting, recruitment expenses, amortization expense, and payroll.

STOCK BASED COMPENSATION AND EMPLOYMENT RECRUITING EXPENSE - NON CASH. Stock based compensation and employment recruiting expense- non cash decreased 29% to $229,793 from $324,938 in the second quarter of 2006, versus the second quarter of 2005 and decreased 41% to $518,029 from $883,309 in the first six months of 2006 versus the same period in 2005. The amount for the second quarter of 2005 has been restated from $120,084 to $324,938 to account for variable options granted to an employee in accordance with FIN 28. The stock based compensation for 2006 comprises amortization charges for employee and director options accounted under FAS 123(R) of $331,057 and for non-employee options of $11,621 accounted under FAS 123 ( R ) and EITF 96-18.

LOSS FROM OPERATIONS. The loss from operations for the second quarter of 2006 of $566,483 reflects a 5% decrease in loss from the $597,485 loss reported for the second quarter of 2005; and the loss from operations for the first six months of 2006 of $1,130,303 reflects a 17% decrease from the $1,367,945 loss reported for the first six months of 2005. Decreased expenses for stock based compensation in 2006 contributed to the Company's decreased loss.

INTEREST EXPENSE. Interest expense increased to $6,054,917 in the second quarter of 2006 from $938,971 in the second quarter of 2005 and increased to $6,178,879 in the first six months of 2006 from $2,825,256 in the first six months of 2005. Non-cash interest expenses of $5,990,440 were related to the accounting of the Series 2006-A Convertible Preferred Stock issued in June 2006. The 2005 amount includes the expensing of a beneficial conversion feature of the convertible debentures issued during the first quarter of 2005. The 2005 amount has been restated. See discussion under "restatement" for further details.

OTHER EXPENSE. Other expense consists of an induced conversion expense of $403,872 incurred to convert the 9% convertible debentures as required under SFAS 84. The Company did not incur similar expenses in the second quarter of 2005.

INCOME TAXES. The Company is in a net deferred tax asset position and has generated net operating losses to date. No provision for or benefit from income taxes has been recorded in the accompanying statements of operations. The Company will continue to provide a valuation allowance for its deferred tax assets until it becomes more likely than not, in management's assessment, that the Company's deferred tax assets will be realized. The Company has a net operating loss carryforward of approximately $56 million, which is available to offset future taxable income, if any, expiring in various years through the year 2025. The Internal Revenue Code rules under Section 382 could limit the future use of these losses based on ownership changes and the value of the Company's stock.

                                June 30, 2006        December 31, 2005
                                -------------        -----------------
Cash and cash equivalents       $   1,074,554        $          76,321
Working capital (deficit)             124,239               (2,199,609)

Net cash used in operating activities in the first six months of 2006 was $702,120. Net cash used in the first six months of 2005 was $447,939. In 2006, the increase in cash used by operations was primarily due to the increase of the net loss of $7,713,054 (2006) and $4,193,201 (2005). The following expenses showed significant changes between the first six months of 2006 when compared to the first six months of 2006:

      o     Legal and accounting costs (increased in 2006)
      o Non-cash expenses recorded for beneficial conversion features of convertible debt, and stock and warrant issuance costs(decreased in
            2006)
      o Non-cash financing costs incurred in the issuance of the Series 2006-A Convertible Preferred Stock (increased in 2006)
      o     Non-cash induced conversion expense (increased in 2006)
      o     Consulting expenses (decreased in 2006)
      o     Insurance (increased in 2006)
      o     Director fees (increased in 2006)

Net cash used in operating activities was not impacted by the aforementioned restatement.

Cash used in investing activities in the first six months of 2006 was $50,857 as compared to $124,329 in the first six months of 2005. The 2005 amount includes equipment costs and deferred finance costs. The Company did not incur similar costs in 2006

Cash provided by financing activities in the first six months of 2006 was $1,751,210, and in the first six months of 2005 was $731,760. The following lists the significant changes. During 2006 the Company netted $1,969,000 from the sale of Series 2006-A Convertible Preferred Stock offset by net repayments of $212,790 of shareholder loans. During 2005 the Company received $1,510,000 from the sale of debentures. This amount was offset by $593,287 in net repayments of shareholder loans. Proceeds from issuance of common stock in 2006 were $32,500 and in 2005 was $2,000.

Our cash requirements depend on numerous factors, including product development activities, penetration of the direct sales market, market acceptance of our products, and effective management of accounts receivable. We expect to devote capital resources to improve our sales and marketing efforts, continue our product development, expand manufacturing capacity and continue research and development activities. We will examine other growth opportunities, including strategic alliances, and we expect any such activities will be funded from funds provided by debenture offerings and or stock subscription sales in 2006. There can be no assurance that we will be successful in raising such funds.

Since inception, the Company has financed its capital requirements through the proceeds from its public offering of common stock in March 1993 and the exercise of common stock purchase warrants pursuant to such offering, proceeds from sales of convertible debentures, proceeds from private placements of common stock and preferred stock, the exercise of common stock purchase warrants and stock options and loans.

Per a promissory note dated February 2003, Jules Nordlicht, a shareholder, agreed to advance in total or in installments, up to the amount of $1,000,000 to the Company. In November 2003 and August 2004, agreements were executed with this shareholder to cause additional advances in total or in installments up to the amount of $2,500,000 to advance the process of the FDA approval. In consideration for the financing, the Company agreed to repay such borrowed funds with accrued interest at 12% per annum and the shareholder reserved the right to demand payment in full or in part at anytime after December 31, 2006. On May 8, 2006 the shareholder agreed to extend the maturity date to December 31, 2008 provided that (i) a partial payment of $350,000 will be made by the Company on or prior to July 31, 2006 and (ii) accrued interest will be paid quarterly thereafter, commencing September 30, 2006. If the Company should default in these payments, the promissory note reverts to the original maturity date of December 31, 2006. As of June 30, 2006, the loan balance to this shareholder aggregated $2,171,504, of which $350,000 is reflected as a current liability and $1,821,504 as long term liability. An additional amount of $129,220 of interest on this note has been accrued during 2006 and remains owed as of June 30, 2006.The lender has filed a Uniform Commercial Code (UCC) Lien on the Company's equipment and patents as security for this loan.

On January 19, 2005, the Company's board of directors authorized the issuance and sale of up to three million dollars of convertible debentures. These debentures mature March 31, 2009 and carry an interest rate of 9% per year and are convertible into common stock at the lower of 66.6% of the valuation of the Company's next raise of equity or $1 per share. In accordance with EITF Issue 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", the Company had evaluated that the convertible debt had a beneficial conversion feature as the conversion price was less than the fair value of the Company's common stock on the measurement date. Accordingly, the Company recognized this beneficial conversion feature by charging an interest expense of $2,614,400 for the year ended December 31, 2005; and a corresponding credit to the additional paid-in capital account. The Company had sold an aggregate of $1,510,000 of these convertible debentures. In September 2005, a debenture in the amount of $60,000 was converted into 60,000 shares of common stock. . In May 2006, the Company issued 796,506 and 701,754 shares of common stock at $0.90 and $0.57 per share, respectively, for the induced conversion of $1,109,608 in convertible debentures with interest. The debenture holders accepted these shares as full consideration for the outstanding convertible debentures. The Company recognized an additional expense of $403,872 because of the induced conversion to the debenture holders pursuant to the accounting requirements of SFAS No. 84. The original terms of the debentures called for them to be converted at $1.00 per share. The Company induced the debenture holders to convert at $0.90 and $0.57 per share. As of June 30, 2006, there are outstanding $412,500 of 9% Convertible Debentures due in January 2009. Holders of the 9% Convertible Debentures are entitled to convert principal amounts into shares of common stock at a conversion price of $1.00. The Company is in default on payment of interest on the debentures. As a result, in accordance with the debenture agreements, these debentures become payable on demand unless the default is waived by the investors. The amount of debentures at June 30, 2006 of $412,500 plus accrued interest of $3,671 has therefore been reflected as a current liability.

In January 2006, the Company granted options to its two outside directors, Richard Woodrich and Joseph Levi, to purchase in the aggregate 100,000 shares of the Company's common stock. The options vest quarterly in equal amounts over a period of three years, and are exercisable for seven years from the vesting date at an exercise price equal to the lower of $1.00 or two-thirds of the price of common stock established in any offering and sale occurring prior to April 30, 2006. As of June 30, 2006, the Company recorded director fees of $11,621.

In February 2006, the Company engaged Chardan Capital Markets LLC. as its investment bankers. The agreement is for a period of 12 months. For the advisory services, the Company has agreed to issue a total of 300,000 shares of its common stock of which 100,000 shares were issued on signing of the agreement and the remaining 200,000 shares are to be issued in eight equal installments of 25,000 shares on the 1st day of each month following the date of the agreement. As of June 30, 2006, the first four monthly installments totaling 100,000 shares had been earned and issued. In addition, the advisor is entitled to a cash fee of 9% of total gross proceeds for any equity financing introduced by them and accepted by the Company and warrants to purchase shares of common stock as shall equal 10% of the shares of the Common Stock so issued, of which the shares of common stock are to be calculated as specified in the agreement. All fees due for advisory services are non-refundable and non-cancelable.

In March 2006, previously issued warrants, exercisable into 1,500,000 shares at $.01 per share for total proceeds of $15,000 were converted into common stock, resulting in the issuance of 1,500,000 common shares.

During May 2006, convertible debentures in the principal amount of $1,000,000 and accrued interest of $109,608 were converted into common stock, resulting in the issuance of 1,497,810 common shares.

On June 8, 2006, we completed a private placement of $2,150,000 with 10 institutional and accredited investors pursuant to the 2006 Series A Convertible Preferred Stock Agreement dated June 7, 2006. Net proceeds from the placement were approximately $1,969,000. We issued 2,150 shares of our Series 2006 Convertible Preferred Stock, par value $0.001 per share (the "Convertible Preferred Stock"), at a purchase price of $1,000 per share. Investors also received Series A Warrants ("Warrants") to purchase up to 2,015,625 shares of common stock. The Warrants have a term of 5 years and an exercise price of $1.00 per share. The Convertible Preferred Stock is convertible to shares of common stock at a conversion price of $0.50 per share, subject to adjustment in the event of certain corporate events such as merger, reorganization or future sale of securities at a price below the conversion rate. Cash dividends accrue on the Convertible Preferred Stock at the rate of 8% per annum, payable quarterly beginning in October 2006; or, at the Company's option, dividends are payable in shares of the Company's common stock, accruing at the rate of 10% per annum based on the volume-weighted average market price for shares of common stock for the 10 trading days preceding payment. The Company may mandate conversion of the Convertible Preferred Stock if the closing bid price of the common stock exceeds $2.50 for twenty (20) consecutive trading days. In the event of a merger or sale of more than 50% of the assets of the Company, or in the event shares of common stock issuable upon the conversion of Convertible Preferred Stock or exercise of warrants fail or cease to be registered as contemplated by the terms of the Certificate of Designation of the Relative Rights and Preferences of Series 2006 A Convertible Preferred Stock , the Convertible Preferred Stock is redeemable at a price of $1,000 per share, plus any accrued and unpaid dividends payable thereon, payable at the option of the Company in cash or in shares of the Company's common stock.

In connection with the issuance of the Preferred Stock and Warrants pursuant to the June 8, 2006 private placement described above, we agreed to file a registration statement with the Securities and Exchange Commission to register for sale the shares of common stock issuable upon conversion of Convertible Preferred Stock and exercise of Warrants. We were required to file a registration statement on or before August 4, 2006, which we filed timely. If the registration statement is not declared effective by November 6, 2006, we will be required to pay 1% of the purchase price of the Convertible Preferred Stock for each 30 day period or portion thereof after such effective date until the registration statement is declared effective.

The Company has accounted for the conversion option in the preferred stock as an embedded derivative under the provisions of FAS 133: Accounting for Derivative Instruments and Hedging Activities. Pursuant to the provisions of Statement of Financial Accounting Standards No. 133, and EITF 00-19: "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" ("EITF 00-19"), the Company has recorded initially the value of the warrants and conversion option at $2,095,930 and $3,698,316, respectively which are reflected as derivative instruments on the condensed balance sheets. As the proceeds from the issuance of preferred shares of $2,150,000 are less than the combined fair value of the warrants and the conversion option, the difference of $3,644,248 has been charged to interest expense on derivative instruments, a non-operating expense, in the condensed statements of operations.

As of June 30, 2006, the liability for the value of the warrants and conversion option was "marked to market" and the difference of $786,660 and $1,375,978 have been accounted for as an increase to the interest expense on derivative instruments initially recognized in the condensed statement of operations. The liability for the value of the conversion option and warrants will be "marked to market"in future accounting periods until such time as they are exercised or they meet the criteria for equity classification. In connection with the June 8, 2006 private placement and pursuant to the advisory agreement between Chardan and the Company, the Company paid Chardan a placement fee of (i) $181,000 in cash and (ii) consultant warrants to purchase a total of 631,563 shares of the Company's common stock exercisable for ten years, consisting of 430,000 shares at an exercise price of $0.50 per share and 201,563 shares at an exercise price of $1.00 per share. The cash paid of $181,000 and the value of the warrants of $489,050 issued to the private agent have been accounted as additional paid in capital.

As of June 30, 2006, the liability for the warrants was "marked to market" and the difference of $183,554 has been accounted for as an increase to the interest expense in the condensed statement of operations. The liability for the value of the warrants will be "marked to market" in future accounting periods until such time as they are exercised or they meet the criteria for equity classification.

The Company occupies premises in Framingham, MA. The lease has a three-year initial term ending March 31, 2008 and a base annual rental rate starting at approximately $26,350 and increasing to approximately $40,500 per year over that initial term. The lease also has a one-year renewal option at an annual base rental rate of approximately $40,500. The Company also occupies premises in Brooklyn, New York. This lease has a three-year term ending August 30, 2008 and a base annual rental rate starting at $15,000 and increasing to $15,913 per year.

The following table lists the future payments required on debt and any other contractual obligations of the Company as of June 30, 2006.

Obligations               Total           Less than 1 year          1-3 years
                    --------------        ----------------       --------------
Long-term debt      $    2,584,004        $      762,500         $    1,821,504
Operating leases           108,000                56,000                 52,000

There can be no assurance that the Company will be able to obtain the additional capital resources necessary to implement or continue its programs, or that such financing will be available on commercially reasonable terms or at all. The Company will continue to seek public or private placement of its equity securities and corporate partners to develop products. There can be no assurance that the Company will be able to sell its securities on commercially reasonable terms or to enter into agreements with corporate partners on favorable terms or at all. The Company's future capital needs will depend upon numerous factors, including the progress of the approval for sale of the Company's products in various countries, including the U.S., the extent and timing of the acceptance of the Company's products, the cost of marketing and manufacturing activities and the amount of revenues generated from operations, none of which can be predicted with certainty.

OFF-BALANCE SHEET ARRANGEMENTS. The Company does not have any off-balance sheet arrangements, as defined in Item 304(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the unaudited Financial Statements and accompanying notes. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts, inventories, income taxes and loss contingencies. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.

The Company has adopted Statement of Financial Accounting Standards ("FAS") No. 123 (Revised 2004), Share-Based Payment ["FAS 123(R)], effective January 1, 2006, to account for its employee options. Other than this adoption, the Company believes there have been no other significant changes, during the quarterly period ended June 30, 2006, to the items disclosed as critical accounting policies and estimates in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005.

Restatement

Prior to the filing of Form 10-KSB for December 31, 2005, the Company determined that its prior 2005 quarterly filings did not reflect a beneficial conversion feature on 9% convertible debentures issued in 2005 as required under EITF 98-5 "Accounting for Convertible Securities With Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", as amended by EITF 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments".

Further, the Company also revalued options granted to an employee using FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, an interpretation of APB Opinions No. 15 and No. 25 ("FIN 28"). The Interpretation clarifies the accounting for compensation related to variable stock options and specifies that compensation should be measured at the end of each period as the amount by which the quoted market value of the shares of the Company's common stock covered by a grant, exceeds the option price or value specified under the plan and should be accrued as a charge to expense over the periods the employee performs the related services. Changes in the quoted market value should be reflected as an adjustment of accrued compensation and compensation expense in the periods in which the changes occur until the date the number of shares and purchase price, if any, are both known.

The Company corrected the accounting for the above two errors on a period-to-date basis in the 2005 annual financial statements. The Statement of Operations for the three and six month periods ended June 30, 2005 is now being restated in this Form 10-QSB filing to give effect to the correction of these two errors and certain resulting reclassification adjustments, as further discussed below.

The Company raised a total of $1,510,000 from the issuance of convertible debentures in 2005. Refer to Note 6 of the Notes to Financial Statements for more information on the terms of these debentures. During the six months ended June 30, 2005, the Company had issued a total of $1,100,000 convertible debentures. On the date of issuance, a beneficial conversion feature of $2,614,400 was computed being the number of shares the debenture was convertible into multiplied by the difference between the conversion price of $1.00 and the fair value of the shares of the Company's common stock. The beneficial conversion amount had not been recorded earlier.

The Company had issued 1,100,000 options to two employees in the six months ended June 30, 2005. The exercise price was not determinable at the date of the grant and the options should have been accounted under FIN 28 as variable options. As a result, the compensation charge for these options has been restated to $553,309 from $128,994.

The Company has also reclassified a non-cash charge of warrants issued to non-employees for recruiting services of $280,000 from the "selling, general and administrative expense" line item to the "Stock based compensation and employment recruiting expense- non cash" line item.

As a result, the Statements of Operations and Cash Flows for the three and six month periods ended June 30, 2005 were restated to reflect these changes. The table below details the items affected by the restatement:

                                 Three months ended June 30, 2005   Six months ended June 30, 2005
                                    As reported    As Restated       As reported    As restated
                                    -----------    -----------       -----------    ------------
STATEMENTS OF OPERATIONS:
Stock based compensation and
   employment recruiting expense-
    non cash                        $   120,084    $   324,938       $   408,994    $   833,309
                                    -----------    -----------       -----------    ------------
Loss from operations                   (392,631)      (597,485)         (943,630)    (1,367,945)
                                    -----------    -----------       -----------    ------------
Interest expense                       (109,571)      (938,971)         (210,856)    (2,825,256)
                                    -----------    -----------       -----------    ------------
Net loss to common shareholders        (502,202)    (1,536,456)       (1,154,486)    (4,193,201)
                                    -----------    -----------       -----------    ------------
Basic and diluted net loss per
share                                     (0.02)         (0.05)            (0.04)         (0.13)
                                    -----------    -----------       -----------    ------------


   STATEMENTS OF CASH FLOWS:                     Six months ended June 30, 2005
                                                  As reported     As restated
                                                  -----------    ------------
Net loss                                          $(1,154,486)   $(4,193,201)
Adjustments to reconcile net loss to net
   cash used in operating activities:
Options granted to employees                          128,944        553,309
Beneficial conversion feature of
convertible                                                 0      2,614,400
    Debentures

The restatement had no impact on the cash used in operating activities.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Per a promissory note dated January 2004, Helenka Bodner agreed to advance or cause to be advanced to the Company from time to time, through December 31, 2005, up to the sum of $1,000,000 at the interest rate of 12% per annum in order to advance the process of the FDA approval of the StatSure(TM) HIV Rapid Test.

The shareholder reserves the right to demand payment in full or in part at anytime on or after December 31, 2005. As of December 31, 2005, this loan has been paid off.

During 2005, this shareholder made additional advances to the Company which resulted with an aggregate balance outstanding of $172,055 at December 31, 2005. The loan had a maturity date of December 31, 2005 and was interest free and had no conversion features. As of January 1, 2006, the shareholder extended the loan to December 31, 2006, and the Company agreed to repay all advanced funds by December 31, 2006 with interest at 12% per annum.

Per a promissory note dated February 2003, Jules Nordlicht, another shareholder, agreed to advance in total or in installments, up to the amount of $1,000,000 to the Company. In November 2003 and August 2004, agreements were executed with this shareholder to cause additional advances in total or in installments up to the amount of $2,500,000 to advance the process of the FDA approval. In consideration for the financing, the Company agreed to repay such borrowed funds with accrued interest at 12% per annum and the shareholder reserves the right to demand payment in full or in part at anytime after December 31, 2006. On May 8, 2006, the shareholder agreed to extend the maturity date of the promissory note to December 31, 2008, in consideration of the Company making a partial payment of $350,000 prior to July 31, 2006, and quarterly interest payments thereafter. As of June 1, 2006, the loan balance and accrued interest to this shareholder aggregated 2,279,425. The lender has filed a Uniform Commercial Code (UCC) Lien on the Company's equipment and patents as security for this loan.

Warrants held by Jules Nordlicht, and exercisable into 1,000,000 shares at $.01 per share, were converted during March 2005 into common stock

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

From July 2004 through March 21, 2006, the Company's common stock d traded on the OTC Bulletin Board market with the symbol "SVAD". As of March 22, 2006, the shares of the Company have been trading with the new symbol "SSUR".

The following table sets forth the high and low bid quotations as reported by the OTC Bulletin Board and "Pink Sheets" for each quarter in 2006, 2005 and 2004. The OTC Bulletin Board and "Pink Sheets" quotations represent prices between dealers, and do not include retail markup, markdown or commissions, and may not represent actual transactions.

                                                HIGH      LOW
                                               -----     -----
              2006
              First Quarter                    $1.90     $0.75
              Second Quarter                   $1.50     $0.80
              Third Quarter (to September 15)  $1.70     $0.61

              2005
              First Quarter                    $3.40     $2.00
              Second Quarter                    3.40      2.25
              Third Quarter                     2.20      1.86
              Fourth Quarter                    2.00      1.12

              2004
              First Quarter                    $1.20     $0.10
              Second Quarter                    2.05      1.01
              Third Quarter                     2.25      1.50
              Fourth Quarter                    2.10      2.00

On September 15, 2006 the last reported sale price of the Common Stock on the OTC "Bulletin Board" market was $0.61 per share.

There were approximately 560 stockholders of record and approximately 3,000 beneficial owners of the Company's common stock at August 31, 2006.

There is limited trading of our common stock and at present no market exists for our warrants. We determined the price of the sale of warrants and convertible debentures through negotiation with accredited investors and this price bears no relationship to assets, book value, net worth, earnings, actual results of operations, or any other established investment criteria. Among the factors considered were our current financial condition and an evaluation of the prospects for our growth.

In March of 2005, 550,000 stock options were granted to Steve M. Peltzman, our CEO under an employment agreement. Of these options, 100,000 are vested immediately and are exercisable from September 1, 2005 until September 1, 2015 and the remaining options vest in three equal amounts annually, commencing on October 1, 2005. The Company has accounted for these options under the provisions of APB 25 "Accounting for Stock Issued to Employees" and related interpretations. On the date of grant, the Company recorded an increase in deferred compensation of $265,200 and corresponding increase in additional paid-in capital. The compensation cost related to the options is been deferred over a two-year employment period. The Company recorded $263,776 in non-cash stock based compensation expenses to recognize the compensation expense for the period ended December 31, 2005.

In May of 2005, 550,000 stock options were granted to Bruce Pattison, our President, under an employment agreement. Of these options, 100,000 are vested immediately and are exercisable from September 1, 2005 until September 1, 2015 and the remaining options vest in three equal amounts annually, commencing on October 1, 2005. The Company has accounted for these options under the provisions of APB 25 "Accounting for Stock Issued to Employees" and related interpretations. On the date of grant, the Company recorded an increase in deferred compensation of $226,700 and corresponding increase in additional paid-in capital. The compensation cost related to the options is being deferred over a two-year employment period. The Company recorded $225,197 in non-cash stock based compensation expenses to recognize the compensation expense for the period ended December 31, 2005.

The following table sets forth certain information, as of December 31, 2005 concerning securities authorized for issuance under all of the Company's equity compensation plans:

                                                        Weighted-         Number of Securities
                                 Number of               Average         Remaining Available for
                          Securities to be Issued   Exercise Price of     Future Issuance Under
                               Upon Exercise           Outstanding         Equity Compensation
                               Of Outstanding           Options,                  Plans
                                  Options,              Warrants          (Excluding Securities
                            Warrants and Rights        And Rights       Reflected in Column (a))
     Plan Category                  (a)                    (b)                      (c)
-----------------------   -----------------------   -----------------   ------------------------
Equity compensation
  plans approved by
  security
  holders(1)(4) .......          4,463,000                $0.67                13,737,000
Equity compensation
  plans not approved by
  security holders ....               None                 None                      None
   Total ..............          4,463,000                $0.67                13,737,000

DIVIDENDS

The Company has not paid cash dividends and does not currently anticipate paying cash dividends on the Common Stock in the foreseeable future.

                             EXECUTIVE COMPENSATION

The following table provides certain summary information for 2005 and 2004 concerning compensation awarded to, earned by or paid the Company's Executive Officers.

                               SUMMARY COMPENSATION TABLE          LONG TERM
                                 ANNUAL COMPENSATION (1)         COMPENSATION
                            -------------------------------   ------------------
                            FISCAL             OTHER ANNUAL                 ALL
   COMPENSATION              YEAR     SALARY   COMPENSATION   OPTIONS (1)  OTHER
-------------------------   ------   -------   ------------   -----------  -----
Steve Peltzman                2005   $70,000                    $263,776
  Chief Executive Officer     2004        --

D. Bruce Pattison             2005   $70,000                    $225,197
  President                   2004        --

Leo Ehrlich                   2005   $75,000
  Chief Financial Officer     2004   $86,250

(1) Amounts shown include compensation earned in each respective fiscal year. No bonuses were paid in any of the fiscal years reported.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Registered Public Accounting Firm                     F- 1

Balance Sheets as of December 31, 2005 and 2004                             F- 2

Statements of Operations for the Years Ended December 31, 2005 and 2004     F- 3

Statements of Shareholders' Deficit for the Years Ended December 31,
2005 and 2004                                                               F- 4

Statements of Cash Flows for the Years Ended December 31, 2005 and 2004     F- 5

Notes to Financial Statements December 31, 2005 and 2004                    F- 6

Balance Sheets as of June 30, 2006 (unaudited) and
  December 31, 2005                                                         F-20

Statements of Operations - Three Months and Six Months Ended
  June 30, 2006 and 2005 (unaudited)                                        F-21

Statements of Cash Flows - Three Months and Six Months Ended
  June 30, 2006 and 2005 (unaudited)                                        F-22

Notes to Financial Statements June 30, 2006 (unaudited)                     F-23

             Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of
StatSure Diagnostic Systems, Inc.
(formerly known as Saliva Diagnostic Systems, Inc.)
Brooklyn, New York

We have audited the accompanying balance sheets of StatSure Diagnostic Systems, Inc. (a Delaware Corporation, formerly known as Saliva Diagnostic Systems, Inc.), as of December 31, 2005 and 2004, and the related statements of operations, shareholders' deficit and cash flows for each of the two years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of StatSure Diagnostic Systems, Inc. at December 31, 2005 and 2004 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has negative working capital and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

LAZAR LEVINE & FELIX LLP

New York, NY
March 29, 2006

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
               (FORMERLY KNOWN AS SALIVA DIAGNOSTIC SYSTEMS, INC.)

                                 BALANCE SHEETS
                         AS OF DECEMBER 31 2005 AND 2004

                                                               2005                 2004
                                                          --------------       --------------
                                     ASSETS
Current assets:
  Cash and cash equivalents                               $       76,321       $      148,630
  Accounts receivable, less allowance for doubtful
    accounts of $107,477(2005) and $55,495 (2004)                 69,741              248,279
  Inventories                                                     56,150              102,027
  Prepaids                                                        11,669                   --
                                                          --------------       --------------
    Total current assets                                         213,881              498,936
Property and equipment, less accumulated
  depreciation of $558,076 and $518,675 for
  2005 and 2004, respectively                                     95,308               73,269
Equipment under construction                                     664,401              603,111
Patents and trademarks, less accumulated
  amortization of $125,876 and $115,220 for
  2005 and 2004, respectively                                     73,223               62,046
Deferred costs, less accumulated amortization
  of $260,739 (2005) and 141,600 in (2004)                       211,261              170,400
Deposits                                                          13,500                  800
                                                          --------------       --------------
TOTAL ASSETS                                              $    1,271,574       $    1,408,562
                                                          ==============       ==============
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Bank Overdraft                                          $           --       $       26,953
  Note payable - shareholders                                    172,055              243,398
  Debentures payable                                           1,450,000                   --
  Accounts payable                                                82,080              129,222
  Customer advances                                                2,000               18,465
  Accrued expenses                                               370,164              356,081
  Accrued payroll expense to officers                            234,750              161,250
  Payroll and payroll taxes payable                              102,441               70,078
                                                          --------------       --------------
    Total current liabilities                                  2,413,490            1,005,447
Long-term debt:
  Deferred rent payable                                            6,190                   --
  Note payable - shareholders                                  1,932,099            2,069,839
                                                          --------------       --------------
    Total liabilities                                          4,351,779            3,075,286
                                                          --------------       --------------
Commitments and contingencies
Shareholders' deficit:
  Series 1998-B Convertible Preferred Stock:
    1,645 shares authorized, none issued
    and outstanding                                                   --                   --
Common stock, $.001 par value, 50,000,000 shares
  authorized, issued and outstanding:
  31,769,491 shares (2005) and 30,509,491 (2004)                  31,769               30,509
Additional paid-in capital                                    45,530,096           42,073,056
Less: deferred compensation                                       (2,927)                  --
Accumulated deficit                                          (48,639,143)         (43,770,289)
                                                          --------------       --------------
  Total shareholders' deficit                                 (3,080,205)          (1,666,724)
                                                          --------------       --------------
  TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT             $    1,271,574       $    1,408,562
                                                          ==============       ==============

The accompanying notes are an integral part of these financial statements.

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
               (FORMERLY KNOWN AS SALIVA DIAGNOSTIC SYSTEMS, INC.)

                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                                     Years Ended December 31,
                                                               -----------------------------------
                                                                    2005                 2004
                                                               --------------       --------------
Revenues:
  Product sales                                                $      745,032       $    1,388,274
  Royalty income                                                       10,546               10,376
                                                               --------------       --------------
     Total revenues                                                   755,578            1,398,650
Cost of products sold                                                 304,637              501,000
                                                               --------------       --------------
Gross profit                                                          450,941              897,650
                                                               --------------       --------------
Operating Expenses:
  Research and development expenses                                   319,050              459,258
  Selling, general and administrative expenses                      1,179,476              521,628
  Stock based compensation and employment
    recruiting expense-non cash                                       768,973                   --
                                                               --------------       --------------
      Total costs and expenses                                      2,267,499              980,886
                                                               --------------       --------------
Loss from operations                                               (1,816,558)             (83,236)
Interest expense - net                                             (3,052,296)            (322,571)
Other income - net                                                         --              125,325
                                                               --------------       --------------
Net loss                                                       $   (4,868,854)      $     (280,482)
                                                               ==============       ==============
Basic and diluted loss per share                               $        (0.15)      $        (0.01)
                                                               ==============       ==============
Shares used in basic and diluted per share calculations            31,455,217           30,509,700
                                                               ==============       ==============

The accompanying notes are an integral part of these financial statements.

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
               (FORMERLY KNOWN AS SALIVA DIAGNOSTIC SYSTEMS, INC.)

                       STATEMENTS OF SHAREHOLDERS' DEFICIT

                                                   SERIES 1998-B
                                           ----------------------------
                                                  PREFERRED STOCK                    COMMON STOCK
                                           ----------------------------      ----------------------------
                                              SHARES           AMOUNT          SHARES            AMOUNT
                                           -----------      -----------      -----------      -----------
Balances, January 1, 2004                           --               --       30,509,491      $    30,509
Net loss                                            --               --               --               --
                                           -----------      -----------      -----------      -----------
Balances, December 31, 2004                         --               --       30,509,491           30,509
EXERCISE OF WARRANTS                                --               --        1,200,000            1,200
CONVERSION OF DEBENTURES                            --               --           60,000               60
WARRANTS ISSUED FOR SERVICES RENDERED               --               --               --               --
OPTIONS GRANTED TO EMPLOYEES                        --               --               --               --
BENEFICIAL CONVERSION FEATURE OF
  CONVERTIBLE NOTES                                 --               --               --               --
NET LOSS                                            --               --               --               --
                                           -----------      -----------      -----------      -----------
BALANCES, DECEMBER 31, 2005                         --               --       31,769,491      $    31,769
                                           ===========      ===========      ===========      ===========

                                         ADDITIONAL PAID-
                                                IN              DEFERRED         ACCUMULATED            TOTAL
                                              DEFICIT           DEFICIT            DEFICIT            (DEFICIT)
                                           ------------       ------------       ------------       ------------
Balances, January 1, 2004                  $ 42,073,056       $         --       $(43,489,807)      $ (1,386,242)
Net loss                                             --                 --           (280,482)          (280,482)
                                           ------------       ------------       ------------       ------------
Balances, December 31, 2004                  42,073,056                 --        (43,770,289)        (1,666,724)
EXERCISE OF WARRANTS                             10,800                 --                 --             12,000
CONVERSION OF DEBENTURES                         59,940                 --                 --             60,000
WARRANTS ISSUED FOR SERVICES RENDERED           280,000                 --                 --            280,000
OPTIONS GRANTED TO EMPLOYEES                    491,900             (2,927)                --            488,973
BENEFICIAL CONVERSION FEATURE OF
  CONVERTIBLE NOTES                           2,614,400                 --                 --          2,614,400
NET LOSS                                             --                 --         (4,868,854)        (4,868,854)
                                           ------------       ------------       ------------       ------------
BALANCES, DECEMBER 31, 2005                $ 45,530,096       $     (2,927)      $(48,639,143)      $ (3,080,205)
                                           ============       ============       ============       ============

The accompanying notes are an integral part of these financial statements.

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
               (FORMERLY KNOWN AS SALIVA DIAGNOSTIC SYSTEMS, INC.)

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                                    2005              2004
                                                                 -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                         $(4,868,854)      $  (280,482)
Adjustments to reconcile net loss to net
  cash (used in) provided by operating
  activities:
    Depreciation and amortization                                     50,055            38,187
    Amortization of deferred costs                                   119,138            85,198
    Allowance for doubtful accounts                                   51,982            50,495
    Stock issuance for recruiting services                           280,000                --
    Amortization of options granted to employees                     488,973                --
    Beneficial conversion feature of convertible debts             2,614,400                --
Changes in current assets and liabilities:
    Accounts receivable                                              126,557          (101,660)
    Royalty receivable                                                    --             9,078
    Subscription receivable                                               --             2,000
    Inventories                                                       45,877           (30,438)
    Other assets                                                     (24,369)           31,004
    Cash overdraft                                                   (26,953)           26,953
    Accounts payable, accrued payroll expense to
      officers and accrued expenses                                  285,112           246,791
    Deferred rent                                                      6,190                --
                                                                 -----------       -----------
      Net cash (used in) provided by operating activities           (851,892)           77,126
                                                                 -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Acquisitions of property and equipment                          (122,728)         (482,699)
    Acquisitions of patents and trademarks                           (21,833)          (15,626)
    Deferred finance cost                                           (160,000)               --
                                                                 -----------       -----------
      Net cash used in investing activities                         (304,561)         (498,325)
                                                                 -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from shareholder loans                                  238,575         1,535,858
    Repayment of shareholder loans                                  (666,431)         (990,211)
    Proceeds from issuance of debentures                           1,510,000                --
    Proceeds from issuance of common stock                             2,000                --
                                                                 -----------       -----------
      Net cash provided by financing activities                    1,084,144           545,647
                                                                 -----------       -----------

Net (decrease) increase in cash and cash equivalents                 (72,309)          124,448
Cash and cash equivalents, beginning of year                         148,630            24,182
                                                                 -----------       -----------
Cash and cash equivalents, end of year                           $    76,321       $   148,630
                                                                 ===========       ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest                                           $    16,177       $       124
Cash paid for taxes                                              $       830       $     2,503
SUPPLEMENTAL DISCLOSURE OF NON-CASH INFORMATION:
During 2005 and 2004, accrued interest of $228,773 and
  $143,129, respectively, for shareholder's loans was added
  to the loan
  balance as principal                                           $   228,773       $   143,129
During 2005, 1,000,000 shares of common stock were
  issued for a warrant conversion at $.01 per share
  Payment due of $10,000 was offset to a note
  payable to this stockholder                                    $    10,000       $        --
During 2005, 550,000 options were  granted to
  each of two employees and recorded as:
Additional paid in capital and deferred compensation cost        $   491,900       $        --
Conversion of debentures payable into common stock               $    60,000       $        --

The accompanying notes are an integral part of these financial statements

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
               (FORMERLY KNOWN AS SALIVA DIAGNOSTIC SYSTEMS, INC.)

                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

1. THE COMPANY AND SUMMARY OF CRITICAL ACCOUNTING POLICIES

                            DESCRIPTION OF BUSINESS:

At the beginning of business on January 24, 2006, subsequent to the year end, the Company effected a name change from Saliva Diagnostic Systems, Inc. to StatSure Diagnostic Systems, Inc.

StatSure Diagnostic Systems, Inc., a Delaware corporation ("the Company"), is primarily engaged in the development, manufacture and marketing of rapid in-vitro assays for use in the detection of infectious diseases and other conditions, and medical specimen collection devices. The Company is currently marketing its medical specimen collection devices both in the U.S. and overseas.

                            CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash and short-term highly liquid investments purchased with original or remaining maturities of three months or less. There were no cash equivalents at December 31, 2005.

                               ACCOUNTS RECEIVABLE

Accounts receivable have been reduced by an allowance for amounts that may become uncollectible in the future. This estimated allowance is based primarily on management's evaluation of specific balances as the balances become past due, the financial condition of our customers and our historical experience of write-offs.

                                   INVENTORIES

Inventories are stated at the lower of cost or market determined on a first-in, first-out (FIFO) basis.

                             PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation is computed on the straight-line method based upon the estimated useful lives of the assets.

Useful lives are generally as follows:

                        Machinery and equipment         Five years
                        Vehicles                        Five years
                        Leasehold improvements          Five years

Depreciation expense charged to operations for the years ended 2005 and 2004 amounted to $39,399 and $28,114, respectively.

                             PATENTS AND TRADEMARKS

Patents and trademarks consist of costs associated with the acquisition of patents and trademarks. Patents and trademarks are amortized using the straight-line method over 17 years. Accumulated amortization was $125,876 and $115,220 at December 31, 2005 and 2004, respectively. Amortization expense for 2005 and 2004 was $10,656 and $10,075, respectively. Amortization expense for each of the five succeeding fiscal years is estimated at approximately $13,500 for 2006, $15,000 for 2007, $15,000 for 2008, $14,500 for 2009 and $14,500 for
2010.

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
               (FORMERLY KNOWN AS SALIVA DIAGNOSTIC SYSTEMS, INC.)

                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

1. THE COMPANY AND SUMMARY OF CRITICAL ACCOUNTING POLICIES (CONTINUED)

                         IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," if indicators of impairment exist, we assess the recoverability of the affected long-lived assets, which include property and equipment and patents and product rights, by determining whether the carrying value of such assets can be recovered through the sum of the undiscounted future operating cash flows and eventual disposition of the asset. If impairment is indicated, we measure the amount of such impairment by comparing the carrying value of the assets to the fair value of these assets, which is generally determined based on the present value of the expected future cash flows associated with the use of the asset. We believe the future cash flows to be received from our long-lived assets will exceed the assets' carrying value, and accordingly we have not recognized any impairment losses through December 31, 2005.

                               REVENUE RECOGNITION

The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, "Revenue Recognition" ("SAB 104"). Under SAB 104, revenue is recognized when there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable, and collectibility is reasonably assured. Revenue typically is recognized at time of shipment. Sales are recorded net of discounts, rebates, and returns.

                                PRODUCT LIABILITY

The Company has not established any allowance for product liability at present because of the limited distribution and product sale history. In addition, the bulk of the revenues from our saliva collection products are from sales to manufacturers who use our product as a component to their test; furthermore, they may substantially alter the product by opening it up and adding their own buffer to it before sealing, repackaging, re-labeling and incorporating into their product kit. The Company does not deem this to be a material item to its financial position and results of operation.

                            RESEARCH AND DEVELOPMENT

Research and development expenditures include those costs associated with the Company's on-going research and development activities. All research and development costs are expensed as incurred.

                                  INCOME TAXES

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). Under SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
               (FORMERLY KNOWN AS SALIVA DIAGNOSTIC SYSTEMS, INC.)

                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

1. THE COMPANY AND SUMMARY OF CRITICAL ACCOUNTING POLICIES (CONTINUED)

                            STOCK BASED COMPENSATION

The Company has adopted the disclosure provisions of Financial Accounting Standards Board Statement No. 123 ("SFAS 123") which defines a fair value based method of accounting for employee stock options and similar equity instruments and encourages all entities to adopt that method of accounting for all employee stock-based compensation plans. However, SFAS 123 also allows an entity to continue to measure compensation cost for such plans using the method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"). Entities electing to remain with the accounting as prescribed by APB 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in SFAS 123 had been adopted.

The Company has elected to account for its stock-based compensation plans using APB 25. The Company has computed, for pro forma disclosure purposes, the value of options granted for the years ended December 31, 2005 and 2004 using the Black-Scholes pricing model:

                                                      For the years ended
                                                          December 31
                                               --------------------------------
                                                   2005                2004
                                               ------------        ------------
Net (loss) income to common shareholders
  As reported                                  $ (4,868,854)       $   (280,482)
Add: Stock-based employee compensation
  expense included in reported net loss,
  net of related tax affects                        488,973                  --
Deduct: Total stock-based employee
  compensation expense determined under
  fair value based method for all awards,
  net of related tax affects                     (1,515,128)                 --
                                               ------------        ------------
  Pro forma                                    $ (5,895,009)       $   (280,482)
                                               ============        ============
Basic and diluted net loss per share
  As reported                                  $      (0.15)       $      (0.01)
  Pro forma                                           (0.19)              (0.01)

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following approximate weighted-average assumptions for the year ended December 31, 2005: expected volatility of 207%; average risk-free interest rate of 4.10%; and expected lives of 5 years.

In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS123 (revised 2004), "Share- Based Payment" (SFAS 123(R)) which replaces SFAS 123,"Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25,"Accounting for Stock Issued to Employees." The Company will adopt SFAS 123(R) in the first quarter of 2006 and in accordance with its provisions will recognize compensation expense for all share-based payments and employee stock options based on the grant-date fair value of those awards. The Company is currently evaluating the impact of the statement on its consolidated financial statements.

The amounts included in the pro forma information under SFAS 123 may not be indicative of future amounts under SFAS 123(R) as these future amounts are likely to be affected by the number of grants awarded and since additional awards are generally expected to be made at varying prices.

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
               (FORMERLY KNOWN AS SALIVA DIAGNOSTIC SYSTEMS, INC.)

                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

1. THE COMPANY AND SUMMARY OF CRITICAL ACCOUNTING POLICIES (CONTINUED)

                                 LOSS PER SHARE

Basic earnings (loss) per common share is computed using the weighted average number of shares of common stock outstanding for the period. Diluted earnings
(loss) per common share is computed using the weighted average number of shares of common stock and dilutive common equivalent shares related to stock options and warrants outstanding during the period.

A net loss was reported in both 2005 and 2004, and accordingly, the denominator is equal to the weighted average outstanding shares with no consideration for outstanding options, warrants or convertible preferred stock to purchase shares of the Company's common stock, because to do so would have been anti-dilutive.

In accordance with SFAS 128 "Earnings per Share", the following table reconciles basic shares outstanding to fully diluted shares outstanding:

                                                        For the Years Ended
                                                            December 31
                                                  ------------------------------
                                                      2005              2004
                                                  ------------      ------------
Weighted average number of common shares            31,455,217        30,509,700
Incremental shares for assumed conversions
  of stock options/warrants                                 --                --
                                                  ------------      ------------
Weighted average number of common
  and equivalent shares outstanding -
  diluted                                           31,455,217        30,509,700
                                                  ============      ============

Stock options, warrants and convertible debentures outstanding and convertible into an aggregate 5,913,000 shares and 4,363,000 shares at December 31, 2005 and 2004, were not included in the computation of diluted EPS, as they were anti-dilutive.

                                USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

                    CONCENTRATION OF CREDIT RISK/ FAIR VALUE

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains its cash and cash equivalents with what it believes to be various high quality banks. Amounts held in individual banks may periodically exceed, for brief time periods, federally insured amounts. Our accounts receivable consist of amounts due from customers located throughout the world. Management monitors the credit risk due to accounts receivable by prescreening customers, periodic follow-up, and collection efforts.

                                SEGMENT REPORTING

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 131 "Disclosure About Segments and Related Information" ("SFAS 131"). SFAS 131 requires public companies to report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about the product, services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. The Company's business segments disclosures are included in Note 15.

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
               (FORMERLY KNOWN AS SALIVA DIAGNOSTIC SYSTEMS, INC.)

                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

1. THE COMPANY AND SUMMARY OF CRITICAL ACCOUNTING POLICIES (CONTINUED)

                                ADVERTISING COSTS

Advertising costs are included in selling expenses and expensed. Advertising costs were $824 (2005) and $0 (2004).

                           SHIPPING AND HANDLING COSTS

Shipping and handling costs associated with inbound freight are included in cost of sales. Shipping and handling costs associated with outbound freight are included in selling, general and administrative expenses.

                                RECLASSIFICATIONS

Certain reclassifications have been made to the December 31, 2004 financial statements to conform to the current fiscal year presentation.

                        RECENT ACCOUNTING PRONOUNCEMENTS:

In June 2005, FASB issued SFAS No. 154, Accounting Changes and Error Corrections
- a replacement of APB Opinion No. 20 (Accounting Changes) and FASB No. 3 (Reporting Accounting Changes in Interim Financial Statements) that changes requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The Company will adopt this pronouncement as required, in 2006; although the impact of this adoption, if any, is not determinable at this time.

In December 2004, the FASB issued SFAS 123 (revised 2004), "Share-Based Payment" ("SFAS 123(R)") which replaces SFAS 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". Among other items, SFAS 123(R) eliminates the use of APB Opinion No. 25 and the intrinsic method of accounting, and requires all share-based payments, including grants of employee stock options, to be recognized in the financial statements based on their fair values. In April 2005, the Securities and Exchange Commission adopted a new rule deferring the effective date of SFAS 123(R) for public entities which are small business filers until the first interim or annual reporting period of the first fiscal year that begins after December 15, 2005. In accordance with the new rule, the Company expects to adopt SFAS 123(R) in the first quarter of 2006 and will recognize compensation expense for all share-based payments and employee stock options based on the grant-date fair value of those awards. The Company is currently evaluating the impact of the statement on its financial statements. As the Company currently accounts for share-based payments using the intrinsic value method as allowed by APB Opinion No. 25, the adoption of the fair value method under SFAS 123(R) will have an impact on its results of operations. However, the extent of the impact cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. Had the Company adopted SFAS 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS 123 as described under Stock Based Compensation in this Note to the Financial Statements.

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
               (FORMERLY KNOWN AS SALIVA DIAGNOSTIC SYSTEMS, INC.)

                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

2. SUBSTANTIAL DOUBT REGARDING ABILITY TO CONTINUE AS A GOING CONCERN

Since July 1990, the Company has been engaged almost exclusively in research and development activities focused on developing proprietary saliva based collection devices and rapid assays for infectious diseases. Other than sales of the Company's collection devices, the Company has not yet commenced any significant product commercialization. The Company has incurred significant operating losses since its inception, resulting in an accumulated deficit of $48,639,143 at December 31, 2005. Such losses are expected to continue for the foreseeable future and until such time, if ever, as the Company is able to attain sales levels sufficient to support its operations. There can be no assurance that the Company will achieve or maintain profitability in the future. Despite the Company's financings in 2005 and 2004 (See Notes 9 and 10), substantial additional financing will be required in future periods.

The Company's capital requirements have been and will continue to be significant. The Company's capital base is smaller than that of many of its competitors, and there can be no assurance that the Company's cash resources will be able to sustain its business. The Company is dependent upon its effort to raise capital to finance its future operations, including the cost of development, manufacturing and marketing of its products, to conduct clinical trials and submissions for FDA approval of its products and to continue the design and development of its new products. Marketing, manufacturing and clinical testing may require capital resources substantially greater than the resources available to the Company. The Company will continue to seek public or private placement of its equity securities and corporate partners to develop products. The Company's future capital needs will depend upon numerous factors, including the progress of the approval for sale of the Company's products in various countries, including the United States, the extent and timing of the acceptance of the Company's products, the cost of marketing and manufacturing activities and the amount of revenues generated from operations, none of which can be predicted with much certainty. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company's significant operating losses and significant capital requirements, however, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. INVENTORIES Inventories consisted of the following:

DECEMBER 31,
                        2005            2004
                      --------        --------
Raw materials         $ 46,376        $ 87,407
Finished goods           9,774          14,620
                      --------        --------
                      $ 56,150        $102,027
                      ========        ========

4. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

DECEMBER 31,

                                                       2005            2004
                                                     ---------       ---------
Machinery and equipment                              $ 628,443       $ 567,003
Vehicles                                                24,941          24,941
                                                     ---------       ---------
                                                       653,384         591,944
Less: accumulated depreciation and amortization       (558,076)       (518,675)
                                                     ---------       ---------
                                                     $  95,308       $  73,269
                                                     =========       =========

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
               (FORMERLY KNOWN AS SALIVA DIAGNOSTIC SYSTEMS, INC.)

                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

5. EQUIPMENT UNDER CONSTRUCTION

In 2004, the Company entered into agreements with vendors to have custom assembly machinery built. To date the Company has recorded charges of $664,401 towards this construction. As of December 31, 2005 the Company has completed paying for the equipment. The Company has already taken delivery of certain Equipment-under-construction. The rest of the equipment is undergoing testing at the equipment manufacturer before acceptance. The Company expects all Equipment-under-construction to be placed in service by May 2006.

6. DEFERRED COSTS

Deferred costs represent the value of payments of cash, warrants and shares issued to brokers and a shareholder as consideration for loan financing during the years. As of December 31, 2005, net deferred costs were $211,261, which are being amortized on a straight-line basis over the lives of the respective loan and debentures. Amortization expense for the years ended 2005 and 2004 was $119,139 and $85,198, respectively.

7. ACCRUED EXPENSES

Accrued expenses consist of the following:

DECEMBER 31,

                                 2005          2004
                               --------      --------
Accrued interest               $352,399      $228,773
Accrued legal expense                --       112,500
Other accrued liabilities        17,765        14,808
                               --------      --------
                               $370,164      $356,081
                               ========      ========

8. FINANCING FROM SHAREHOLDERS

Per a promissory note dated January 2004, Helenka Bodner agreed to advance or cause to be advanced to the Company from time to time, through December 31, 2005, up to the sum of $1,000,000 at the interest rate of 12% per annum in order to advance the process of the FDA approval of the StatSure(TM) HIV Rapid Test. The shareholder reserves the right to demand payment in full or in part at anytime on or after December 31, 2005. As of December 31, 2005, this loan has been repaid.

As of December 31, 2005, this same shareholder loaned the Company $172,055. The loan was to be repaid in 2005 and has no interest and no conversion features. The shareholder extended the loan and its terms to December 31, 2006, and the Company agreed to repay all borrowed funds with interest at 12% per annum.

Per a promissory note dated February 2003, Jules Nordlicht, another shareholder, agreed to advance in total or in installments, up to the amount of $1,000,000 to the Company. In November 2003 and August 2004, agreements were executed with this shareholder to cause additional advances in total or in installments up to the amount of $2,500,000 to advance the process of the FDA approval. In consideration for the financing, the Company agreed to repay such borrowed funds with accrued interest at 12% per annum and the shareholder reserves the right to demand payment in full or in part at anytime after December 31, 2006. As of December 31, 2005, the loan balance to this shareholder aggregated $1,932,099 which is reflected as a long term liability. An additional amount of $239,405 of interest on this note has been accrued during 2005 and remains owed as of December 31, 2005.The lender (J. Nordlicht) has filed a Uniform Commercial Code
(UCC) Lien on the Company's equipment and patents as security for this loan.

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
               (FORMERLY KNOWN AS SALIVA DIAGNOSTIC SYSTEMS, INC.)

                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

9. DEBENTURE PAYABLE

On January 19, 2005, the Company's board of directors authorized the issuance and sale and sale of up to three million dollars of convertible debentures. These debentures mature March 31, 2009 and carry an interest rate of 9% per year and are convertible into common stock at the lower of 66.6% of the valuation of the Company's next raise of equity or $1 per share. In accordance with EITF Issue 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", the Company had evaluated that the convertible debt had a beneficial conversion feature as the conversion price was less than the fair value of the Company's common stock on the measurement date. Accordingly, the Company recognized this beneficial conversion feature by charging an interest expense of $2,614,400 for the year ended December 31, 2005; and a corresponding credit to additional paid-in capital account. As of December 31, 2005; the Company had sold an aggregate of $1,510,000 in convertible debentures. During September 2005, a debenture in the amount of $60,000 was converted into 60,000 shares of common stock, resulting in the balance of outstanding debentures payables to be reduced to $1,450,000. Principal payments of debentures payable for the next 4 years are $362,500, $483,333, $483,333, and $120,834 and respectively. As of December 31, 2005, the
Company was in default on payment of interest on the debentures. As a result, in accordance with the debenture agreements, these debentures become payable on demand unless the default is waived by the investors. The amount of debentures at December 31, 2005 of $1,450,000 has therefore been reflected as a current liability.

10. EQUITY TRANSACTIONS

In January 2005, 200,000 warrants exercisable at a price of $.01 per share were issued as payment for services rendered to the Company. Based upon the market value of the common stock on the date of issuance, discounted 30% for its restriction, the Company recorded an expense and related additional paid-in capital of $280,000. These warrants were exercised in March 2005 and the Company received $2,000. The Company recorded $200 to common stock and $1,800 to additional paid-in capital.

Additional warrants exercisable into 1,000,000 shares at $.01 per share were converted during March 2005 into common stock, resulting in the issuance of 1,000,000 common shares. The Company recorded $1,000 to common stock and $9,000 to additional paid-in capital.

In March of 2005, 550,000 stock options were granted to Steve M. Peltzman, our CEO under an employment agreement. Of these options, 100,000 are vested immediately and are exercisable from September 1, 2005 until September 1, 2015 and the remaining options vest in three equal amounts annually, commencing on October 1, 2005. The Company has accounted for these options under the provisions of APB 25 "Accounting for Stock Issued to Employees" and related interpretations. On the date of grant, the Company recorded an increase in deferred compensation of $265,200 and corresponding increase in additional paid-in capital. The compensation cost related to the options is been deferred over a two-year employment period. The Company recorded $263,776 in non-cash stock based compensation expenses to recognize the compensation expense for the period ended December 31, 2005.

In May of 2005, 550,000 stock options were granted to Bruce Pattison, our President, under an employment agreement. Of these options, 100,000 are vested immediately and are exercisable from September 1, 2005 until September 1, 2015 and the remaining options vest in three equal amounts annually, commencing on October 1, 2005. The Company has accounted for these options under the provisions of APB 25 "Accounting for Stock Issued to Employees" and related interpretations. On the date of grant, the Company recorded an increase in deferred compensation of $226,700 and corresponding increase in additional paid-in capital. The compensation cost related to the options is being deferred over a two-year employment period. The Company recorded $225,197 in non-cash stock based compensation expenses to recognize the compensation expense for the period ended December 31, 2005.

During September 2005, a convertible debenture in the amount of $60,000 was converted into common stock, resulting in the issuance of 60,000 common shares during this period. The Company recorded $60 to common stock and $59,940 to additional paid-in capital on this transaction.

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
               (FORMERLY KNOWN AS SALIVA DIAGNOSTIC SYSTEMS, INC.)

                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

11. TRADING IN COMPANY'S SECURITIES

For the period of January 1, 2004 to July 2004, the Company's stock had traded on the OTC "Pink Sheets". From July 2004 through March 21, 2006, the Company's common stock traded on the OTC Bulletin Board market with the symbol SVAD. As of March 22, 2006, subsequent to the balance sheet date, the shares of the Company have been trading with the new symbol SSUR.

12. STOCK-BASED COMPENSATION PLANS

The Company has two stock option plans, a "1992 Plan", under which 350,000 shares of its common stock have been reserved for issuance, and a "1994 Plan", under which an additional 350,000 shares of its common stock have been reserved for issuance. Under both plans, the Company's Board of Directors may grant either incentive stock options with an exercise price of not less than the fair market value of the common stock at the date of grant or non-qualified stock options with an exercise price of not less than 85% of the fair market value of the common stock at the date of grant. The Board of Directors shall determine the period of each option and the time or times at which options may be exercised and any restrictions on the transfer of stock issued upon exercise of any options. Both plans also provide for certain automatic grants to each non-employee director at a price of 100% of fair market value of the common stock at the time of grant. Options generally vest over a period of six months and are exercisable over a period of five years.

The following table summarizes all stock option activity for options granted under the 1992 Plan and the 1994 Plan, and for non-plan options, during the years ended December 31, 2005 and 2004:

                                                          Weighted Average
                                    Number of Options      Exercise Price
                                    -----------------     ----------------
Outstanding at January 1, 2004             51,000              $19.23
Options granted                                --                  --
Options exercised                              --                  --
Options expired or canceled                    --                  --
                                        ---------              ------
Outstanding at December 31, 2004           51,000              $19.23
OPTIONS GRANTED                         1,100,000                0.82
OPTIONS EXPIRED OR CANCELED                    --                  --
                                        ---------              ------
OUTSTANDING AT DECEMBER 31, 2005        1,151,000              $ 1.64
                                        =========              ======

The following table summarizes the information about stock options outstanding at December 31, 2005:

            OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
---------------------------------------------   --------------------------------------
                                  WEIGHTED       WEIGHTED                     WEIGHTED
  RANGE OF         NUMBER          AVERAGE       AVERAGE        NUMBER        AVERAGE
  EXERCISE     OUTSTANDING AT     REMAINING      EXERCISE   EXERCISABLE AT    EXERCISE
 PRICES PER     DECEMBER 31,     CONTRACTUAL    PRICE PER    DECEMBER 31,    PRICE PER
    SHARE          2005         LIFE (MONTHS)     SHARE         2005           SHARE
------------   --------------   -------------   ---------   --------------   ---------
$0.1-$101.50      1,151,000          115          $1.64         551,000        $2.33

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
               (FORMERLY KNOWN AS SALIVA DIAGNOSTIC SYSTEMS, INC.)

                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

12. STOCK-BASED COMPENSATION PLANS (CONTINUED)

The following table summarizes the information about warrants outstanding:

                                                         WEIGHTED AVERAGE
                                    NUMBER OF WARRANTS    EXERCISE PRICE
                                    ------------------   ----------------
Outstanding at January 1, 2004           4,312,000         $0.01 - $335
Warrants granted                                --                   --
Warrants exercised                              --                   --
Warrants cancelled/expired                      --                   --
                                        ----------         ------------
Outstanding at December 31, 2004         4,312,000         $0.01 - $335
WARRANTS GRANTED                           200,000                 0.01
Warrants exercised                      (1,200,000)                0.01
WARRANTS CANCELLED/EXPIRED                      --                   --
                                        ----------         ------------
OUTSTANDING AT DECEMBER 31, 2005         3,312,000         $0.01 - $335
                                        ==========         ============

Of the above warrants, 2,000 expire in 2006, 60,000 in 2007 and 3,250,000 in 2013.

13. INCOME TAXES

The Company is in a net deferred tax asset position since it has generated net operating losses to date. No provision for or benefit from income taxes has been recorded in the accompanying statements of operations. The Company will continue to provide a valuation allowance of 100% of its deferred tax assets until it becomes more likely than not, in management's assessment, that the Company's deferred tax assets will be realized.

The Company has a net operating loss carryforward of approximately $49 million, which is available to offset future taxable income, if any, expiring through the year 2024. The Internal Revenue Code rules under Section 382 could significantly limit the future use of these losses based on ownership changes and the value of the Company's stock.

Deferred tax assets consist of the following at:

                                       DECEMBER 31, 2005    December 31, 2004
                                       -----------------    -----------------

Net operating loss carryforwards        $   17,100,000       $   15,400,000
Valuation allowance                        (17,100,000)         (15,400,000)
                                        --------------       --------------
Net deferred tax assets                 $           --       $           --
                                        ==============       ==============

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
               (FORMERLY KNOWN AS SALIVA DIAGNOSTIC SYSTEMS, INC.)

                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

14. OPERATING LEASES

The Company occupies premises in Framingham, MA. The lease has a three-year initial term ending March 31, 2008 and a base annual rental rate starting at approximately $26,350 and increasing to approximately $40,500 per year over that initial term. The lease also has a one-year renewal option at an annual base rental rate of approximately $40,500. The Company also occupies premises in Brooklyn, New York. This lease has a three-year term ending August 30, 2008 and a base annual rental rate starting at $15,000 and increasing to $15,913 per year.

Aggregated minimum future lease payments required under operating leases for offices leases are as follows:

Year ending December 31,

                        2006            $50,930
                        2007            $56,105
                        2008            $24,109

Total rent expense amounted to $38,537 and $12,344 for the years ended December 31, 2005 and 2004, respectively.

15. COMMITMENTS AND CONTINGENCIES

                                   LITIGATION

In March 2004, Chembio Diagnostic Systems, Inc. (the Company's former contract manufacturer) commenced an action in Federal Court, Eastern District of New York, seeking a declaration that the Company's US Patent No. 5,935,864 was invalid and not infringed. The Company had filed counterclaims for patent infringement seeking an injunction and damages. Some initial discovery took place, and the remainder of discovery had been stayed pending the Court's ruling interpreting the patent claims.

On September 27, 2005 the Hon. Joanna Seybert, issued her Claim Construction Ruling on the interpretation of the patent claims in the suit. The Court ruled that the Company's broader interpretation of its patent claims was correct, and rejected Chembio's arguments seeking to narrow coverage afforded by the Company's '864 patent.

With the broad scope of the '864 patent now established, the Company will seek an expedited Court schedule for remaining proceedings to recover damages and to enjoin Chembio from selling or offering for sale the Chembio Sure Check device. The Company considers this a major victory in the matter.

In and around January 2000, the Company received notice from the United States Patent and Trademark Office that Bayer Corporation filed a petition to cancel the Company's U.S. Trademark Registration No. 2,240,324, for the mark HEMA STRIP. The petition alleged that the Company's HEMA STRIP trademark would likely be confused with Bayer's federally registered trademark, for the mark HEMASTIX. The Company has settled this matter with Bayer and will change its brand name in a manner consistent with this agreement.

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
               (FORMERLY KNOWN AS SALIVA DIAGNOSTIC SYSTEMS, INC.)

                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

15. COMMITMENTS AND CONTINGENCIES (CONTINUED)

                               ECONOMIC DEPENDENCY

For the year ended December 31, 2005, sales to two customers were in excess of 10% of the Company's total sales. Sales to these customers were approximately $424,000 and $149,000 and accounts receivable from the customers as of December 31, 2005, aggregated $47,750 and $0, respectively. The loss of either of these customers could have a material adverse effect on the Company. The Company is continuing to seek new markets and sales opportunities for its products.

For the year ended December 31, 2005, purchases from three suppliers were in excess of 10% of the Company's total purchases. The purchases from these suppliers through December 31, 2005 were approximately $95,000, $55,000 and $46,000. The corresponding accounts payable at December 31, 2005, to the suppliers, aggregated approximately $1,000, $9,000 and $0.

For the year ended December 31, 2004, sales to three customers were in excess of 10% of the Company's total sales. Sales to these customers were approximately $584,000, $429,000 and $206,000 and accounts receivable from the customers as of December 31, 2004, aggregated $99,000, $82,616 and $102,477, respectively.

For the year ended December 31, 2004, purchases from four suppliers were in excess of 10% of the Company's total purchases. The purchases through December 31, 2004 were approximately $139,000, $96,000, $94,000 and $58,000. The corresponding accounts payable at December 31, 2004, to the suppliers, aggregated approximately $24,000, $9,000, $27,000, and $12,000, respectively. Under the disclosure requirements of SFAS No. 131, "Segment Disclosures and Related Information," we operate within one segment. Our products are sold principally in the United States and Europe. Segmentation of operating income and identifiable assets is not applicable since all of our revenues outside the United States are export sales.

Foreign sales during 2005 and 2004 were approximately $585,000 and $596,000, respectively. The following table represents total product sales revenue by geographic area:

                                           Year Ended
                                          December 31,
                                  ------------------------------
                                      2005              2004
                                  ------------      ------------
United States                     $    160,038      $    791,870
United Kingdom                         424,527           429,541
Canada, Americas, and Asia              67,419            56,493
Africa                                  93,048           110,370
                                  ------------      ------------
                                  $    745,032      $  1,388,274
                                  ============      ============

All of the Company's long lived assets are located in the United States.

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
               (FORMERLY KNOWN AS SALIVA DIAGNOSTIC SYSTEMS, INC.)

                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

15. COMMITMENTS AND CONTINGENCIES (CONTINUED)

                                    INSURANCE

Due to a lack of operations for the years ended December 31, 2005 and 2004, the Company decided to defer its costs by eliminating certain insurance coverage. As operations warrant, the Company will increase or re-instate insurance policies. The Company presently has no product liability insurance. The Company's current contract manufacturer has product liability insurance and the Company is named as a loss beneficiary. This insurance may not fully cover potential liabilities.

                                    ROYALTIES

In October 1999, the Company entered into a contract with Whatman International Limited, and licensed its Omni Swab patent exclusively to Whatman for the life of the patent, which expires in 2013. The contract also required the transfer of all Omni Swab tooling and equipment to Whatman. The licensing agreement included a $50,000 payment for the value of tooling, rights, and equipment, as well as a $50,000 advance fee to be applied toward future royalty payments. This $50,000 royalty advance was structured as to allow only a maximum of $5,000 of the $50,000 to be offset against owed royalties in any one quarter. The royalty fees due to the Company are based upon the following schedule:

10% of first $100,000 of total annual sales

9% of second $100,000 of total annual sales

8% of third $100,000 of total annual sales

7% of fourth $100,000 of total annual sales

6% of fifth $100,000 and greater of total annual sales

On May 12, 2000, the Company assigned the royalties representing the first 6% of total annual sales to Resonance Limited as consideration for investment banking and other services. The balance of such royalties will continue to accrue to the Company. Net royalties earned under this agreement for the years ended December 31, 2005 and 2004, aggregated $10,546 and $10,376, respectively.

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
               (FORMERLY KNOWN AS SALIVA DIAGNOSTIC SYSTEMS, INC.)

                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

16. SUBSEQUENT EVENTS

In January 2006, the Company granted options to its two outside directors, Richard Woodrich and Joseph Levi, to purchase in the aggregate 100,000 shares of the Company's common stock. The options vest quarterly in equal amounts over a period of three years, and are exercisable for seven years from the vesting date at an exercise price equal to the lower of $1.00 or two-thirds of the price of common stock established in any offering and sale occurring prior to April 30, 2006.

At the beginning of business on January 24, 2006, the Company effected a name change from Saliva Diagnostic Systems, Inc. to StatSure Diagnostic Systems, Inc., and the shares of the Company have been trading under that name, with the new symbol SSUR, since March 22, 2006. Coinciding with our corporate name change, the Company has changed the name of its Hema-Strip HIV test to StatSure(TM) HIV.

In February 2006, the Company engaged Chardan Capital Markets LLC. as its investment bankers. The Company agreed to pay a commitment fee of 300,000 shares of its common stock, of which 100,000 shares was issued in March 2006.

In March 2006, the Company received correspondence from the FDA stating that our Pre-Market Approval (PMA) submission is deficient and therefore will require additional clinical studies to amend the PMA. The FDA is requesting additional data. The Company feels strongly that our data is compelling and proves the sensitivity and specificity of our product. The Company and its regulatory consultants have scheduled a meeting with the FDA in May 2006 to discuss this matter in person.

In March 2006, previously issued warrants, exercisable into 1,500,000 shares at $.01 per share for total proceeds of $15,000, were converted into common stock, resulting in the issuance of 1,500,000 common shares.

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
                            CONDENSED BALANCE SHEETS

                                                                                            June 30, 2006      December 31, 2005
                                                                                             (Unaudited)
                                                                                            --------------       --------------
ASSETS

CURRENT ASSETS:
Cash and cash equivalents                                                                   $    1,074,554       $       76,321
Accounts receivable, net of allowance for doubtful accounts of $107,477 for
both 2006 and 2005                                                                                 198,140               69,741
Inventories                                                                                         55,511               56,150
Prepaids                                                                                             7,061               11,669
Due from shareholder                                                                                28,858                   --
                                                                                            --------------       --------------
Total current assets                                                                             1,364,124              213,881

Property and equipment, net of accumulated depreciation of $570,278 (2006)
and $558,075 (2005)                                                                                 83,105               95,308
Equipment under construction                                                                       664,401              664,401
Patents and trademarks, net of accumulated amortization of $141,603(2006)
and $125,876 (2005)                                                                                108,353               73,223
Deferred costs, less accumulated amortization of $404,879(2006)  and $260,739 (2005)                67,121              211,261
Deposits                                                                                            13,500               13,500
                                                                                            --------------       --------------
 TOTAL ASSETS                                                                               $    2,300,604       $    1,271,574
                                                                                            ==============       ==============

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
Note payable - shareholders                                                                 $      350,000       $      172,055
Debentures payable                                                                                 412,500            1,450,000
Accounts payable                                                                                    30,228               82,080
Customer advances                                                                                   31,792                2,000
Accrued expenses                                                                                   163,053              370,164
Accrued payroll  expense to officers                                                               175,799              234,750
Payroll and payroll taxes payable                                                                   76,513              102,441
                                                                                            --------------       --------------
Total current liabilities                                                                        1,239,885            2,413,490

LONG-TERM LIABILITIES
Note payable - shareholder                                                                       1,821,504            1,932,099
Deferred rent payable                                                                                9,026                6,190
Derivative instruments                                                                           8,629,488                   --
                                                                                            --------------       --------------
TOTAL LIABILITIES                                                                               11,699,903            4,351,779
                                                                                            --------------       --------------

COMMITMENTS AND CONTINGENCIES

Series 2006-A Convertible Preferred Stock: 2,500 shares authorized,
2,150 issued and outstanding                                                                             2                   --
                                                                                            --------------       --------------
SHAREHOLDERS' DEFICIT:
Series 1998-B Convertible Preferred Stock: 1,645 shares authorized,
none issued and outstanding                                                                             --                   --
Common stock, $.001 par value, 50,000,000 shares authorized, issued
and outstanding: 36,717,510 (2006) and 31,769,491 (2005)                                            36,717               31,769
Additional paid-in capital                                                                      46,916,179           45,530,096
Less: deferred compensation                                                                             --               (2,927)
Accumulated deficit                                                                            (56,352,197)         (48,639,143)
                                                                                            --------------       --------------
TOTAL SHAREHOLDERS' DEFICIT                                                                     (9,399,301)          (3,080,205)
                                                                                            --------------       --------------
 TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT                                                $    2,300,604       $    1,271,574
                                                                                            ==============       ==============

        The accompanying notes are an integral part of these statements.

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                   Three Months Ended June 30,            Six Months Ended June 30,
                                                 -------------------------------       -------------------------------
                                                     2006               2005               2006               2005
                                                                     (Restated)                            (Restated)
                                                 ------------       ------------       ------------       ------------
REVENUES:
Product Sales                                    $    231,007       $    176,534       $    444,066       $    441,007
Royalty Income                                             --                 --                 --                546
                                                 ------------       ------------       ------------       ------------
                                                      231,007            176,534            444,066            441,553
COST OF PRODUCTS SOLD                                  99,707             56,394            146,097            150,740
                                                 ------------       ------------       ------------       ------------
Gross profit                                          131,300            120,140            297,969            290,813
                                                 ------------       ------------       ------------       ------------
OPERATING EXPENSES:
Research and development                               73,466             84,556            142,615            161,556
Selling, general and administrative                   394,524            308,131            767,628            663,893
Stock based compensation and employment
recruiting expense-non cash                           229,793            324,938            518,029            833,309
                                                 ------------       ------------       ------------       ------------
                                                      697,783            717,625          1,428,272          1,658,758
                                                 ------------       ------------       ------------       ------------
Loss from operations                                 (566,483)          (597,485)        (1,130,30)         (1,367,945)
                                                 ------------       ------------       ------------       ------------

OTHER EXPENSES:
Interest expense-net                               (6,054,91)           (938,971)        (6,178,87)         (2,825,256)
Other expenses                                       (403,872)                --           (403,872)                --
                                                 ------------       ------------       ------------       ------------
Total other expenses:                              (6,458,789)          (938,971)        (6,582,751)        (2,825,256)
                                                 ------------       ------------       ------------       ------------

NET LOSS TO COMMON STOCKHOLDERS                  $ (7,025,27)        $(1,536,45)         (7,713,05)       $ (4,193,201)
                                                 ============       ============       ============       ============

BASIC AND DILUTED LOSS PER SHARE                 $      (0.20)      $      (0.05)      $      (0.23)      $      (0.13)
                                                 ============       ============       ============       ============

WEIGHTED AVERAGE NUMBER OF SHARES USED
IN BASIC AND DILUTED PER SHARE CALCULATIONS         35,296,87          31,709,49          33,531,30         31,709,491
                                                 ============       ============       ============       ============

        The accompanying notes are an integral part of these statements.

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                        Six Months Ended June 30,
                                                                                    ----------------------------------
                                                                                         2006                2005
                                                                                                          (Restated)
                                                                                    --------------      --------------
OPERATING ACTIVITIES:
Net loss                                                                            $   (7,713,054)     $   (4,193,201)
Adjustments to reconcile net loss to net cash  used in operating activities:
Depreciation and amortization                                                               27,930              25,280
Bad debt expense                                                                                --              51,982
Amortization of deferred costs                                                             144,140              57,143
Warrants issued for recruiting services                                                         --             280,000
Stock issued for consulting services                                                       175,350                  --
Options granted to employees                                                               331,057             553,309
Options granted to non-employee                                                             11,621
Beneficial conversion feature of convertible debentures                                         --           2,614,400
Interest expense on derivative instruments                                               5,990,440                  --
Induced conversion expense on debentures                                                   403,872                  --
Changes in assets and liabilities:                                                                                  --
Accounts receivable                                                                       (128,399)            143,594
Inventories                                                                                    639              13,060
Prepaids                                                                                     4,608             (23,426)
Accounts payable, accrued payroll expense to officers and accrued expenses                  49,676              29,920
                                                                                    --------------      --------------
Net cash used in operating activities                                                     (702,120)           (447,939)
                                                                                    --------------      --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment                                                          --            (122,729)
Acquisitions of patents and trademarks                                                     (50,857)             (1,600)
                                                                                    --------------      --------------
Net cash used in investing activities                                                      (50,857)           (124,329)
                                                                                    --------------      --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash overdraft                                                                                  --             (26,953)
Proceeds from shareholder loans                                                            289,722              30,000
Proceeds from issuance of debentures                                                            --           1,510,000
Repayments of debentures                                                                   (37,500)                 --
Repayment of shareholder loans                                                            (502,512)           (623,287)
Proceeds from issuance of common stock                                                      32,500               2,000
Gross proceeds from issuance of Series 2006-A preferred shares                           2,150,000                  --
Deferred financing cost                                                                         --            (160,000)
Payment for financing cost                                                                (181,000)                 --
                                                                                    --------------      --------------
Net cash provided by financing activities                                                1,751,210             731,760
                                                                                    --------------      --------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                                  998,233             159,492

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                              76,321             148,630
                                                                                    --------------      --------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                            $    1,074,554      $      308,122
                                                                                    ==============      ==============

SUPPLEMENTAL DISCLOSURE OF NON-CASH FLOW FINANCING ACTIVITIES:
During the six month periods ended June 30, 2006 and 2005, the previous years balance of accrued interest of $239,404 and $228,773, respectively, for a shareholder's loan was added to the loan balance
as principal                                                                        $      239,404      $      228,773
During the six month period ended June 30, 2005, 1,000,000 shares of common stock were issued for a warrant conversion at $.01 per share
Payment due of $10,000 was offset to a note payable to this
stockholder                                                                         $           --      $       10,000
Conversion of debenture and interest payable into common stock                      $    1,109,608                  --
During the six month period ended June 30, 2006, 470,312 warrants were issued to a placement agent and were recorded as Additional
paid in capital and Warrant liability                                               $      489,050                  --

        The accompanying notes are an integral part of these statements.

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
               NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
                                  JUNE 30, 2006

1. Description of Business

StatSure Diagnostic Systems, Inc., (SDS), a Delaware corporation (the "Company"), is primarily engaged in the development and marketing of oral fluid collection devices for the drugs of abuse market, and rapid immunoassays for use in the detection of infectious diseases. The Company believes that its patented platform for rapid testing of infectious diseases offers significant advantages over the competition, including ease-of-use, lower costs, and significantly reduced risk of infection from collecting and handling specimens. In the oral fluid collection market, the Company's platform has a patented internal quality control that indicates sufficient volume of the oral fluid ("volume adequacy indicator").

At the beginning of business on January 24, 2006, the Company effected a name change from Saliva Diagnostic Systems, Inc. to StatSure Diagnostic Systems, Inc. The shares of the Company have been trading under the StatSure name, with the new symbol SSUR, since March 22, 2006. Coinciding with our corporate name change, the Company has changed the name of its Hema-Strip HIV test to StatSure(TM) HIV.

In May 2002, the Company received its Investigational Device Exemption (IDE) from the U.S. Food and Drug Administration (FDA) for its Rapid Stat-Sure(TM) HIV Test [THE PRODUCT BRAND NAME WAS FORMERLY KNOWN AS HEMA-STRIP HIV; THIS PRODUCT LINE WILL HEREAFTER BE REFERRED TO AS THE STATSURE(TM) PRODUCT LINE AND THIS PRODUCT WILL BE KNOWN AS STATSURE(TM) HIV]. Upon termination of all business relationships with its then contract manufacturer, Chembio Diagnostic Systems, (CEMI.OB) the Company signed a Manufacturing / Research & Development Agreement with American Bio Medica Corporation, Nasdaq SC (ABMC), of Kinderhook, NY. Responsibilities of ABMC include the manufacture of the Company's StatSure(TM) HIV test and other products under appropriate and applicable regulatory, compliance standards. The Company filed a new IDE with the FDA naming ABMC as its contract manufacturer. This IDE submission to the FDA was made in October 2003. Thereafter, the Company conducted its clinical trials and submitted the modules of the Pre-Market Approval (PMA) to the FDA. In March 2006, the Company received correspondence from the FDA stating that our PMA submission is deficient and therefore will require additional clinical studies to amend the PMA. In May 2006, the Company met with the FDA, and was requested by the FDA to submit additional clinical data. The Company feels strongly that its data is compelling and proves the sensitivity and specificity of its product.

During the past year, the Company has received regulatory approval to market its StatSure(TM), HIV product in South Africa, Jordan and Guatemala and may receive similar approvals in several other countries in 2006. In March 2006, the Company received correspondence from the FDA stating that our Pre-Market Approval (PMA) for marketing in the United States submission is deficient and therefore will require additional clinical studies to amend the PMA.

On June 8, 2006, we completed a private placement of $2,150,000 with 10 institutional and accredited investors pursuant to the 2006 Series A Convertible Preferred Stock Agreement dated June 7, 2006. Net proceeds from the placement were approximately $1,969,000.

On July 31, 2006, subsequent to the Balance Sheet date, the Company signed a term sheet with Inverness Medical Innovations, Inc. (AMEX:IMA) to develop and market the Company's consumer diagnostic products for HIV. The parties have contracted to enter into a definitive agreement to cooperate in the Company's completion of the clinical studies of its rapid test HIV products, with Inverness Medical Innovations being appointed the Company's exclusive, worldwide licensee in the rapid testing product consumer markets, and appointed a non-exclusive licensee to market the Company's HIV barrel product to professional markets.

SDS is committed to and focused on the completion of the necessary requirements towards obtaining U.S. Food and Drug Administration (FDA), and other relevant regulatory approvals of our rapid HIV diagnostic tests technology. Although there is no assurance that we will receive such approval, we believe that the StatSure(TM) format, if approved for detecting antibodies to HIV-1 in fingerstick and venipuncture whole blood, serum and plasma samples, will have certain competitive advantages in the market for rapid HIV testing both in the United States and internationally.

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
                                  June 30, 2006

2. Substantial Doubt Regarding Ability To Continue As A Going Concern

Significant operating losses - accumulated deficit:

Since July 1990, the Company has been engaged almost exclusively in research and development activities focused on developing proprietary saliva based collection devices and rapid assays for infectious diseases. Other than revenues derived from private label and OEM sales of the Company's collection devices, the Company has not yet commenced any significant product commercialization. The Company has incurred significant operating losses since its inception, resulting in an accumulated deficit of $56,352,197 at June 30, 2006. Such losses are expected to continue for the foreseeable future and until such time, if ever, as the Company is able to attain revenue levels sufficient to support its operations. There can be no assurance that the Company will achieve or maintain profitability in the future. Substantial additional financing will be required in future periods.

The Company's capital requirements have been and will continue to be significant. The Company's capital base is smaller than that of many of its competitors, and there can be no assurance that the Company's cash resources will be able to sustain its business. The Company is dependent upon its effort to raise capital to finance its future operations, including the cost of development, manufacturing and marketing of its products, to conduct clinical trials and submissions for FDA approval of its products and to continue the design and development of its new products. Marketing, manufacturing and clinical testing may require capital resources substantially greater than the resources available to the Company. The Company will continue to seek public or private placement of its equity securities as well as corporate partnerships to develop products. The Company's future capital needs will depend upon numerous factors, including the progress of the approval for sale of the Company's products in various countries, including the United States, the extent and timing of the acceptance of the Company's products, the cost of marketing and manufacturing activities and the amount of revenues generated from operations, none of which can be predicted with much certainty. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company's significant operating losses and significant capital requirements, however, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. Summary of Significant Accounting Policies

Basis of Presentation:

The accompanying unaudited financial statements as of, and for the three and six month periods ended June 30, 2006 and 2005, have been prepared in conformity with accounting principles generally accepted in the United States of America. The financial information as of December 31, 2005, is derived from StatSure Diagnostic Systems, Inc. (the "Company") financial statements included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005. Certain information or footnote disclosures in this filing that are normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission for interim filings. In the opinion of management, the accompanying financial statements include all adjustments necessary (which are of a normal and recurring nature) for a fair presentation of the results of the interim periods presented. The accompanying financial statements should be read in conjunction with the Company's audited financial statements for the year ended December 31, 2005, as included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005. Operating results for the three and six month periods ended June 30, 2006 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2006, or any other portion thereof.

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
                                  June 30, 2006

4. Restatement

Prior to the filing of Form 10-KSB for December 31, 2005, the Company determined that its prior 2005 quarterly filings did not reflect a beneficial conversion feature on 9% convertible debentures issued in 2005 as required under EITF 98-5 "Accounting for Convertible Securities With Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", as amended by EITF 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments".

Further, the Company also revalued options granted to an employee using FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, an interpretation of APB Opinions No. 15 and No. 25 ("FIN 28"). The Interpretation clarifies the accounting for compensation related to variable stock options and specifies that compensation should be measured at the end of each period as the amount by which the quoted market value of the shares of the Company's common stock covered by a grant, exceeds the option price or value specified under the plan and should be accrued as a charge to expense over the periods the employee performs the related services. Changes in the quoted market value should be reflected as an adjustment of accrued compensation and compensation expense in the periods in which the changes occur until the date the number of shares and purchase price, if any, are both known.

The Company corrected the accounting for the above two errors on a period-to-date basis in the 2005 annual financial statements. The Statement of Operations for the three and six month periods ended June 30, 2005 is now being restated in this Form 10-QSB filing to give effect to the correction of these two errors and certain resulting reclassification adjustments, as further discussed below.

The Company raised a total of $1,510,000 from the issuance of convertible debentures in 2005. Refer to Note 6 for more information on the terms of these debentures. During the six months ended June 30, 2005, the Company had issued a total of $1,100,000 convertible debentures. On the date of issuance, a beneficial conversion feature of $2,614,400 was computed being the number of shares the debenture was convertible into multiplied by the difference between the conversion price of $1.00 and the fair value of the shares of the Company's common stock. The beneficial conversion amount had not been recorded earlier.

The Company had issued 1,100,000 options to two employees in the six months ended June 30, 2005. The exercise price was not determinable at the date of the grant and the options should have been accounted under FIN 28 as variable options. As a result, the compensation charge for these options has been restated to $553,309 from $128,994.

The Company has also reclassified a non-cash charge of warrants issued to non-employees for recruiting services of $280,000 from the "selling, general and administrative expense" line item to the "Stock based compensation and employment recruiting expense- non cash" line item.

As a result, the Statements of Operations and Cash Flows for the three and six month periods ended June 30, 2005 were restated to reflect these changes. The table below details the items affected by the restatement:

                                         Three months ended June 30, 2005     Six months ended June 30, 2005
                                          ------------------------------      ------------------------------
                                          As reported       As Restated       As reported       As restated
                                          ------------      ------------      ------------      ------------
STATEMENTS OF OPERATIONS:
Stock based compensation and
   employment recruiting expense-
    non cash                              $    120,084      $    324,938      $    408,994      $    833,309
Loss from operations                          (392,631)         (597,485)         (943,630)       (1,367,945)
Interest expense                              (109,571)         (938,971)         (210,856)       (2,825,256)
Net loss to common shareholders               (502,202)       (1,536,456)       (1,154,486)       (4,193,201)
Basic and diluted net loss per share             (0.02)            (0.05)            (0.04)            (0.13)

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
                                  June 30, 2006

STATEMENTS OF CASH FLOWS:                        Six months ended June 30, 2005
                                                 ------------------------------
                                                 As reported       As restated
                                                 ------------      ------------
Net loss                                         $ (1,154,486)     $ (4,193,201)
Adjustments to reconcile net loss to net
  cash used in operating activities:
Options granted to employees                          128,944           553,309
Beneficial conversion feature of convertible
    Debentures                                              0         2,614,400

The restatement had no impact on the net cash used in operating activities.

5. Geographic Area Information

Under the disclosure requirements of SFAS No. 131, "Segment Disclosures and Related Information," we operate within one segment. Our products are sold principally in the United States and Europe. Segmentation of operating income and identifiable assets is not applicable.

The following table represents total product sales revenue by geographic area:

                      For the three months        For the six months
                         ended June 30,             ended June 30,
                    ------------------------    ------------------------
                       2006          2005          2006          2005
                    ----------    ----------    ----------    ----------
United States       $   25,350    $    3,890    $   76,414    $  151,498
United Kingdom         186,202       148,906       345,138       229,404
Africa                      --        22,248           588        48,738
Other                   19,455         1,490        21,926        11,367
                    ----------    ----------    ----------    ----------
                    $  231,007    $  176,534    $  444,066    $  441,007
                    ==========    ==========    ==========    ==========

6. Debenture Payable

On January 19, 2005, the Company's board of directors authorized the issuance and sale of up to three million dollars of convertible debentures. These debentures mature March 31, 2009 and carry an interest rate of 9% per year and are convertible into common stock at the lower of 66.6% of the valuation of the Company's next raise of equity or $1 per share. In accordance with EITF Issue 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", the Company had evaluated that the convertible debt had a beneficial conversion feature as the conversion price was less than the fair value of the Company's common stock on the measurement date. Accordingly, the Company recognized this beneficial conversion feature by charging an interest expense of $2,614,400 for the year ended December 31, 2005; and a corresponding credit to the additional paid-in capital account. The Company had sold an aggregate of $1,510,000 of these convertible debentures. In September 2005, a debenture in the amount of $60,000 was converted into 60,000 shares of common stock. In May 2006, the Company issued 796,056 and 701,754 shares of common stock at $0.90 and $0.57 per share, respectively, for the induced conversion of $1,109,608 in convertible debentures with interest. The debenture holders accepted these shares as full consideration for the outstanding convertible debentures. The Company recognized an additional expense of $403,872 because of the induced conversion to the debenture holders pursuant to the accounting requirements of SFAS No. 84, Induced Conversions of Convertible Debt. The original terms of the debentures called for them to be converted at $1.00 per share. The Company induced the debenture holders to convert at $0.90 and $0.57 per share.

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
                                  June 30, 2006

As of June 30, 2006, there are outstanding $412,500 of 9% Convertible Debentures due in January 2009. Holders of the 9% Convertible Debentures are entitled to convert principal amounts into shares of common stock at a conversion price of $1.00.

The Company is in default on payment of interest on the debentures. As a result, in accordance with the debenture agreements, these debentures become payable on demand unless the default is waived by the investors. The amount of debentures at June 30, 2006 of $412,500 plus accrued interest of $3,671 has therefore been reflected as a current liability. All interest payments after the default date were made and are now current. The Company has not received any notice of default from any of the holders of the outstanding debentures.

7. Financing from Shareholder

Per a promissory note dated February 2003, Jules Nordlicht, a shareholder, agreed to advance in total or in installments, up to the amount of $1,000,000 to the Company. In November 2003 and August 2004, agreements were executed with this shareholder to cause additional advances in total or in installments up to the amount of $2,500,000 to advance the process of the FDA approval. In consideration for the financing, the Company agreed to repay such borrowed funds with accrued interest at 12% per annum and the shareholder reserved the right to demand payment in full or in part at anytime after December 31, 2006. On May 8, 2006 the shareholder agreed to extend the maturity date to December 31, 2008 provided that (i) a partial payment of $350,000 will be made by the Company on or prior to July 31, 2006 and (ii) accrued interest will be paid quarterly thereafter, commencing September 30, 2006. If the Company should default in these payments, the promissory note reverts to the original maturity date of December 31, 2006. As of June 30, 2006, the loan balance to this shareholder aggregated $2,171,504, of which $350,000 is reflected as a current liability and $1,821,504 as long term liability. An additional amount of $129,220 of interest on this note has been accrued during 2006 and remains owed as of June 30, 2006.The lender has filed a Uniform Commercial Code (UCC) Lien on the Company's equipment and patents as security for this loan.

8. Shareholders' Equity Transactions

In January 2006, the Company granted options to its two outside directors, Richard Woodrich and Joseph Levi, to purchase in the aggregate 100,000 shares of the Company's common stock. The options vest quarterly in equal amounts over a period of three years, and are exercisable for seven years from the vesting date at an exercise price equal to the lower of $1.00 or two-thirds of the price of common stock established in any offering and sale occurring prior to April 30, 2006.

In February 2006, the Company engaged Chardan Capital Markets LLC. as its investment bankers. The agreement is for a period of 12 months. For the advisory services, the Company has agreed to issue a total of 300,000 shares of its common stock of which 100,000 shares were issued on signing of the agreement and the remaining 200,000 shares are to be issued in eight equal installments of 25,000 shares on the 1st day of each month following the date of the agreement. As of June 30, 2006, the first four monthly installments totaling 100,000 shares had been earned and issued.

In March 2006, previously issued warrants, exercisable into 1,500,000 shares at $.01 per share for total proceeds of $15,000 were converted into common stock, resulting in the issuance of 1,500,000 common shares.

In May 2006, previously issued warrants, exercisable into 1,750,000 shares at $.01 per share for total proceeds of $17,500 were converted into common stock, resulting in the issuance of 1,750,000 common shares.

During May 2006, convertible debentures in the principal amount of $1,000,000 and accrued interest of $109,608 were converted into common stock, resulting in the issuance of 1,497,810 common shares. (See Note 6).

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
                                  June 30, 2006

On June 8, 2006, the Company completed a private placement of $2,150,000 with 10 institutional and accredited investors pursuant to the 2006 Series A Convertible Preferred Stock Agreement dated June 7, 2006. Net proceeds from the placement were approximately $1,969,000. The Company issued 2,150 shares of Series 2006-A Convertible Preferred Stock, par value $0.001 per share (the "Convertible Preferred Stock"), at a purchase price of $1,000 per share. Each investor also received a Series A Warrant (a "Warrant") to purchase up to 75% of the number of shares of common stock issuable to him upon conversion of his Convertible Preferred Stock. If all of the Warrants are exercised, the Company will issue a total of 2,015,625 shares of common stock. The warrants have a term of 5 years and an initial exercise price of $1.00 per share, subject to adjustment.

The Convertible Preferred Stock is convertible to shares of common stock at a conversion price of $0.50 per share, subject to adjustment in the event of certain corporate events such as merger, reorganization or future sale of securities at a price below the conversion rate. Cash dividends accrue on the Convertible Preferred Stock at the rate of 8% per annum, payable quarterly beginning in October 2006; or, at the Company's option, dividends are payable in shares of the Company's common stock, accruing at the rate of 10% per annum based on the volume-weighted average market price for shares of common stock for the 10 trading days preceding payment. The Company may mandate conversion of the Convertible Preferred Stock if the closing bid price of the common stock exceeds $2.50 for twenty (20) consecutive trading days. In the event of a merger or sale of more than 50% of the assets of the Company, or in the event shares of common stock issuable upon the conversion of Convertible Preferred Stock or exercise of warrants fail or cease to be registered as contemplated by the terms of the Certificate of Designation of the Relative Rights and Preferences of Series 2006 A Convertible Preferred Stock , the Convertible Preferred Stock is redeemable at a price of $1,000 per share, plus any accrued and unpaid dividends payable thereon, payable at the option of the Company in cash or in shares of the Company's common stock.

In connection with the issuance of the Preferred Stock and Warrants pursuant to the June 8, 2006 private placement described above, we agreed to file a registration statement with the Securities and Exchange Commission to register for sale the shares of common stock issuable upon conversion of Convertible Preferred Stock and the exercise of Warrants. The Company was required to file a registration statement on or before August 4, 2006, which was filed timely. If the registration statement is not declared effective by November 6, 2006, the Company will be required to pay 1% of the purchase price of the Convertible Preferred Stock for each 30 day period or portion thereof after such effective date until the registration statement is declared effective. This preferred stock is being reflected as temporary equity on the balance sheet as of June 30, 2006.

The Company has accounted for the conversion option in the preferred stock as an embedded derivative under the provisions of FAS 133: Accounting for Derivative Instruments and Hedging Activities. Pursuant to the provisions of Statement of Financial Accounting Standards No. 133, and EITF 00-19: "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" ("EITF 00-19"), the Company has recorded initially the value of the warrants and conversion option at $2,095,930 and $3,698,316, respectively which are reflected as derivative instruments on the condensed balance sheets. As the proceeds from the issuance of preferred shares of $2,150,000 are less than the combined fair value of the warrants and the conversion option, the difference of $3,644,248 has been charged to interest expense on derivative instruments, a non-operating expense, in the condensed statements of operations.

As of June 30, 2006, the liability for the value of the warrants and conversion option was "marked to market" and the difference of $786,660 and $1,375,978 have been accounted for as an increase to the interest expense on derivative instruments initially recognized in the condensed statement of operations. The liability for the value of the conversion option and warrants will be "marked to market"in future accounting periods until such time as they are exercised or they meet the criteria for equity classification.

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
                                  June 30, 2006

In connection with the June 8, 2006 private placement and pursuant to the advisory agreement between Chardan and the Company, the Company paid Chardan a placement fee of (i) $181,000 in cash and (ii) consultant warrants to purchase a total of 470,313 shares of the Company's common stock exercisable for ten years, consisting of 268,750 shares at an exercise price of $0.50 per share and 201,563 shares at an exercise price of $1.00 per share. The cash paid of $181,000 and the value of the warrants of $489,050 issued to the private agent have been accounted as additional paid in capital.

As of June 30, 2006, the liability for the warrants was "marked to market" and the difference of $183,554 has been accounted for as an increase to the interest expense in the condensed statement of operations. The liability for the value of the warrants will be "marked to market"in future accounting periods until such time as they are exercised or they meet the criteria for equity classification.

9. Stock Options

Accounting for Employee Awards:

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards ("FAS") No. 123 (revised 2004), Share-Based Payment ("FAS 123(R)"), which replaces FAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations. FAS 123 (R) requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, the Company adheres to the guidance set forth within Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 107, which provides the Staff's views regarding the interaction between FAS No. 123(R) and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies.

Prior to January 1, 2006, the Company accounted for similar transactions in accordance with APB No. 25 which employed the intrinsic value method of measuring compensation cost. Accordingly, compensation expense was not recognized for fixed stock options if the exercise price of the option equaled or exceeded the fair value of the underlying stock at the grant date.

While FAS No. 123 encouraged recognition of the fair value of all stock-based awards on the date of grant as expense over the vesting period, companies were permitted to continue to apply the intrinsic value-based method of accounting prescribed by APB No. 25 and disclose certain pro-forma amounts as if the fair value approach of SFAS No. 123 had been applied. In December 2002, FAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FAS No. 123, was issued, which, in addition to providing alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation, required more prominent pro-forma disclosures in both the annual and interim financial statements. The Company complied with these disclosure requirements for all applicable periods prior to January 1, 2006.

In adopting FAS 123(R), the Company applied the modified prospective approach to transition. Under the modified prospective approach, the provisions of FAS 123
(R) are to be applied to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date shall be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated for either recognition or pro-forma disclosures under FAS 123.

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
                                  June 30, 2006

As a result of the adoption of FAS 123 (R), the Company's results for the three and six month periods ended June 30, 2006 include share-based compensation expense totaling $166,443 and $331,057, respectively which pertains to selling, general and administrative expenses and has been included in a separate line item in the Statement of Operations. No income tax benefit has been recognized in the income statement for share-based compensation arrangements as the Company has provided a 100% valuation allowance on its net deferred tax asset. Stock compensation expense for employee options recorded under APB No. 25 in the Statement of Operations for the three and six months ended June 30, 2005 totaled $324,938 $553,309, respectively.

Stock option compensation expense in fiscal 2006 is the estimated fair value of options granted amortized on a straight-line basis over the requisite service period for the entire portion of the award. The Company has not adjusted the expense by estimated forfeitures, as required by FAS 123(R) for employee options, since the forfeiture rate based upon historical data was determined to be immaterial.

Accounting for Non-employee Awards:

The Company previously accounted for options granted to its non-employee consultants using the fair value cost in accordance with FAS 123 and EITF No. 96-18. The adoption of FAS 123(R ) and SAB 107 as of January 1, 2006, had no material impact on the accounting for non-employee awards. The Company continues to consider the additional guidance set forth in EITF Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees" ("EITF 96-18").

Stock compensation expense related to non-employee options was $11,621 and $0 for the six month periods ended June 30, 2006 and 2005, respectively. These amounts are included in Statement of Operations within the "Stock based compensation and employment recruiting expense-non cash" line item.

Pro Forma Information under SFAS No. 123 for Periods Prior to Adoption of FAS 123 (R):

There were no stock options granted in the three months ended June 30, 2006. The fair value for stock awards granted during the six month periods was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

                                               Three months ended June 30,            Six months ended June 30,
                                             -------------------------------       -------------------------------
                                                 2006               2005               2006              2005
                                                                (Pro forma)                           (Pro forma)
                                             ------------       ------------       ------------       ------------
Expected term (in years)                                5                  5                  5                  5
Expected stock price volatility                       182%               188%               182%               197%
Risk-free interest rate                              4.35%              3.75%              4.35%              4.01%
Expected dividend yield                                 0%                 0%                 0%                 0%
Estimated fair value per option granted             1.395              1.535              1.395              1.893

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
                                  June 30, 2006

The following table illustrates the effect on net income and earnings per share as if the fair value recognition provisions of FAS No. 123 had been applied to all outstanding and unvested awards in the prior year comparable period.

                                                              Three Month Period Ended       Six Month Period Ended
                                                                   June 30, 2005                 June 30, 2005
                                                                    (Pro forma)                   (Pro forma)
                                                                 -----------------             -----------------
Net loss as reported                                             $      (1,536,456)            $      (4,193,201)
Add: Stock-based employee compensation expense included
    in reported net loss, net of related tax affects                       324,938                       553,309
Deduct: Total stock-based employee compensation expense
    determined under fair value based method for all
    awards, net of related tax affects                                    (483,802)                     (729,760)
                                                                 -----------------             -----------------
Pro forma net loss                                               $      (1,695,320)            $      (4,369,652)
                                                                 =================             =================

Basic and diluted net loss per share:
As reported                                                      $           (0.05)            $           (0.13)
Pro forma                                                                    (0.05)                        (0.14)

The Company granted 100,000 and 550,000 employee stock options in the six months ended June 30, 2006 and 2005, respectively. The following table represents our stock options granted, exercised, and forfeited during the six month period ended June 30, 2006:

                                                         Weighted Average       Weighted Average            Aggregate
                                     Number of          Exercise Price per    Remaining Contractual     Intrinsic Value
        Stock Options                 Shares                Share ($)             Term (years)                 ($)
                                    ------------          -------------           -------------           ------------
Outstanding at January 1, 2006         1,151,000          $        1.65                    8.88           $    664,000
Granted                                  100,000                   1.00                      --                     --
Exercised                                     --                     --                      --                     --
Forfeited/expired                        (51,000)                 19.23                      --                     --
                                    ------------          -------------           -------------           ------------
Outstanding at June 30, 2006           1,200,000          $        0.85                    8.68           $    240,000
                                    ============          =============           =============           ============
Exercisable at June 30, 2006             516,667                   0.65                    8.75                205,833
                                    ============          =============           =============           ============

As of June 30, 2006, there was $419,315 of unrecognized compensation cost related to non-vested awards granted under the option plans, which is expected to be recognized over a weighted-average period of less than 1 year.

                        STATSURE DIAGNOSTIC SYSTEMS, INC.
                                  June 30, 2006

10. Contingencies

Legal Matters:

In March 2004, Chembio Diagnostic Systems, Inc. (the Company's former contract manufacturer) commenced an action in Federal Court, Eastern District of New York, seeking a declaration that the Company's US Patent No. 5,935,864 was invalid and that Chembio did not infringe the Company's Patent. The Company had filed counterclaims for patent infringement seeking an injunction and damages. Some initial discovery took place, and the remainder of discovery had been stayed pending the Court's ruling interpreting the patent claims.

On September 27, 2005 the Hon. Joanna Seybert, issued her Claim Construction Ruling on the interpretation of the patent claims in the suit. The Court ruled that the Company's broader interpretation of its patent claims was correct, and rejected Chembio's arguments seeking to narrow coverage afforded by the Company's '864 patent.

With the broad scope of the '864 patent now established, the Company is seeking to recover damages and to enjoin Chembio from selling or offering for sale the Chembio Sure Check device. Other than that set forth above, to the best knowledge of the Company, no other material legal proceedings are pending.

Economic Dependency:

For the six months ended June 30, 2006, sales to two customers were in excess of 10% of the Company's total sales. Sales to these customers were approximately $344,000 and $76,000 and accounts receivable from these customers as of June 30, 2006, aggregated $185,578 and $0, respectively.

During the second quarter of 2006, the Company had two customers that accounted for 94% of product sales ($185,000 and $32,000). The loss of either of these customers could have a material adverse effect on the Company. The Company is continuing to seek new markets and sales opportunities for its products.

For the six months ended June 30, 2006, purchases from five suppliers were in excess of 10% of the Company's total purchases. The purchases from these suppliers for the six months ended June 30, 2006 ranged from $13,000 to $32,000. The corresponding accounts payable at June 30, 2006, to these suppliers, was $1,245.

11. Subsequent Event

On July 31, 2006, the Company signed a term sheet with Inverness Medical Innovations, Inc. (AMEX:IMA) to develop and market the Company's consumer diagnostic products for HIV. The parties have contracted to enter into a definitive agreement to cooperate in the Company's completion of the clinical studies of its rapid test HIV products, with Inverness Medical Innovations being appointed the Company's exclusive, worldwide licensee in the rapid testing product consumer markets, and appointed a non-exclusive licensee to market the Company's HIV barrel product to professional markets.

                              AVAILABLE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with eh Securities and Exchange Commission. Copies of the reports, proxy statements and other information may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form SB-2 that we filed with the SEC. Some information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

o read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC's Public Reference Room; or

o obtain a copy form the SEC upon payment of the fees prescribed by the SEC.

                                  LEGAL MATTERS

Krieger & Prager, LLP of 39 Broadway, New York, NY 10006 has advised us about the legality and validity of the shares. Members of Krieger & Prager LLP hold warrants to acquire 60,000 shares of our common stock.

                                     EXPERTS

The financial statements of Statsure Diagnostic Systems, Inc. (formerly Saliva Diagnostic Systems, Inc.) as of and for the years ended December 31, 2005 and 2004, appearing in this Prospectus have been audited by Lazar Levine and Felix LLP, the Company's registered independent public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                                       42